Exhibit 10.1
SIGNATURE VERSION
CREDIT FACILITY AGREEMENT
of 18 May 2011
IN THE AMOUNT OF EUR 124,500,000
between
FIRST SOLAR MANUFACTURING GMBH
as Borrower
and
COMMERZBANK AKTIENGESELLSCHAFT
acting as Arranger
COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH
acting as Facility Agent
COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH
acting as Security Agent
and
additional Finance Parties

Table of Contents

1. DEFINITIONS AND INTERPRETATION	1

2. CREDIT FACILITY	12

3. PURPOSE	12

4. CONDITIONS OF UTILIZATION	12

5. UTILIZATION IN THE FORM OF LOANS	13

6. REPAYMENT	14

7. PREPAYMENT AND CANCELLATION	14

8. INTERST	18

9. INTEREST PERIODS	19

10. BREAK COSTS AND ALTERNATIVE INTEREST CALCULATION	20

11. FEES	21

12. TAXES	21

13. INCREASED COSTS	23

14. INDEMNITIES	24

15. MITIGATION	25

16. COSTS	25

17. PAYMENTS	26

18. REPRESENTATIONS	29

19. INFORMATION COVENANTS	33

20. FINANCIAL RATIOS (Financial Covenants)	37

21. GENERAL COVENANTS	37

22. EVENTS OF DEFAULT	43

23. SYNDICATION AGREEMENT	47

24. SECURITY POOL	53

25. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	59

26. CERTIFICATES AND CALCULATIONS	59

27. AMENDMENTS AND WAIVERS	60

28. CHANGES TO THE PARTIES	61

29. DISCLOSURE OF INFORMATION	63

30. PROVISIONS RELATING TO THE DEFICIENCY GUARANTY	64

31. TERMS OF FEDERAL/STATE GUARANTOR DECISION	68

32. SEVERABILITY	68

33. NOTICES	68

34. GOVERNING LAW AND JURISDICTION	69

35. CONCLUSION OF THIS AGREEMENT	70
Schedules

THIS AGREEMENT (hereinafter referred to as the “Agreement”) relating to a credit facility, which is partially secured by a government guaranty, was entered into by the following parties on 18 May 2011:
1.
FIRST SOLAR MANUFACTURING GMBH, a German limited liability company with its principal place of business in Frankfurt/Oder and recorded in the Commercial Register of the Municipal Court of Frankfurt/Oder under registration number HRB 11116, as borrower (hereinafter referred to as the “Borrower”);

2.	COMMERZBANK AKTIENGESELLSCHAFT, acting as arranger (in this capacity, hereinafter referred to as the “arrangeur”);
3.	the FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties), as lenders (hereinafter individually referred to as an “Original Lender”);
4.	COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH, acting as facility agent (in this capacity, hereinafter referred to as the “Facility Agent”); and
5.	COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH, acting as security agent (in this capacity, hereinafter referred to as the “Security Agent”).
IT IS AGREED AS FOLLOWS:
1. DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, the terms set forth below shall have the following meanings:
Acceptable Bank means:
a)
a financial institution that has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings or Fitch Ratings Ltd, or A-3 or higher by Moody’s Investor Services Limited; or

b)	any other financial institution that was approved by the Facility Agent (acting at the instruction of the Majority Lenders).
Adjustment Payment has the meaning given to that phrase in subsection 17.11 (Adjustment payment).
Administrative Party means the Arranger and each Agent.
Affiliate is an affiliated enterprise within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz — AktG).
Agent means the Security Agent and the Facility Agent.
Audit Period means every twelve (12) month period that ends on the last day of a fiscal year or the last day of a quarter of a fiscal year of the Borrower.
Authorizations and Approvals means any authorizations, consents, approvals, resolutions, licenses, permits, exemptions, registrations, concessions and notarizations.
Break Costs means the amount that a Lender can draw upon pursuant to section 10.4.
Business Day means a day (except Saturday or Sunday) on which banks in Frankfurt am Main and Luxembourg are open for ordinary business operations and which also is a TARGET Day.

Business Plan means the Borrower’s finance planning for fiscal year 2011, as of 3 Febraury 2011, as well as any business plan that is submitted in accordance with subsection 19.4 a) (Business Plan).
Capital Preservation Covenant means the covenant by First Solar Holding GmbH for the benefit of the State Guarantors and the Lenders, which includes, inter alia, the obligation not to bring about a resolution to reduce the share capital of the Borrower or to effectuate a payment from the capital reserves that would lead to the equity capital of the Borrower falling short of — the higher of the two following amounts:
a) EUR 27,189,000; or
b) EUR 173,216,596 reduced by the (i) investment subsidies and investment grants that have been disbursed or are still expected as well as (ii) loan amounts advanced under this Agreement and the outstanding Total Commitments.
Change of Control means that (i) one or more persons acting in concert acquire(s) a (direct or indirect) interest in the Guarantor representing 35% or more of all shares and/or voting rights, or (ii) the Guarantor (directly or indirectly) does not hold 100% of all shares and voting rights of the Borrower.
Commitment means the Commitment of the respective Lender listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) under the heading, “Commitment”, except insofar as such Commitment has been canceled or reduced in accordance with this Agreement.
Compliance Certificate means a confirmation that corresponds in material respects to Schedule 5 Part I (Form of Compliance Certificate) and from which, among other things, the calculation of the Financial Ratios is derived in accordance with section 20 (Financial Ratios (Compliance Certificate).
Confidential Information has the meaning given to that term in section 29 (Disclosure of Information).
Debt Service Reserve Account means the account described in subsection 21.22 (Debt Service Reserve Account) and pledged to the Security Agent.
Default means an event described in section 22 (Default).
Deficiency Guarantee means the deficiency guarantee [Ausfallsbürgschaft] granted by the Federal Republic of Germany and the German federal state of Brandenburg in accordance with the Federal/State Guarantor Decision [Bürgschaftsentscheidung] with respect to this Agreement for 70% of the total amount of the Facility.
Differential has the meaning given to that term in subsection 7.4 b) (Mandatory prepayments).
Disruption means either:
a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or other the transactions contemplated by the Finance Documents), which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	any event that leads to a technical or systematic disruption of the treasury or payments operations of a Party and prevents that or another Party from:
(i)	performing its payment obligations under the Finance Documents; or
(ii)	communicating with other Parties in accordance with the terms of the Finance Documents, and which, in either such case, is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Ebitda has the meaning given to that term in Schedule 5 Part II (Financial Ratios).

Element of Default means a Potential Event of Default or an Event of Default.
Environmental Approvals means all Authorizations and Approvals and the filing of any notifications, reports or assessments required under the Environmental Laws for the operation of the business by the Borrower in connection with Production Facility FFO2.
Environmental Claims means all claims, proceedings, formal notices or investigations of a person in respect of any Environmental Law.
Environmental Laws means all applicable laws, regulations and other generally binding legal norms relating to:
a)	pollution or protection of the environment;

b)	workplace conditions; or
c)
the generation, handling, storage, use, release or spillage of substances that, alone or in combination with other substances, are capable of causing harm to the environment including, without limitation, waste.

Equity Capital has the meaning given to it in Part II puff Schedule 5 (Financial Ratios).
EURIBOR, with respect to an Interest Period of a Loan or an overdue amount in EUR, is:
a)	the applicable Screen Rate; or
b)
if no Screen Rate is available for the respective Interest Period of a Loan or the overdue amount, then the arithmetic mean of such interest rates (rounded upward to four decimal places) that are quoted by the Reference Banks to leading banks in the European interbank market and that are supplied to the Facility Agent at its request, as of 11:00 a.m. Brussels time on the Quotation Day for the offering of deposits of a comparable amount in euro for a period that is comparable to the Interest Period of the relevant loan.
EUR means the common currency of the Member States of the European Union that participated in the third stage of the currency union.
Existing Lender has the meaning given to that term in subsection 28.3 (Transfers by Lender).
Facility means the loan facility described in section 2.1 (Amortizable loan).
Facility Office means any business office that a Lender designates to the Facility Agent (i) no later than the day on which it becomes a Lender, or (ii) in the event of a change after such date, upon advance notice of at least five (5) Business Days as the business office through which such Lender intends to perform its obligation under this Agreement.
Federal/State Guarantor Decision [Bürschaftsentscheidung], means the federal/state guarantor decision of 9 and 13 December 2010 relating to the Deficiency Guarantee (Ausfallsbürgschaft), as appended in Schedule 7 (Federal/State Guarantor Decision), including the “Instructions for Applying for Federal Loan Guarantees in Connection with Parallel State Guarantees” [“Hinweise für die Beantragung von Bundesbürgschaften unter Einbindung paralleler Landesbürgschaften”] in the version dated 10 May 2010.
Fee Letter means
a)
any letter between the Borrower and an Administrative Party relating to the fees set forth in subsections 11.2 (Arrangement fee), 11.3 (Administrative fee for the Facility Agent) and 11.4 (Administrative fee for the Security Agent); and

b)	the Mandate Letter between the Borrower and Commerzbank Aktiengesellschaft dated 8 October 2010, as amended.

Final Maturity Date means the day that is eight years and six months after the signing of this Agreement.
Finance Documents means:
a)	this Agreement;

b)	any Security Document;

c)	any Fee Letter;

d)	any Compliance Certificate;

e)	any Utilization Request;

f)	any Selection Notice;

g)	the Deficiency Guaranty and the Federal/State Guarantor Decision; and

h)	any other document designated as a Finance Document by mutual agreement of the Facility Agent and the Borrower.
Finance Party means the Lenders and each Administrative Party.
Financial Indebtedness means any indebtedness for or in respect of:
a)	loans and borrowings;

b)	bonds, debentures, commercial paper or comparable financial instruments;

c)	acceptance of drawn bills of exchange and the issuance of own bills of exchange;
d)	lease agreements insofar as the leased asset is required to be recorded as a financial lease under the applicable Generally Accepted Accounting Principles;
e)	the sale of receivables (except for sales of receivables without recourse, including so-called “echtem Factoring“ [“genuine” / non-recourse factoring”]) as well as Recourse Factoring;
f)
derivative transactions insofar as they hedge against fluctuations of markets, interest rates, prices or yields or produce proceeds (where the value of the derivative transaction is calculated on a marked-to-market basis);

g)
any other transaction that has the economic effect of a loan (including credit extended to suppliers under terms of payment greater than 360 days), whereas indebtedness under vendor financing with terms of payment less than 360 days shall not constitute financial indebtedness within the meaning of this Agreement; and

h)
any guaranty, bond, surety or indemnity, or any compensation or expense reimbursement claims for the benefit of any person with respect to the indebtedness described in the preceding paragraphs a) to g).

Financial Ratios means Minimum Liquidity, EBITDA and the Gearing Ratio.
First Utilization Date is the date on which the first Utilization occurs.
Gearing Ratio has the meaning given to that term in Schedule 5 Part II (Financial Ratios).
Generally Accepted Accounting Principles means, with respect to the annual financial statements of the Borrower and the German Group Companies, the generally accepted accounting principles in accordance with the German Commercial Code (Handelsgesetzbuch or “HGB”) and, with respect to the Business Plan, the quarterly financial statements of the Borrower and the consolidated financial statements of the Guarantor, US GAAP.
Group means the Guarantor, the Borrower, First Solar Holdings GmbH and First Solar GmbH.
Group Company means a member company of the Group.

Group Organizational Chart means the organizational chart of the Group appended in Schedule 6 (Group Organizational Chart), which reflects:
a)	all of the Group Companies and, except in the case of the Guarantor, their shareholders;
b)	the registered offices of the Group Companies set forth therein;
c)	the respective equity interests and, if different, voting rights (in each case in percent) within the Group; and
d)	all inter-company agreements concluded among Group Companies.
Guaranty means the unconditional and irrevocable guaranty under German law, which is issued by the Guarantor prior to the first Utilization and corresponds in material respects to the form appended in Schedule 9 (Form of Guaranty).
Guarantor means First Solar Inc., a corporation organized under the laws of the state of Delaware in the United States of America and which has its principal place of business in Tempe, Arizona.
Hedging Transactions means all derivative transactions that are entered into for the purpose of hedging against, or profiting from, interest rate or price fluctuations including, in particular, interest rate or currency swaps transactions, contracts capping interest rates, financial or commodities futures or contracts or options, agreements on fixed interest for future deposits or granted loans and similar agreements.
HGB means the German Commercial Code (Handelsgesetzbuch).
Impaired Facility Agent means the Facility Agent insofar as:
a)	such Facility Agent has not made a payment when due, though obligated to do so pursuant to the Finance Documents (or has advised a Party that it does not intend to make such a payment), unless
(i)	the delay in payment is due to technical or administrative causes or a Disruption and the payment is made within three (3) Business Days after falling due; or
(ii)	such Facility Agent disputes in good faith that it is contractually obligated to make the respective payment;
b)	such Facility Agent otherwise formally seeks to void a Finance Document or disavows or withdraws from such document;
c)	(if such Facility Agent is also simultaneously a Lender) such Facility Agent is a “Lender in Default” within the meaning of paragraph (a) or (b) of such definition; or
d)	such Facility Agent is in Insolvency.
Increased Costs means:
a)	any decrease in the yield of a Facility or of the rate of return of a Finance Party;

b)	all additional or increased costs; and

c)	any decrease of the amount due and payable under a Finance Document, to the detriment of a Finance Party or any of its Affiliates, if and insofar as such costs are related to a Commitment or the performance of obligations under the Finance Documents.

Industrial Property Rights means:
a)
all rights to domestic, European or other international current and future industrial property rights to which the Borrower is entitled. Industrial Property Rights shall include, in particular, the following: patents, supplementary protection certificates, utility models, industrial designs (including registered and unregistered community designs), topographies, plant variety protections, trademarks, company marks (to the extent separately transferable), titles of works, domain names, copyrights and related ancillary copyrights, database rights, know-how (insofar as such know-how can be the subject of separate rights) and all other intangible rights of the Borrower protected by German, European or any applicable state laws, including the registration of such rights; and

b)	all rights of use and licenses to Industrial Property Rights to which the Borrower is entitled.
Information Memorandum means the document dated 11 October 2010 in the form approved by the Borrower which, at the request of the Borrower and on its behalf, was prepared in relation to its business operations, Production Facility FFO2 and the use of the Facility and distributed by the Arranger on 12 October 2010 to selected banks and financial institutions.
Information Package means the Information Memorandum, the Original Financial Statements and the Business Plan, which was presented to the Facility Agent prior to the signing of this Agreement.
Insolvency means that:
a)
a Finance Party institutes or has instituted against it an insolvency proceeding or similar proceeding with respect to its assets or has applied for its dissolution or liquidation, or any such action has been taken by a government body, regulatory authority or similar institution in a jurisdiction in which such Finance Party was established or has its principal place of business or which has general jurisdiction over the Finance Party in matters relating to insolvency, supervisory issues or regulatory offenses;

b)	a Finance Party is over-indebted or insolvent or makes a written admission of insolvency;
c)	a Finance Party takes action seeking a moratorium, restructuring, a general composition or comparable accords with, or for the benefit of, its creditors;
d)
an insolvency proceeding or similar proceeding has been instituted with respect to the assets of a Finance Party, or a petition seeking the dissolution or liquidation of such Finance Party has been filed;

e)	an order has been issued relating to the liquidation, winding-up or receivership of a Finance Party;
f)	an administrator, preliminary liquidator, conservator, receiver, trustee, custodian or other similar official has been appointed for all or substantially all of the assets of a Finance Party;
g)	an event occurs that under the applicable laws has an effect on the Finance Party that is analogous to any of the events described in paragraphs a) to g); or
h)	a Finance Party takes any action in furtherance of, or indicating its consent to, or acquiescence in, any of the aforementioned events.
Interest Period means each period under this Agreement during which interest is charged for a Loan.
IFRS means the “International Accounting Standards” within the meaning of IAS Regulation 1606/2002, to the extent applicable to the preparation of the relevant financial statements.
Joint Venture means any joint venture company, irrespective of its form of organization, whether as a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Legal Reservations means all qualifications and reservations as to matters of law described in the Legal Opinions presented in accordance with subsection 4.1 (Required documents) including, in particular, such reservations that generally affect creditors’ rights in the event of insolvency, liquidation, restructuring or similar processes.

Lender means
a)	any Original Lender; and
b)	any person that, after the execution of this Agreement in accordance with section 28 (Changes to the Parties) becomes a Lender, in each case to the extent that the Original Lender or such person has not transferred all of its rights and obligations under this Agreement in accordance with the provisions of this Agreement.
Lender in Default is a Lender:
(a)
that has failed to make available its share of a Loan by the respective Utilization Date in accordance with subsection 5.4 b) (Loan disbursement) or has advised the Facility Agent that it will not make available its share of the Loan by the Utilization Date, unless

(i)	the payment default is due to technical or administrative causes or a Disruption and the payment is made within three (3) Business Days after falling due; or
(ii)	such Lender disputes in good faith that it is contractually obligated to make the respective payment;
(b)	such Lender has otherwise formally sought to void a Finance Document or disavows or has withdrawn from such Finance Document; or

(c)	such Lender is in Insolvency.
Loan, unless provided otherwise in this Agreement, means the principal amount of any utilization as a loan under the Facility or the outstanding principal amount of such utilization.
Majority Lenders means:
a)	as long as all Lenders are only the Original Lenders, Lenders:
(i)	whose aggregate Commitments are at least 59% of the Total Commitments; or
(ii)	insofar as the Total Commitments have been reduced to zero, whose Commitments immediately prior to the reduction totaled at least 59% of the Total Commitments; or
b)	as soon as an Original Lender has undertaken a Transfer to a New Lender, Lenders:
(i)	whose aggregate Commitments are at least 66 2/3% of the Total Commitments; or
(ii)	insofar as the Total Commitments have been reduced to zero, whose Commitments immediately prior to the reduction totaled at least 66 2/3% of the Total Commitments.
Mandatary means PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Lise-Meitner Str. 1, 10598 Berlin, or any other duly appointed mandatary of the State Guarantors with respect to the Deficiency Guaranty (in each case, individually or collectively).
Mandatory Costs means:
a)
in respect of any Loan as to which interest is to be charged in accordance with this Agreement, the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 9 (Mandatory Costs) as the weighted average of the additional costs incurred by the Lenders; and

b)
in respect of any other amount as to which interest is to be charged in accordance with this Agreement, the percentage rate per annum calculated by the Facility Agent by analogous application of the provisions of clause a), above.

Margin means the margin payable pursuant to this Agreement for Loans in the amount of 1.35% per annum.

Market Disruption Event has the meaning given to that phrase in subsection 0 (Market Disruption).
Material Adverse Change means any material adverse change with respect to:
a)	the business, the operations, the property or the condition (financial or otherwise) of the Borrower, the Guarantor or the Group;
b)	the ability of the Borrower or Guarantor to perform its material obligations under the Finance Documents; or
c)
the validity or enforceability of the Finance Documents or the rights of a Finance Party thereunder, or the validity and ranking of any Security actually or apparently perfected in accordance with the Transaction Security or a Finance Document.

Minimum Liquidity means the existing substantiated liquidity in available cash, with the exception of funds set aside in the Debt Service Reserve Account.
Net Financial Indebtedness has the meaning given to that term in Schedule 5 Part II (Financial Ratios).
Net Proceeds means the aggregate proceeds or income actually received in relation to any disposition of assets and the collection of insurance proceeds, but after deducting all (i) reasonable external costs and expenditures, (ii) Taxes and fees incurred and paid or to be paid by the Borrower, the amount of which is communicated to the Facility Agent, and (iii) any retention, reserves and provisions for warranties, guarantees and indemnities in connection with such disposition.
New Lender has the meaning given to that term in subsection 28.3 (Transfers by the Lender).
Original Financial Statements means
a)
with respect to the Borrower, (i) its most current audited and certified unconsolidated annual financial statements, which the banks had in their possession before or at the time this Agreement was executed and (ii) its most current unaudited and unconsolidated quarterly financial statements, which the banks had in their possession before or at the time this Agreement was executed (including an income statement, cash flow statement and balance sheet); and

b)
with respect to the Guarantor, its most recent certified and audited consolidated financial statements (together with the utilized reporting package prepared in accordance with US GAAP) that were presented to the banks prior to or upon execution of this Agreement; and

c)	with respect to First Solar Holdings GmbH and First Solar GmbH, their (to the extent available) audited and certified annual financial statements for the fiscal year ended 31 December 2009.
Participant has the meaning given to it in section 29 (Disclosure of Information).
Participating Member State means any Member State of the European Community that, at the time of the execution of this Agreement, has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
Party means a Party to this Agreement.
Payment has the meaning given to that term in subsection 17.11 (Adjustment payment).
Potential Event of Default is an event that would constitute an Event of Default after expiration of a deadline or after delivery of a notice or after a determination to be made pursuant to the Finance Documents.
Preferred Lender has the meaning given to that phrase in subsection 17.11 (Adjustment payment).

Production Facility FFO2 means the facility for the production of thin-film solar modules that will be constructed by the Borrower at the Production Site.
Production Site means the land parcels located at Marie Curie Straße in Frankfurt/Oder on which the Production Facility FFO2 will be constructed.
Progress of the Project means the progress of the construction in accordance with the project progress plan developed in consultation with the Facility Agent.
Pro Rata Share means:
a)	for the purpose of determining a Lender’s share of a Loan to be disbursed, the ratio of such Lender’s available Commitment to the aggregate of the available Commitments of all Lenders; and

b)	for all other purposes:
(i)	the ratio of such Lender’s Commitment to the Total Commitments; or
(ii)	if the Total Commitments have been canceled, then the ratio borne by such Lender’s Commitment to the Total Commitments immediately prior to their Cancellation.
Quasi-Security means the agreements and transactions listed in subsection 21.4 b) (Negative pledge).
Quotation Day means the second TARGET Day before the first day of an Interest Period or, if different, the day, as determined by the Facility Agent, on which quotations would normally be given in accordance with the market practices in the relevant interbank market.
Recourse Factoring [unechtes Factoring] means any factoring agreement pursuant to which the del credere function is retained by the factoring client or the factoring company is entitled to corresponding recourse or damages claims against the factoring client in case of a del credere event.
Reference Banks means Commerzbank Aktiengesellschaft, [Landesbank Baden-Württemberg and Norddeutsche Landesbank Girozentrale] as well as any other Lender that is designated by the Facility Agent pursuant to this Agreement after consultation with the Borrower.
Relevant Jurisdictions, with respect to the Borrower, means:
a)	the jurisdiction in which the Borrower is organized;

b)	the jurisdiction in which the Borrower has its registered office;
c)	any jurisdiction in which an asset subject to, or intended to be subject to, a Transaction Security created or intended to be created is situated;

d)	any jurisdiction in which the Borrower conducts its business;
e)	any jurisdiction the laws of which govern the creation (or elements of the creation) of a Transaction Security created or intended to be created by the Borrower.
Repeating Representations are all representations in section 18 (Representations) except subsection 18.7 a) (Threat of insolvency), subsection 18.10 (No registration or stamp taxes), subsection 18.11 (Tax withholding), paragraphs a), c), d) and e) of subsection 18.12 (No Misleading Information), subsection 18.13 (Financial statements), subsection 18.14 (Litigation), subsection 18.15 (No breaches or violations), subsection 18.16 (Environmental law), 18.17 (Security) and subsection 18.19 (Industrial property rights).
Secured Parties means the Lenders, the State Guarantors and the Administrative Parties.

Security Documents means:
a)	The security agreements specified in Part II (Security Agreements before the First Utilization) of Schedule 2 (Conditions of Utilization), and
b)	any other document by which security was or are intended to be created in order to secure claims of the Finance Parties against the Borrower under the Finance Documents.
c)
Screen Rate means the percentage rate per annum displayed on the appropriate page of the Reuters screen (EURIBOR01) for EUR and the applicable Interest Period. If the relevant page is replaced or the service ceases to be available, then the Facility Agent (after consultation with the Borrower and the Lenders) may specify a different page or service that displays the appropriate percentage rate.

Selection Notice means a notice that conforms in material respects to Schedule 3 Part II (Specimen of Selection Notice) by which the Interest Periods for Loans are extended.
State Guarantors means the Federal Republic of Germany as well as the Federal German State of Brandenburg.
Tax means any tax, levy, duty, fee or other charge or withholding of a similar nature (including any related late payment penalties and/or interest charges).
Tax Credit is a credit, discount, abatement or refund of a Tax.
Tax Payment is a payment by the Borrower to a Finance Party, made in connection with a Tax Withholding or indemnity that the Borrower pays in respect of Taxes under a Finance Document.
Tax Withholding is a deduction or withholding of Taxes from a payment under a Finance Document.
TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system for the settlement of payments in euro which utilizes a common platform and has been available since 19 November 2007.
Target Day means any day on which TARGET is open for the settlement of payments in euro.
Total Commitments means the aggregate of all Commitments of the Lenders listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) under the heading “Commitment”, except insofar as such Commitment has been canceled or reduced in accordance with this Agreement.
Transaction Security means the security created and to be created in accordance with the Security Documents and the other Finance Documents.
Transfer has the meaning given to it in subsection 28.3 (Transfers by the Lender).
Transfer Date in connection with an novation [Vertragsübernahme] of the agreement pursuant to subsection 28.5 (Transfer procedure) means the date contemplated in the Transfer Certificate or, if later, the date on which the Facility Agent countersigns the Transfer Certificate.
Transfer Certificate means a certificate that corresponds in material respects to the form appended as Schedule 4 (Form of Transfer Certificate).
US GAAP means the generally accepted accounting principles used in the United States of America insofar as they are applicable to the preparation of the relevant annual financial statements.
US Credit Agreement means the Amended and Restated Credit Agreement between, inter alia, the Guarantor as borrower, JPMorgan Chase Bank, N.A. as Administrative Agent and J.P. Morgan Securities LLC and Banc of America Securities LLC as Joint Lead Arrangers with respect to a loan amount of USD 600,000,000 dated 15 October 2010 and modified pursuant to an amendment agreement dated 6 May 2011.
Utilization means every utilization of the Facility in the form of a Loan.

Utilization Date is any day on which a Loan is disbursed or on which any other Utilization occurs.
Utilization Request means a request that corresponds in material respects to the form appended in Schedule 3 (Specimen of Utilization Request).
Utilization Period means, with respect to the Facility, the period that begins on the date of signing of this Agreement and ends seventeen (17) months later.
1.2 Construction
a)	Unless provided otherwise, any reference in this Agreement to the following terms shall be construed as follows:
(i)	A “person” includes any individual, corporate entity or partnership.
(ii)	Any reference to a Finance Document or other document is a reference to the most recent version of such document;

(iii)	An asset is any present or future non-current asset or current asset;

(iv)	References to the time of day refer to German time;
(v)	Words expressed in the singular include the plural, and words expressed in plural include the singular;
(vi)	The headings and the table of contents are provided solely for ease of reference and shall not be taken into account in the construction of the terms;
(vii)	All schedules to this Agreement are an integral part of, and incorporated by reference into, this Agreement;
(viii)
Except as expressly provided otherwise in any given case, all references to laws, contracts or other documents refer to their respective versions even if they were referred to by date. Corresponding references also extend to new laws, contract amendments or other documents that add to or replace the originally referenced laws, contracts or other documents, with the exception of the “Instructions for Applying for Federal Loan Guarantees in Connection with Parallel State Guarantees“, which always relate to and are based on the version of 10 May 2010; and

(ix)
If one or more persons act in concert, this shall have the meaning as defined in subsection 2 (5) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz or “WpÜG”).

b)	A reference to a month or several months shall mean a period that begins on one day of a calendar month and ends on the same day of the following or relevant subsequent calendar month, except:
(i)	insofar as such same day is not a Business Day, the period shall end on the next day of such calendar month (if applicable) and otherwise on the preceding Business Day;
(ii)	insofar as there is no same day of the relevant calendar month, the period shall end on the last Business Day of such calendar month; and
(iii)	irrespective of the foregoing subparagraph (i), a period that commenced on the last Business Day of a calendar month shall end on the last Business Day of the following or the relevant calendar month.
c)	A Potential Default or, as the case may be, a Default is continuing if it has not been cured or if no waiver declaration has been delivered with respect thereto by the applicable deadline.

2. CREDIT FACILITY
2.1 Amortizable loan
Subject to the terms of this Agreement, the Lenders shall make available to the Borrower an amortizable Loan in the amount of EUR 124,500,000 (“one hundred twenty four million five hundred thousand euro”) that can be utilized in the form of Loans in EUR.
2.2 Finance Parties’ rights and obligations
a)
The Finance Parties are not jointly and severally liable with respect to the obligations under the Finance Documents. The failure of a Finance Party to perform its obligations under the Finance Documents or its failure to do so on time shall not affect the obligations of the other Parties under the Finance Documents. No Finance Party is responsible for the performance of the obligations of any other Finance Party under the Finance Documents.

b)	Except as provided otherwise in the Finance Documents, any Finance Party can separately enforce its rights under the Finance Documents.
3. PURPOSE
a)
The purpose of the Facility is to finance and/or refinance the acquisition of a land parcel at the location of the Production Site, the construction of buildings at the location of the Production Site, the acquisition and installation of Production Facility FFO2 at the location of the Production Site, as well as the financing and/or refinancing of the assembly costs of the Production Facility.

b)	No Finance Party is obligated to monitor or otherwise verify the application of any Utilization under this Agreement.
c)
Upon request by a Finance Party or a State Guarantor (acting through the Facility Agent), the Borrower shall without undue delay furnish reasonable proof that a Utilization was applied in accordance with this section 3.

4. CONDITIONS OF UTILIZATION
4.1 Required documents
A Utilization Request may be submitted only when the Facility Agent has received all documents and evidence in accordance with Schedule 2 Part I (Original Conditions Precedent to Disbursement), in form and substance satisfactory to the Facility Agent. The Facility Agent shall without undue delay notify the Borrower and the Lenders as soon as the above-described conditions have been satisfied.
4.2 Further conditions of utilization
Subject to subsection 4.1 (Required documents), the obligation of each Lender under the Facility to make available its share of a Loan in respect of any disbursement of such Loan shall be subject to the further condition that, both on the date of submission of the Utilization Request and on the proposed Utilization Date:
(i)	no Element of Default is continuing or would result from the proposed Utilization;

(ii)	no Change of Control has occurred;
(iii)	a summary of all invoices, as well as copies of all invoices, that exceed EUR 1,000,000 have been presented that thus reflect the costs incurred for Production Facility FFO2; and
(iv)	the Repeating Representations (or, in the event of a Utilization on the First Utilization Date, the Representations in section 18 (Representations)) are true.

5. UTILIZATION IN THE FORM OF LOANS
5.1 Utilization Request
a)	The Borrower can utilize the Facility in the form of a Loan by delivering a duly completed Utilization Request to the Facility Agent.
b)
Except as otherwise agreed with the Facility Agent, a Utilization Request must have been received by the Facility Agent by no later than 11:00 a.m. three (3) Business Days before the requested Utilization Date.

c)	A Utilization Request is irrevocable.
5.2 Limits on Utilization
Except as otherwise agreed with the Facility Agent, no more than ten (10) Loans may be outstanding at any time.
5.3 Proper Form of a Utilization Request
A Utilization Request will be deemed to have been duly made only if:
a)	the Utilization Date is a Business Day that falls within the Utilization Period of the Facility;

b)	the amount of the Loan:
(i)	is at least EUR 10,000,000 or, if less, then the amount of the outstanding Total Commitments, and
(ii)
when aggregated with the sum of the nominal amounts of all outstanding Loans (including all other Loans that are pending on or before the scheduled date of granting the requested Loan for disbursement, but not including any Loans that are due to be repaid on or before the scheduled date of grant of the requested Loan), does not exceed the total amount of the Facility at such time;

c)	the requested Interest Period is in accordance with section 9 (Interest Periods); and

d)	the Loan is denominated in EUR.
5.4 Loan disbursement
a)	The Facility Agent shall without undue delay inform the Lenders of the details of a duly received Utilization Request and the amount of their respective share of the utilized Loan.
b)
Insofar as the conditions set forth in this Agreement have been satisfied, each Lender shall make available to the Facility Agent such Lender’s share of the Loan for the Borrower on the respective Utilization Date.

c)	Each Lender’s share of a Loan shall be determined by reference to its Pro Rata Share on the proposed Utilization Date multiplied by the amount of the utilized Loan.

6. REPAYMENT
6.1 Repayment
The Borrower shall repay the Facility in semi-annual installments in accordance with the following amortization schedule on the last Business Day of the respective month:

Repayment Date	Amortization Amount (EUR)
November 2012	8,300,000
May 2013	8,300,000
November 2013	8,300,000
May 2014	8,300,000
November 2014	8,300,000
May 2015	8,300,000
November 2015	8,300,000
May 2016	8,300,000
November 2016	8,300,000
May 2017	8,300,000
November 2017	8,300,000
May 2018	8,300,000
November 2018	8,300,000
May 2019	8,300,000
November 2019	8,300,000
In any event, the Facility shall be repaid in full on the Final Maturity Date.
7. PREPAYMENT AND CANCELLATION
7.1 Mandatory prepayment — Illegality
a)
If, after the conclusion of this Agreement, a Lender’s performance of its obligations under a Finance Document or the grant or perpetuation of such Lender’s share of a Loan would be illegal under the laws of any applicable jurisdiction and such Lender has informed the Borrower and the Facility Agent of such illegality, then

(i)	the obligation of the Lender to participate in further Utilizations shall cease and the Lender’s Commitment shall automatically be cancelled; and
(ii)	the Borrower shall prepay such Lender’s share of every outstanding Loan, unless the Borrower replaces the Lender in accordance with paragraph c).
b)	Subject to the provisions of paragraph c), the prepayment of a Lender’s share of a Loan shall be effectuated
(i)	either on the last day of the current Interest Period of the respective Loan; or
(ii)	if earlier, the day that the Lender has specified in its notice pursuant to paragraph a), above which, however, may not fall earlier than the last day of any applicable statutory grace period.
c)	If the conditions of paragraph a) are met, then the Borrower may notify the Facility Agent and the respective Lender upon advance notice of 5 Business Days that
i)
the respective Lender is being replaced and demand of the respective Lender (and such Lender shall comply with such demand insofar as legally permissible) to transfer the entirety of its rights and obligations under this Agreement by way of a transfer of the Agreement in accordance with section 28 (Changes to the Parties) to another Lender or another bank, financial institution, trust, fund or other entity selected by the Borrower that has consented to such transfer for a purchase price in cash payable at the time of the transfer equal to the respective Lender’s share of the nominal amount of the outstanding Loan, accrued interest, Break Costs and all other amounts payable pursuant to the Finance Documents, or

ii)
the Borrower intends to take on additional Financial Indebtedness in order to obtain an additional commitment in the amount of the Commitment canceled pursuant to subsection 7.1a)(i) and/or to refinance the repayment of Loans in accordance with subsection 7.1a)(ii). Such additional Financial Indebtedness is not a part of this Agreement and the respective lenders of such additional Financial Indebtedness will not participate in the Transaction Security.

The Borrower shall use its best efforts to first replace the relevant Lender in accordance with subparagraph i) above. Only after this effort has failed and the Borrower has confirmed to the Facility Agent in writing that despite the appropriate efforts, it was not in a position to replace the relevant Lender, may the Borrower take on additional Financial Indebtedness in order to make the repayment pursuanrt to subparagraph ii) above.
7.2 Mandatory prepayment — Change of Control
a)	The Borrower shall promptly notify the Facility Agent when it becomes aware of a Change of Control.
b)
In the event of a Change of Control, any Lender, at the earliest upon expiration of a thirty (30) day period but no later than sixty (60) days after notice of the occurrence of the Change of Control is made pursuant to paragraph a) above, upon notice to the Borrower and the Facility Agent, may

(i)	terminate all of such Lender’s Commitments with immediate effect; and
(ii)	demand that its share of the outstanding Loans, including accrued interest and all other amounts payable under the Finance Documents, be repaid.
Upon receiving notice of the termination by the respective Lender, the Borrower shall promptly pay the amounts due pursuant to subparagraph (ii).
7.3 Mandatory prepayment — Sales and insurance proceeds
a)	The Borrower shall ensure that the Net Proceeds from the sale of its assets, with the exception of:
(i)	proceeds from dispositions described in subsection 21.5 b)(i) to (iv) and (v) (Sales/ Disposals);
(ii)
proceeds from all sales that do not exceed a total of EUR 10,000,000 (if applicable after conversion to EUR) per fiscal year of the Borrower and EUR 50,000,000 (if applicable after conversion to EUR) during the entire term of this Agreement; or

(iii)
Net Proceeds that are reinvested within 360 days (or within a different period agreed to with the Facility Agent) in comparable or higher value assets of like kind that serve the core business of the Borrower or that, in respect of proceeds from the sale of receivables, are invested in the core business of the Borrower or with respect to their corresponding application the Borrower has entered into a binding contractual commitment within 120 days (or within a different period agreed to with the Facility Agent) and has furnished evidence thereof to the Facility Agent;

will be used in accordance with subsection 7.4 (Application of mandatory prepayments).

b)	The Borrower shall ensure the same for Net Proceeds from insurance proceeds insofar as they
(i)	are not needed and applied to satisfy liability to third parties arising out of the insured event;
(ii)
not applied within 360 days after receipt of the proceeds to the restoration of the asset damaged or destroyed in the insured event or to the acquisition of another comparable or higher-value asset of like kind that serves the core business of the Borrower, provided that the Borrower has entered into a binding contractual commitment within 180 days of receipt of the proceeds with respect to the restoration or acquisition and has furnished evidence thereof to the Facility Agent;

(iii)	are not less than EUR 50,000 per insured event and less than EUR 2,500,000 per fiscal year of the Borrower; or

(iv)	relate to benefits under a business interruption insurance policy.
7.4 Application of mandatory prepayments
Every amount to be applied toward mandatory prepayments pursuant to subsection 7.3 (Mandatory Prepayment — Sales and insurance proceeds) shall be credited as follows:
a)
If and insofar as Net Proceeds are required to be applied toward mandatory prepayments of the Facility pursuant to this section 7 (Prepayment and Cancellation), the Facility shall be reduced by such amount. If and insofar as the amount of Net Proceeds that is required to be applied toward mandatory prepayments of the Facility exceeds the available Total Commitments, the Borrower shall repay the appropriate differential (Differential) by repaying the outstanding Loans.

b)	Any amount to be credited pursuant to this subsection 7.4 by reason of mandatory prepayments shall also be applied toward a repayment already undertaken pursuant to subsection 6.1 (Repayment).
c)
Mandatory prepayments pursuant to subsection 7.4 (Mandatory prepayment — Sales and insurance proceeds) shall be due for repayment without undue delay after receipt by the Borrower of the Net Proceeds. Unless there is an Element of Default, the Borrower may specify that the mandatory prepayment occur on the last day of the respective Interest Period of a Loan. If the Borrower so specifies, then the Loan shall be due for repayment in the amount of the respective mandatory prepayment on the last day of such Interest Period. If the Borrower has so specified and subsequently a Element of Default occurs, then the corresponding mandatory prepayment shall be immediately due for repayment.

d)
With respect to mandatory prepayments by reason of the reinvestment periods provided in paragraphs a)(iii) and b)(ii) of subsection 7.3 (Mandatory prepayment — Sales and insurance proceeds), notwithstanding the preceding paragraph c) and as long as there is no Element of Default, mandatory prepayments shall be made on the last day of the respective Interest Period in which the respective reinvestment periods expire.

7.5 Automatic cancellation
The unutilized Total Commitments shall expire automatically at the close of business on the last day of the respective Utilization Period.
7.6 Voluntary cancellation
a)	The Borrower may voluntarily cancel the unutilized portion of the Total Commitments, either in whole or in part, by giving at least ten (10) Business Days advance notice thereof to the Facility Agent.
b)	Partial cancellations of the Total Commitments must be made in the amount of at least EUR 2,500,000 and whole multiples of EUR 500,000.
c)	Each partial cancellation shall be allocated pro rata to the Commitment of each Lender.

7.7 Voluntary prepayment
a)
The Borrower may voluntarily prepay a Loan at any time, either in whole or in part, prior to the last day of the current Interest Period of the respective Loan by giving at least ten (10) Business Days advance notice thereof to the Facility Agent.

b)	Partial prepayments of the respective Loans must be made in the amount of at least EUR 2,500,000 and whole multiples of EUR 500,000.
7.8 Prepayment and cancellation with respect to individual lenders
a)
If the Borrower is required to make a Tax Payment to a Lender in accordance with section 12 (Taxes) or pay Increased Costs in accordance with section 13 (Increased Costs) or the Lender becomes a Lender in Default, then the Borrower, by notice to the Facility Agent, may cancel such Lender’s Commitments and inform such Lender that the Borrower intends to repay such Lender’s share of the Facility or, as the case may be, replace the Lender in accordance with paragraph d).

b)	After the notice described in paragraph a) above:
(i)	the Borrower must repay (or, if applicable, prepay) the respective Lender’s share of all Utilizations at the time specified in paragraph c), below; and

(ii)	the respective Lender’s Commitment will be reduced to zero.
c)	Repayment (or, as the case may be, prepayment) shall occur:
(i)	either on the last day of the current Interest Period; or

(ii)	if earlier, then on the day specified by the Borrower in its notice.
d)	If the conditions of paragraph a) are satisfied, then the Borrower may,
(i)
upon notice of 5 Business Days, advise the Facility Agent and the respective Lender that the respective Lender is being replaced and demand of the respective Lender (and such Lender shall comply with such demand insofar as legally permissible) to transfer the entirety of its rights and obligations under this Agreement by way of an transfer of the Agreement in accordance with section 28 (Changes to the Parties) to another Lender or another bank, financial institution, trust, fund or other entity selected by the Borrower, which has consented to such transfer, for a purchase price in cash payable at the time of the transfer equal to the respective Lender’s share of the nominal amount of the outstanding Loan, accrued interest, Break Costs and all other amounts payable pursuant to the Finance Documents; or

(ii)
the Borrower intends to take on additional Financial Indebtedness in order to obtain an additional commitment in the amount of the Commitment canceled pursuant to subsection 7.8d)(i) and/or to refinance the repayment of Loans in accordance with subsection 7.8d)(ii). Such additional Financial Indebtedness is not a part of this Agreement and the respective lenders of such additional Financial Indebtedness will not participate in the Transaction Security.

e)	The replacement of a Lender pursuant to paragraph d)(i) shall be subject to the following conditions:
(i)	the Borrower may not replace any Administrative Party;
(ii)	neither the Facility Agent nor a Lender shall be required to find a replacement for a Lender; and
(iii)	the outgoing Lender pursuant to paragraph d)(i) is in no event obligated to repay or reimburse the fees and commissions received by such Lender under the Finance Documents.

7.9 Miscellaneous
a)
Insofar as facts exist that trigger a mandatory prepayment pursuant to subsection 7.3 (Mandatory prepayment — Sales and insurance proceeds), the Borrower shall promptly notify the Facility Agent thereof with an explanation of the underlying facts. Such notice shall also indicate how the mandatory prepayment in accordance with subsection 7.4 (Application of mandatory prepayments) will be applied.

b)
Any notice of prepayment and any cancellation by the Borrower under this Agreement is irrevocable and must specify the relevant dates and the specific Loans and Commitments. The Facility Agent shall without undue delay notify the affected Lender(s) of the receipt of such a notice.

c)
All prepayments under this Agreement must be made together with the interest accrued upon the prepaid amounts. Except as expressly provided otherwise, in the event of a payment that is not made on the last day of an Interest Period, Break Costs, if any, shall be reimbursed. No surcharges or contractual penalties shall be payable in respect of prepayments.

d)	The Majority Lenders may approve a shorter notice period for a voluntary prepayment or voluntary cancellation.
e)
The Majority Lenders may waive a mandatory prepayment pursuant to subsection 7.3 b) (Mandatory prepayment — Sales and insurance proceeds) before such prepayment comes due. After such prepayment is due, it can be waived only with the consent of all Lenders.

f)	Any sum repaid in respect of a Commitment pursuant to this Agreement may not be drawn down again.
g)	No amount of a Commitment cancelled pursuant to this Agreement may be subsequently reinstated.
7.10 Effect of cancellation and prepayment on regular payments and reductions
a)
If the Borrower cancels the Commitments, either in whole or in part pursuant to subsection 7.6 (Voluntary cancellation), subsection 7.8 (Prepayment and cancellation with respect to individual lenders) or if the Commitment of a Lender is reduced pursuant to subsection 7.1 (Mandatory prepayment — Illegality) or subsection 7.2 (Mandatory prepayment — Change of Control), then the amount of all subsequent Installments shall be reduced pro rata.

b)
If a Loan is repaid in accordance with subsection 7.1 (Mandatory prepayment - Illegality), subsection 7.2 (Mandatory prepayment — Change of Control), subsection 7.7 (Voluntary prepayment) or subsection 7.8 (Prepayment and cancellation with respect to individual lenders), then the amount of all subsequent installments shall be reduced pro rata.

c)	In the event of a prepayment of the Loan pursuant to subsection 7.3b (Mandatory prepayment — Sales and insurance proceeds), the amount of all subsequent installments shall be reduced pro rata.
8. INTERST
8.1 Calculation and payment of interest
a)	The interest rate for each Interest Period of a Loan corresponds to a percentage rate per annum which is the sum of the Margin and EURIBOR and Mandatory costs, if any.
b)	Except as otherwise provided in this Agreement, the Borrower shall pay the accrued interest on each Loan on the last day of the respective Interest Period.
c)
If an Interest Period greater than six (6) months has been agreed, then the accrued interest shall nevertheless be payable every 6 months from the date of disbursement and on the last day of the Interest Period.

8.2 Default interest
a)
If the Borrower fails to pay any amount (other than interest) owed by it under the Finance Documents on its due date, then the Borrower shall, upon demand of the Facility Agent, immediately pay interest on the overdue amount (other than interest) as of the due date until the date of the actual payment. The rate of interest on an overdue amount (other than interest) shall be determined in accordance with § 288 of the German Civil Code (BGB).

b)	If the Borrower fails to satisfy its obligations to pay interest when due pursuant to this Agreement, then the Borrower shall owe default damages as provided in §§ 247, 288 and 280 BGB.
c)	Any Finance Party may assert claims for greater damages with appropriate evidence. In a case under paragraph b), the Borrower shall be entitled to prove lesser damages.
8.3 Notification of Interest Rates
The Facility Agent shall without undue delay notify the affected Party of the determination of an interest rate under this Agreement.
9. INTEREST PERIODS
a)
Each Loan has successive Interest Periods. The first Interest Period of a Loan shall be specified by the Borrower in the respective Utilization Request, and every subsequent Interest Period shall be specified in an irrevocable Selection Notice that must have been received by the Facility Agent [Konsortialführer] no later than 11:00 a.m. three (3) Business Days before the Quotation Day for the relevant Interest Period. If a Selection Notice is not duly delivered, then the Interest Period for the respective Loan shall be (3) months.

b)
Subject to the following provisions of this section, the Interest Period for any Loan shall be three (3) or six (6) months, or any other period as agreed by the Borrower and all Lenders (acting through the Facility Agent).

c)	Interest Periods may not expire after the Final Maturity Date.
d)
Upon full Utilization of the Facility or, as the case may be, no later than the last day of the Utilization Period, all then outstanding Loans shall be consolidated in consultation with the Facility Agent into a single Loan with one Interest Period.

e)
The Facility Agent and the Borrower can reach additional agreements as necessary relating to the consolidation and/or division of Loans (including with respect to the Interest Periods). The Lenders hereby consent to any accordingly shorter Interest Periods during the Utilization Period.

f)
If the last day of an Interest Period is a day that is not a Business Day, then the Interest Period shall end instead on the following Business Day of the same month or, if there is no such Business Day in the respective month, then on the preceding Business Day, or if an Interest Period otherwise ends after the Final Maturity Date, then on the Final Maturity Date or, if the Final Maturity Date is not a Business Day, then on the preceding Business Day.

10. BREAK COSTS AND ALTERNATIVE INTEREST CALCULATION
10.1 Absence of quotations by a Reference Bank
If EURIBOR is to be determined by reference to quotations by the Reference Banks and if a Reference Bank has not supplied a quotation by 12:00 p.m. on the Quotation Day, then the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks, subject to the following provisions.

10.2 Market Disruption
a)
If a Market Disruption Event occurs in relation to a Loan in respect of any Interest Period, then the interest rate on each Lender’s share of that Loan for the relevant Interest Period shall be the sum of:

(i)	the applicable Margin;
(ii)
the interest rate that is notified to the Facility Agent by the respective Lender as soon as possible and, in any event, prior to the date on which interest is due to be paid in respect of that Interest Period and that expresses as a percentage rate per annum the costs to that Lender of funding its participation in such Loan from whatever source such Lender deems reasonable; and

(iii)	Mandatory Costs.
b)	In this subsection 10.2 (Market Disruption), any of the following events shall be deemed a Market Disruption Event:
(i)	EURIBOR is to be determined by reference to quotations by the Reference Banks and if none or only one of the Reference Bank has supplied a quotation by 12:00 p.m. on the Quotation Day; or
(ii)
before the close of business on the Quotation Day, the Facility Agent receives notification from at least two Lenders whose participation in the relevant Loan exceeds 30% of such Loan that their costs of obtaining congruent funding in the interbank market for the respective Interest Period would be in excess of EURIBOR.

10.3 Alternative basis of interest rates or funding
a)
If a Market Disruption Event occurs and the Facility Agent or the Borrower so demands, then the Borrower and the Facility Agent shall enter into negotiations for a period of not more than thirty (30) days with a view to agreeing on a substitute basis for determining the rate of interest and/or obtaining the funds for the relevant Loan. If no agreement is reached, the interest rate shall continue to be calculated as provided in subsection 10.2 (Market Disruption).

b)	Any alternative basis so agreed shall, with the prior consent of all Lenders and the Borrower, be binding on all Parties.
10.4 Break Costs
a)	If the Borrower repays a Loan on a day other than the last day of an Interest Period, then the Borrower shall repay the relevant Lenders any Break Costs for the current Interest Period.
b)	Break Costs shall be the Differential, as calculated in each case by such Lender, between
(i)
the interest (excluding the Margin) that such Lender would have received on its share of the prepaid Loan from the Business Day after the prepayment of the Loans to the last day of the current Interest Period of such Loan,

and
(ii)
the amount that such Lender would be able to obtain by depositing a sum equal to the prepaid amount with a leading bank in the European interbank market starting on the Business Day after the prepayment of the Loan to the last day of the current Interest Period of such Loan.

c)
Each Lender, at the request of the Facility Agent, shall deliver to the Facility Agent and the Borrower a confirmation in respect of the Break Costs incurred by such Lender in the respective Interest Period. At the request of the Borrower, the Facility Agent shall demand that the respective Lender provide a certificate of such confirmation.

11. FEES
11.1 Commitment fee
a)
The Borrower shall pay the Facility Agent for the account of the Lenders as of the day of signing of this Agreement to the end of the Utilization Periods a commitment fee equal to 35% of the Margin on the unutilized current total amount of the Total Commitments.

b)
Accrued commitment fees shall be payable quarterly in arrears or, as the case may be, at the end of the respective Utilization Period. Commitment fees that were accrued on such parts of the Total Commitments as were canceled or reversed shall be paid at the time that the cancellation or reversal becomes effective.

c)
A Lender in Default shall have no right to the commitment fee with respect to such Lender’s share of the unutilized Commitment for the period that such Lender is a Lender in Default, and the amount to be paid by the Borrower pursuant to subsection 11.1a) shall be reduced accordingly.

11.2 Arrangement fee
The Borrower shall pay the Facility Agent for the account of the Arranger the fees and charges as provided in the respective Fee Letter.
11.3 Administrative fee for the Facility Agent
The Borrower shall pay the Facility Agent for its own account a fee as provided in the respective Fee Letter.
11.4 Administrative fee for the Security Agent
The Borrower shall pay the Security Agent a fee as provided in the respective Fee Letter.
11.5 Participation fee
The Borrower shall pay the Facility Agent for the account of the Lenders a fee as agreed in the respective Fee Letters.
11.6 Waiver fee/ Change fee
For any change to the agreement or waiver granted at the request of the Borrower, the Borrower shall pay to the Facility Agent a waiver fee or, as the case may be, a change fee in the amount of EUR 2,500 per Lender to be paid over to the Lenders. The Lenders shall have the right to assert claims for fees in excess of such amount if the waiver or the change relates to matters that are material and/or involve lending criteria.
12. TAXES
12.1 Tax gross-up
a)	The Borrower shall make any and all payments owed under the Finance Documents without any Tax Withholding unless Tax Withholding is required by law.
b)
Upon the Borrower’s becoming aware that it is required to effectuate a Tax Withholding (or that there is any change in the rate or basis of a Tax Withholding), the Borrower shall without undue delay notify the Facility Agent thereof. Similarly, a Lender shall notify the Facility Agent upon becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender, then it shall notify the Borrower accordingly.

c)
If the Borrower is required by law to make a Tax Withholding, then the amount of the payment required to be made by the Borrower under this Agreement shall be increased to an amount which is necessary to insure that after making all Tax Withholdings, the amount received is the same amount that would have been received if the Borrower were not required to make such Tax Withholdings. The preceding sentence shall not apply if and insofar as a Tax Withholding would not be required, but is required as a consequence of a transfer as provided in subsection 28.3 (Transfer by the Lender) because the transferee is a party deemed to be resident for tax purposes in a country that has not entered into a double taxation agreement with the Federal Republic of Germany that provides for a partial or full exemption of interest payments. The preceding sentence shall also not apply if and insofar as the payee has failed to perform contractual or statutory obligations, or has failed to do so sufficiently and if, upon performance or sufficient performance of such obligations, the Borrower would not have been required to make the Tax Withholding.

d)	If the Borrower is required to make a Tax Withholding, then such Tax Withholding shall be effectuated in the amount and within the time required by law.
e)
Within thirty (30) days after making a Tax Withholding or any payment required in connection with that Tax Withholding, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence satisfactory to such Finance Party (in its reasonable discretion) that the Tax Withholding was made or that the appropriate Payment was paid to the relevant tax authority.

12.2 Tax indemnity
a)
Except as provided otherwise below, the Borrower shall pay each Finance Party an amount equal to any loss and indemnify such Finance Party for any liability that the respective Finance Party, in its determination, has incurred, directly or indirectly, by reason that a Tax is required to be paid in respect of a payment owed or made under the Finance Documents.

b)	Paragraph a) above does not apply:
(i)	to Taxes that
(A)
a Finance Party is required to pay under the laws of the jurisdiction in which that Finance Party has its registered office or, if different, the jurisdiction in which that Finance Party is treated as a resident for tax purposes; or

(B)
a Finance Party is required to pay under the laws of the jurisdiction in which that Finance Party’s Facility Office or business office is located in respect of amounts received or receivable by that Finance Party, to which its share of the Loan belongs;

to the extent that such Tax is imposed on, or calculated by reference to, the net income received or receivable by that Finance Party, provided that income deemed merely received or receivable shall not be taken into account; or
(ii)
insofar as a loss or liability is already being compensated for by a tax gross-up as provided in subsection 12.1 (Tax gross-up), or would have been compensated for had there not been a ground for exclusion under subsection 12.1c) (Tax gross-up); or

(iii)	to taxes, which are imposed pursuant to § 49 no. 5 c (aa) of the German Income Tax Act (“EStG”).
c)
Each Finance Party making or intending to make a claim under paragraph a) above shall without undue delay notify the Facility Agent of the event that will give, or has given, rise to the claim, after which the Facility Agent shall notify the Borrower.

d)	A Finance Party, upon receiving a payment from the Borrower under this subsection 12.2 (Tax indemnity), shall notify the Facility Agent.
e)
This subsection 12.2 does not apply to a Finance Party’s value-added tax claims or pre-tax compensation claims. Subsection 12.4 (Value-added tax) definitively governs matters related to value-added tax.

12.3 Tax credit
If the Borrower has made a Tax Payment and the relevant Finance Party thereupon determines that:
a)	a Tax Credit is attributable to such Tax Payment; and

b)	that the Finance Party has received and utilized that Tax Credit, then the Finance Party shall pay the Borrower an amount that such Finance Party determines will leave it in the same after-Tax position as it would have been in, had the Tax Payment not been required to be made by the Borrower.
12.4 Value-added tax
a)
Any amount owed by the Borrower under a Finance Document shall be paid exclusive of value-added tax (“VAT”) or any comparable Taxes that could be assessed in connection with such amounts. If any such VAT or comparable Tax is assessable, then the Borrower shall pay to the Finance Party, in addition to the amount owed, an amount equal to the amount of such tax. In such event, the respective Finance Party shall provide the Borrower with an invoice that satisfies the applicable legal requirements. Sentence 1 shall not apply in the event that the Borrower owes the tax in the context of a reversal of the tax liability as provided in §13b(5) of the VAT Act (Umsatzsteuergesetz) or any similar provision of law. A Finance Party shall not, without the consent of the recipient of a service, elect to have VAT apply with respect to a non-taxable service under a Finance Document.

b)
Where a Finance Document requires a Party to reimburse or indemnify a Finance Party for any cost or expense, such obligation shall also encompass in this respect VAT or comparable Taxes paid by that Finance Party insofar as no tax credit or refund can be obtained in respect of such amount.

13. INCREASED COSTS
13.1 Increased costs
Except as provided otherwise below, the Borrower shall pay a Finance Party an amount equal to any Increased Costs with respect to Interest Periods beginning on the day of the notice pursuant paragraph a) second sentence of subsection 13.2 (Claims) that the Finance Party or one of its Affiliates incurred as a result of:
a)	the enactment of, or any change to, a law or regulation or a change of interpretation or application of any law or regulation after the date of this Agreement; or

b)	compliance with any law or regulation enacted after the date of this Agreement.
13.2 Claims
a)
Each Finance Party intending to make a claim for Increased Costs shall notify the Facility Agent of the amount of the claim as well as the circumstances giving rise to the claim. The Facility Agent shall thereupon without undue delay notify the Borrower.

b)
Each Finance Party must, as soon as possible after a demand by the Facility Agent, present a certificate confirming the amount of its Increased Costs and must reasonably substantiate its calculation of the amount of such Increased Costs.

13.3 Exceptions
The Borrower shall not be required to make any payment for Increased Costs pursuant to subsection 13.1 (Increased costs) if such costs:
a)	are attributable to a Tax Withholding required by law to be made by the Borrower, given that the tax gross-up is covered only by subsection 12.1 (Tax gross-up);
b)
were compensated for by paragraph c) of subsection 12.1 (Tax gross-up) or subsection 12.2 (Tax indemnity) (or should have been compensated for but was not so compensated because of the exclusions in paragraph b) of subsection 12.2 (Tax indemnity));

c)	were already compensated for by the payment of the Mandatory Costs; or
d)	are attributable to the willful violation of any law or regulation by a Finance Party or its Affiliate.
14. INDEMNITIES
14.1 Indemnity for foreign exchange losses
a)
The Borrower shall indemnify any Finance Party for all losses and liabilities incurred by such Finance Party arising out of the circumstance that latter receives a sum in a currency other than that owed under this Agreement or the Borrower has been found liable judicially or extrajudicially for an amount under the Finance Documents in a currency other than that owed under this Agreement.

b)
To the extent permitted by law, the Borrower waives all rights (irrespective of the jurisdiction) to pay any amount under the Finance Documents in a currency other than the currency contractually agreed.

14.2 Other indemnities
The Borrower shall indemnify each Finance Party for all expenditures, costs or losses and hold such Finance Party harmless from liability (or, as the case may be, shall ensure that the Borrower indemnifies each Finance Party for all expenditures, costs or losses and holds such Finance Party harmless from liability), which such Finance Party incurs as a result of
a)	the occurrence of an Event of Default;
b)	the Borrower’s failure to pay any amount due under a Finance Document on its due date, including any loss or liability arising as a result of subsection 17.11 (Adjustment payment);
c)
the failure to disburse a Loan after submission of a Utilization Request for such Loan, if the failure to disburse was based on one or more provisions of this Agreement (provided this was not attributable to the culpable conduct o that Finance Party); or

d)	a Loan is not prepaid (either in whole or in part) in accordance with a notice of prepayment delivered to the Facility Agent.
14.3 Indemnification of the Agent
The Borrower shall indemnify the Agent for all expenditures, costs and losses and hold the Agent harmless from all liability incurred by the Agent as a result of
a)	an investigation of any circumstance and event that an Agent reasonably believes would constitute a Default; or

b)	acting or relying on any notice that the Agent fairly believes to be genuine.

14.4 Indemnification of the Administrative Parties
a)	The Borrower shall indemnify the Administrative Parties and the Mandatary for all expenditures, costs and losses and hold them harmless from all liability reasonably incurred by them
(i)	with respect to or as a result of
(A)	the creation, holding, defense or execution of the Transaction Security;
(B)	the exercise of any of their statutory or contractual rights in accordance with the Finance Documents, powers of attorney and remedies; or
(C)	any failure by the Borrower or the Guarantor to perform its obligations under the Finance Documents; or
(ii)
in connection with encumbered property or the performance of the requirements of the Finance Documents (except insofar as sustained as a result of gross negligence [grobe Fahrlässigkeit] or an intentional act or omission [Vorsatz]).

b)
In priority to any payment to the Lenders from the proceeds of any enforcement on the Transaction Security, the Security Agent may itself retain all sums necessary to give effect to the this section 14. The Security Agent shall have a lien on the Transaction Security and on the proceeds from the sale of the Transaction Security for all monies payable to the Security Agent.

15. MITIGATION
a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to prevent or mitigate the occurrence or detrimental effects of any matter described in subsection 7.1 (Mandatory prepayment — Illegality), subsection 12.1 (Tax gross-up), subsection 12.2 (Tax indemnity), subsection 13.1 (Increased costs) or subsection 3 of Schedule 8 (Mandatory Costs). This shall also include, to the extent reasonable, a transfer of its rights and obligations under the Finance Documents to an Affiliate or a change of the Facility Office.

b)	Paragraph a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
c)	The Borrower must without undue delay indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it on this basis of this section.
d)	A Finance Party is not obliged to take any action pursuant to this section if it reasonably believes that such action could be prejudicial to it.
16. COSTS
The Borrower shall reimburse every Administrative Party for:
a)
all reasonable, external costs and expenditures (including agreed legal costs and costs for persons engaged by any Administrative Party) that were incurred by them in connection with the negotiation, preparation, printing, execution and formal adoption of this Agreement, every document named herein, the Transaction Security as well as every other Finance Document (including any Finance Documents executed after the execution of this Agreement);

b)
all reasonable, external costs and expenditures (including agreed legal costs and costs for persons engaged by any Administrative Party) that were incurred by them in connection with any amendments, waivers or consents requested by the Borrower;

c)
all costs and expenditures (including agreed legal costs and costs for persons engaged by any Administrative Party) that were incurred by them in connection with the enforcement or protection of rights under any Finance Document (including the realization of the Transaction Security);

d)
all external costs and expenditures (including agreed legal costs and costs for persons engaged by any Administrative Party) that were incurred by them in connection with the inspection and realization of the Transaction Security as well as potential Transaction Security; and

e)
all external costs and expenditures (including agreed legal costs and costs for persons engaged by any Administrative Party) that were incurred by them in connection with the exercise of the ongoing work of the Security Agent in this capacity as a result of the occurrence of a Default or as a result of a request by the Borrower or the Majority Lenders.

17. PAYMENTS
17.1 Payments to Facility Agents
Each time that the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make this payment to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date.
17.2 Location
Except as otherwise provided in a Finance Document, all payments, which are required to be made by a Party to the Facility Agent under a Finance Document, must be made to the bank account specified for this purpose in advance by the Facility Agent.
17.3 Funds
Payments, which are made under the Finance Documents to the Facility Agent for value on the due date, shall be made at such times and in such funds specified by the Facility Agent of the affected Party as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
17.4 Currency
a)	Payments for Taxes, fees, costs and expenditures must be made in the currency of the relevant expenses.

b)	All other amounts payable under the Finance Documents must be paid in EUR.
17.5 Business Days
If, based on the Finance Documents, a payment is due to be made on a day that is not a Business Day, then it shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
17.6 Payment dates
If any Finance Document does not specify the due date for a specific payment by the Borrower to a Finance Party, then the payment shall be due three (3) Business Days after it is requested by the relevant Finance Party.
17.7 Distribution
a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall, except as otherwise stipulated, be transferred by the Facility Agent as soon as possible after it is received in the relevant Party’s account, which that Party must disclose to the Facility Agent for that purpose no less than five Business Days’ in advance.

b)
Repaid credit amounts (including voluntary unscheduled repayments), interest and commitment fees must be distributed pro rata to the Lenders. Reductions of the Commitments must also be carried out on a pro rata basis.

c)
The Facility Agent may credit any amount it receives on behalf of the Borrower against any amount due that is owed by the Borrower under the Finance Documents, or it may use this amount to purchase any currency required for this purpose.

d)
If a sum is paid to the Facility Agent under this Agreement for another Party, then the Facility Agent is under no obligation to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that payment. The Facility Agent may, however, assume that the payment to the Facility Agent has actually been effected and, relying on this assumption, make a corresponding amount available to the other Party. If it proves to be the case that the Facility Agent had not actually received that amount, then the Party, to whom that amount was paid by the Facility Agent, shall on demand without undue delay refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

17.8 Impaired Facility Agent
a)
If, at any time, the Facility Agent becomes an Impaired Facility Agent, the Borrower or Lender, which is required to make a payment under the Finance Documents to the Facility Agent in accordance with section 17.1 (Payments to the Facility Agent), may instead either pay that amount directly to the recipient entitled thereto or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph a) of the definition of “Acceptable Bank” in the name of the Borrower or Lender making the payment and designated as a trust account [Treuhandkonto] for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case, such payments must be made on the due date for payment under the Finance Documents.

b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective claims.
c)
A Party, which has made a payment in accordance with this section 17.8, shall be discharged of the relevant payment obligation under the Finance Documents and shall therefore not be exposed to any credit risk with respect to the amounts standing to the credit of the trust account.

d)
Promptly upon the appointment of a new Agent in accordance with section 23.11 (Resignation of the Facility Agent), each Party which has made a payment to a trust account in accordance with this subsection 17.8 shall give instructions to the bank with whom the trust account is held to transfer the amounts (together with any accrued interest) to the new Facility Agent.

17.9 No set-off or assertion of a retention right
All payments by the Borrower on the basis of the Finance Documents shall be made without any set-off or the assertion of a retention right, unless, (i) the Borrower has an undisputed or legally established claim or asserts a retention right in this respect or (ii) the set-off or assertion of a retention right is vis-à-vis a Lender that falls into the category of subsection (c) of the definition of Lender in Default.
17.10 Partial Payments
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, then the Facility Agent shall apply that payment towards the obligations under the Finance Documents in the following order (and among the Lenders based on their Pro Rata Share):
(i)	first, as pro rata payment of any unpaid fees, costs and expenses of the Administrative Parties;
(ii)	secondly, as pro rata payment of any accrued interest and fees under this Agreement; and

(iii)	thirdly, as pro rata payment of the accured amortization amounts owed under this Agreement; and
(iv)	fourthly, as pro rata payment of any other amounts due under the Finance Documents.
This provision will override any repayment appropriation [Tilgungsbestimmung] made by the Borrower.
17.11 Adjustment payment
If any amount owed by the Borrower under this Agreement to any Lender (the Preferred Lender) is settled through payment, set-off or in any other manner other than via the Facility Agent pursuant to the payment provisions of this Agreement (the Payment), then:
a)	the Preferred Lender must inform the Facility Agent of the details regarding the Payment within three (3) Business Days;
b)
the Facility Agent must determine whether the Payment was higher than the amount that the Preferred Lender would have received if the Facility Agent had received the Payment and distributed it in accordance with this Agreement; and

c)	the Preferred Lender must pay any such surplus amount to the Facility Agent (the Adjustment Payment).
17.12 Effect of the Adjustment Payment
a)
The Facility Agent shall treat the Adjustment Payment as if it were a payment by the Borrower pursuant to this Agreement and shall transfer it to the Finance Parties (with the exception of the Preferred Lender).

b)
After transferring the Adjustment Payment pursuant to subsection a) above, every Finance Party (with the exception of the Preferred Lender) shall assign to the Preferred Lender that portion of their own claim that is equivalent to their portion of the Adjustment Payment, so that after carrying out the assignments, the Borrower shall owe the Preferred Lender an amount which is equivalent to the Adjustment Payment and is immediately payable and of the same kind as the originally paid debt.

c)
If the Preferred Lender must later pay back a payment or any sum assessed in reference to the payment, and the Preferred Lender had made an Adjustment Payment in respect of this payment, then each Finance Party shall reimburse the Preferred Lender for the corresponding portion of the Adjustment Payment made to it and it shall rescind the assignments under subsection b).

17.13 Exceptions
Notwithstanding the other provisions of this section, a Preferred Lender is not required to make an Adjustment Payment, if:
a)	after making the Adjustment Payment, it would not have a valid claim against the Borrower in the amount of the Adjustment Payment; or
b)	it must share an amount received as a result of court or arbitration proceedings with another Finance Party and:
(i)	the Preferred Lender had informed Facility Agent about the court or arbitration proceedings; and
(ii)	the other Finance Party had the opportunity to participate in these proceedings but refrained from so doing and also did not file any separate court or arbitration proceedings.

18. REPRESENTATIONS
The Borrower (unless otherwise provided below) hereby makes with respect to itself the representations, which are set forth in this section 18 (Representations), to each Finance Party as of the date of this Agreement and the first Utilization.
18.1 Status
a)	The Borrower is a limited liability company [Gesellschaft mit beschränkter Haftung], duly incorporated and validly existing under the laws of Germany.
b)
The Borrower has the legal power and authority to sue or be sued in its own name, and has the right to dispose of its own assets and to carry on its business in each jurisdiction in which it holds assets or conducts business.

18.2 Binding obligations
Subject to the Legal Reservations:
a)	the obligations which it has assumed under the Finance Documents have been legally concluded and establish legally binding, lawful and enforceable obligations of the Borrower; and
b)
(without limiting the proposition set forth in paragraph a) above), each Security Document, to which it is a party, creates the security, which the relevant Security Document purports to create, and this security is valid and enforceable.

18.3 Power and authority
It has the power and authority to execute and perform the Finance Documents, to which it is or will become a party, and to enter into and perform the legally binding transactions contemplated therein, and it has taken any and all action required under company law and other steps in order to approve the execution and performance of the Finance Documents and the legally binding transactions contemplated therein.
18.4 No violation of legal duties
The conclusion and the performance of the Finance Documents and the creation of the Transaction Security do not violate:
a)	any laws or other regulations that apply to it;

b)	any provisions of its articles of association; or
c)
any other agreement, under which it or its assets are bound, and do not establish cause for termination under any such contract or give rise to an obligation to provide security in favor of third parties under such contract (with the exception of the Transaction Security);

to the extent that any such violation would lead to a Material Adverse Change, unless the conflicting provision is subject to the prior consent of a governing body within the company, a third party or some other person in order to conclude and perform or create items serving as Transaction Security and such consent had been previously obtained.
18.5 Approvals and authorizations
a)	All Authorizations and Approvals, which are necessary in order to:
(i)	allow it to lawfully sign the Finance Documents to which it is a party, and to exercise its rights and discharge its duties; and
(ii)	to make the Finance Documents, to which it is a party, an admissible form of evidence, have been obtained and are in full force and effect. The foregoing does not apply, however, to registrations and filings made under subsection 18.10 (No filing or stamp taxes), which were carried out without undue delay following the conclusion of this Agreement.

b)	All Authorizations and Approvals, which it requires
(i)	in connection with its business operation and the construction of the Production Facility FFO2; and
(ii)	in connection with the execution, performance, legal validity and enforceability of the Finance Documents as well as the transactions contemplated therein, have been obtained or were issued and are lawfully available, unless it is reasonably likely that the missing Authorizations and Approvals will not lead to a Material Adverse Change.
18.6 Governing aw and enforcement
Subject to the Legal Reservations:
a)	the courts of the Relevant Jurisdiction of the Borrower will recognize and enforce, as the governing law, the law that is stipulated in the Finance Documents; and
b)
any judgment, which is issued with respect to the Finance Documents, will be recognized and enforced in the Relevant Jurisdiction of the Borrower, and it is not entitled to assert in that jurisdiction any immunity that could protect it against set-offs, lawsuits, seizures, compulsory enforcement actions and other judicial proceedings.

18.7 Threat of Insolvency and Insolvency
There have been:
(i)	no actions taken under company law, judicial proceedings or any other steps, which are listed in subsection 22.7 (Insolvency proceedings), and
(ii)	no compulsory enforcement as described in section 22.8 (Compulsory enforcement)
a)	threatened in writing against the Borrower to the best of the Borrower’s knowledge, or
b)	instituted against it, and none of the facts described in subsection 22.6 (Insolvency) pertain to it.
18.8 Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with all of its other current and future, unsecured and unsubordinated payment obligations, except for those payment obligations that must be given preference by operation of the law.
18.9 No Element of Default
c)
There has been no Default, and as of the date this Agreement is concluded and the first Utilization Date, there will have been no Element of Default (Kündigungstatbestand), and the execution of the Finance Documents and the performance of the transactions contemplated therein (including the Utilizations) will not lead to an Element of Default.

d)
There are no other facts or circumstances that constitute cause for terminating (however described) another contract, to which it is bound, and that, either individually or collectively, are reasonably likely to lead to a Material Adverse Change.

18.10 No registration or stamp taxes
Under the laws of its Relevant Jurisdiction at the time this Agreement is concluded, there is no requirement either that the Finance Documents be filed, recorded or entered with any court or other government authority or that, in connection with the Finance Documents or the transactions contemplated therein (except for the enforcement of Transaction Security), a stamp tax, registration fees, notary fees or similar taxes or fees be paid, except for the filing and registration fees levied to transfer and create security interests on land [Grundpfandrechte] situated in Germany pursuant to Schedule 2 (Conditions of Utilization), Part II (Security Agreements prior the Initial Utilization) together with the notary fees or court costs related thereto.

18.11 Tax withholding
Payments under the Finance Documents to a Lender may be made without having to engage in any Tax Withholding.
18.12 No Misleading Information
a)	The Borrower has provided the Finance Parties with all facts and information which, in the Borrower’s opinion, are material for the decision by the Finance Parties to grant the credit.
b)
All written factual information (including annual and quarterly financial statements), which the Borrower or its advisors has disclosed to the Finance Parties or any of its advisors, is — in all material respects — true, correct and not misleading with respect to the date of its disclosure or the date to which the disclosure relates.

c)
The factual information contained in the Information Package was in all material respects true and correct as of the date the Information Package was produced or, if applicable, as of the date to which the factual information relates. The forecast figures contained in the Information Package were generated on the basis of the current information available at the time the Information Package was prepared and on the basis of assumptions, which the Borrower could have reasonably been expected to make as of the Information Package’s date following a reasonable estimation and after careful consideration and review, and these figures were approved by the Borrower’s managing directors. The Borrower believes that the forecast figures are realistic.

d)
Each financial projection contained in the Information Package was prepared after careful consideration and review as of the time it was made and on the basis of information then current and was predicated on reasonable assumptions.

e)
No circumstances have arisen and no information has been omitted from the Information Package, which if disclosed, would result in the information, opinions, expectations or projections contained in the Information Package being untrue or misleading in any material respect.

18.13 Financial statements
a)	Its annual and quarterly financial statements (including the Original Financial Statements), which were most recently delivered to the Facility Agent:
(i)	were continuously prepared on the basis of the Generally Recognized Accounting Principles and principles of recognized bookkeeping that are applicable in the country of its registered office; and
(ii)	give a true and fair view of its financial condition and results of operations as of the record of date of the financial statements;
unless information in the financial statements indicates otherwise in any given case.
b)
The Borrower represents that it has no material liabilities other than those disclosed in the Original Financial Statements, in the most recent quarterly financial statements or in the Information Memorandum.

c)
The Borrower represents that each business plan, which was delivered pursuant to this Agreement, was prepared after careful consideration and review and in good faith on the basis of assumptions which, from the Borrower’s perspective, were realistic as of the time the business plan was generated and delivered.

d)	Since the Date of the Original Financial Statements, no facts or circumstances have arisen that would lead to a Material Adverse Change.

18.14 No proceedings pending or threatened
a)
It is not the subject matter of any pending or — to the best its knowledge — threatened litigation, arbitration or administrative proceedings (including proceedings before cartel authorities) or investigations which, if adversely decided, could with a reasonable likelihood lead to a Material Adverse Change.

b)
It has not breached any provision of another document to which it is bound, nor violated any order or judgment issued by a court, arbitrator or regulatory agency, nor violated any law, regulation, directive or rule issued by a government agency, to the extent that such breach or violation could, either individually or collectively, lead to a Material Adverse Change.

18.15 No breaches or violations
a)	It is in full compliance with any and all applicable laws and regulatory/judicial orders, the violation of which could lead to a Material Adverse Change.
b)
To the best of its knowledge (after having duly and thoroughly inquired into the matter), the Borrower is not subject to any current or imminent labor disputes, which could lead to a Material Adverse Change.

18.16 Environmental law
a)
It is in compliance with subsection 21.3 (Environmental compliance) and to the best of its knowledge (after having duly and thoroughly inquired into the matter), there are no facts or circumstances that could jeopardize compliance to such extent that it could result in a Material Adverse Change.

b)
No Environmental Claims have been brought against it or threatened to be brought against it (to the best of its knowledge after having duly and thoroughly inquired into the matter), to the extent that such claims, if substantiated, could lead to a Material Adverse Change.

18.17 Security
Subject to the Legal Reservations, each Security Document creates a first priority security in rem/security interest [erstrangige dingliche Sicherheit] in the assets to which the Security Document relates, and there are no other security interests with higher or pari passu ranking, except where the respective Security Document has expressly permitted such priority (senior) rights.
18.18 Holder of assets and rights
a)
At any given time, it is the holder of all assets (as owner, tenant, lessee or licensee) that it requires in order to manage and maintain its current business operation and to construct and operate the Production Facility FFO2.

b)
It is the sole and lawful owner of its assets that, in accordance with the provisions of the Security Documents and subject to any exceptions therein such as retentions of title, are or are expected to be the subject matter of the Transaction Security.

18.19 Industrial Property Rights
It:
a)
is the sole lawful owner of, or has licenses under customary terms and conditions to, Industrial Property Rights, which are material for its business operation and for the construction of the Production Facility FFO2 and which are needed to continue managing the business operation, as it is currently being managed and as it is expected to be managed in the future;

b)	does not infringe the Industrial Property Rights of a third party to the extent that the infringement could lead to a Material Adverse Change; and
c)
has taken all formal steps (including paying fees and royalties) which are required in order to maintain the Industrial Property Rights which belong to it, provided that the maintenance of such Industrial Property Rights is necessary for its business operation.

18.20 Economic beneficiary
The Borrower represents that each Utilization, which it makes, will be undertaken solely for its own account.
18.21 COMI
The center of its main business interests (as defined in Article 3 (1) of the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings) is at the place of its registered office, and the Borrower maintains no establishment (within the meaning of Article 2 (h) of the aforementioned Regulation) in any other jurisdiction.
18.22 Times when representations made
a)
The Borrower makes with respect to itself the Repeating Representations as set forth in this paragraph a) to each Finance Party as of the times in this paragraph a), and the Repeating Representations relate to the circumstances existing as of the date of each Utilization Request and each first day of an Interest Period. In addition, the Repeating Representations will be deemed to have been made anew by the Borrower on the Utilization Date and the first date of each Interest Period.

b)	If a representation is made, it will relate to the facts and circumstances existing on the date that the representation was made.
19. INFORMATION COVENANTS
The obligations contained in this section 19 will remain binding and enforceable from the date this Agreement is concluded until all outstanding amounts under the Finance Documents have been fully repaid and as long as a Commitment is in force.
19.1 Financial statements and reports
The Borrower shall provide the Facility Agent with the following documents, both as originals (at the Facility Agent’s request, in sufficient quantities for the Lenders) and as electronic copies thereof (and with respect to the Guarantor’s documents, in either the German language or the English language):
a)
the annual financial statements (balance sheet, income statement and, in the case of subparagraph (i), the notes, management report and cash flow statement) for each fiscal year beginning with fiscal year 2010 for:

(i)	the Guarantor (consolidated and audited together with the audit and management reports);
(ii)	the Borrower (unconsolidated individual financial statements, but audited together with the audit and management report); and
(iii)	First Solar Holdings GmbH and First Solar GmbH (in each case the unconsolidated individual financial statements, but — if available — audited and/or consolidated);
with those documents being provided as soon as they become available but, in any case, no later than within 120 days following the end of each fiscal year: and
b)	a report on the use and processing of the Loan within 90 days after the end of each half-year; and

c)
the unaudited and unconsolidated quarterly financial statements (balance sheet, income statement) of the Borrower and the consolidated quarterly financial statements (balance sheet, income statement) of the Guarantor for each quarter as soon as those documents become available but, in any case, no later than within 90 days following the end of each quarter of the Borrower’s fiscal year. Each of these quarterly financial statements must contain, inter alia, information on the quarter in question, the year-to-date balance [Jahressaldo], the same quarter of the previous year and the year-to-date balance for the previous fiscal year. In addition, a report from the managing director(s) regarding the Progress of the Project must accompany each quarterly financial statement of the Borrower during the construction phase of the Production Facility FFO2.

All audited financial statements, which are submitted under this Agreement, must be audited by an independent and recognized auditor and certified with an unqualified audit report.
19.2 Auditor’s certificate
The Borrower’s auditor shall render an opinion in the context of its audit of the respective annual financial statements as to the extent to which the provision of goods and services between the Borrower and the Borrower’s or Guarantor’s Affiliates occurred on customary market terms. With respect to the loans between the Borrower and its or the Guarantor’s Affiliates, the auditor must merely certify that such loans were concluded on terms and conditions that are customary for intra-group lending transactions.
19.3 Requirements as to the financial statements
a)
In connection with the financial statements to be delivered in accordance with subsection 19.1 (Financial statements and reports), at least one managing director with sole representational authority or a registered attorney-in-fact (Prokurist) who is responsible for finance at the company in question must certify that the financial statements present a true and fair view of the financial condition and results of operation [vermittelt ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens,- Finanz- und Ertragslage] as of the date on which the financial statements were prepared. Such certification may either be contained in the relevant financial statement or be a separate certification.

b)
The Borrower shall ensure that all financial statements, which it is required to deliver pursuant to subsection 19.1 (Financial statements and reports), were prepared in accordance with the Generally Accepted Accounting Principles and, in the Borrower’s case, the commerical law principles for large corporations and using the accounting practices and financial reference periods consistent with those applied to the respective Original Financial Statements, unless the Borrower informs the Facility Agent about any changes.

19.4 Business Plan
a)
The Borrower shall provide the Facility Agent (at the Facility Agent’s request, in sufficient quantities for the Lenders) with the Business Plan for a given fiscal year as soon as it becomes available but no later than thirty (30) days after the commencement of that fiscal year, whereby the first delivery of the Business Plan must be made prior to the first Utilization.

b)	The Borrower shall ensure that each Business Plan:
(i)
in terms of its form and content matches the sample form agreed to before the conclusion of this Agreement and is acceptable to the Facility Agent and contains in sufficient detail its budgeted unconsolidated (or, if available, consolidated) quarterly income statement, annual balance sheet and cash flow statement, information on budgeted capital expenditures and a comparison to the previous Business Plan;

(ii)
was prepared on the basis of the Generally Acceptable Accounting Principles and using the accounting practices and financial reference periods consistent with those applied for the annual financial statements set forth under subsection 19.1 (Financial statements and reports); and

(iii)	was approved by one managing director with sole representational authority or by the registered attorney-in-fact who is responsible for finance at the Borrower.

19.5 Financial ratio — confirmation (Compliance Certificate)
a)
The Borrower shall provide to the Facility Agent a Compliance Certificate as well as all financial statements that the Guarantor is obligated to file pursuant to subsection 19.1 (Financial statements and reports) (a)(i) or (b), and such certificate shall (in reasonable detail) describe the following:

(i)
the calculation of the Financial Ratios provided in section 20 (Financial Ratios) as of the record date for each respective financial statement plus a detailed accounting signed by the CFO or treasurer of the Guarantor; and

(ii)	confirmation that no Element of Default exists.
b)
Each Compliance Certificate, which must be submitted together with the consolidated annual financial statements of the Guarantor, shall be based on the annual financial statements audited and confirmed by an independent and recognized auditor with respect to the calculation in (a)(i) of this subsection 19.5 and shall contain a list of the Guarantor’s Affiliates that were included in the calculation.

19.6 Miscellaneous information
The Borrower shall provide the Facility Agent with the following information either in a quantity sufficient for all Lenders or in electronic form:
a)	- at the same time as they are sent — any and all documents that the Borrower sends to all creditors generally;
b)	- without undue delay upon becoming aware of them — any details concerning all significant insurance cases and significant changes in the project workflow or project structure;
c)
- without undue delay upon the Borrower becoming aware of them — any details concerning any violations of the law and any judicial, arbitral or administrative proceedings of the Borrower (especially also with respect to Environmental Claims) or the Guarantor, which have arisen or are pending and which could reasonably be expected to lead to a Material Adverse Change;

d)
- without undue delay upon the Borrower becoming aware of it — any and all information regarding an earnestly threatened, written petition to commence bankruptcy or insolvency proceedings against the Borrower’s assets by a third party;

e)
- if demanded, then without undue delay — any and all additional information and documents relating to the financial situation and business activities of the Borrower and Guarantor which a Finance Party (through the Facility Agent) may demand in its discretion;

f)	- if demanded, then without undue delay — any and all additional information, which could be required under bank regulations and legislation;
g)
- without undue delay after becoming aware of them — any and all details concerning all receivables and sales or other transactions, which could result in a mandatory prepayment under this Agreement, including a Change of Control or a forthcoming Change of Control;

h)
- without undue delay — any and all information and documents, which a Finance Party (through the Facility Agent) in its discretion demands with respect to assets that are the subject matter of the Transaction Security or are related to the contractual performance of the obligations of the Borrower or of the Guarantor under the Security Documents;

i)
- without undue delay after they have been received — copies of any opinions relating to the Financial Ratios issued by auditors engaged by the Guarantor, insofar as the Guarantor makes them available to one of its other creditors; and

j)
- without undue delay after they have been sent — copies of all correspondence with the Mandatary, acting in its capacity as the mandatary of the Federal Government and the German State Government of Brandenburg in connection with the Federal/State Guarantor Decision, the Deficiency Guaranty or this Agreement.

19.7 Notification of an Element of Default
a)
The Borrower shall notify the Facility Agent of the existence of an Element of Default without undue delay after learning thereof, and the Borrower shall without undue delay explain what measures it has taken or initiated in order to remedy this Element of Default.

b)
Without undue delay following the Facility Agent’s demand, the Borrower shall deliver a confirmation, which is signed either by a managing director with sole representational authority or by two managing directors with joint representational authority or by one managing directing and registered attorney-in-fact collectively and which states that no Element of Default is continuing (or, if an Element of Default is continuing, then indicates which Element of Default is present and what measures were taken or initiated to eliminate it).

19.8 “Know your customer” checks
a)
Without undue delay after the Facility Agent’s request, each Lender shall provide any and all documents and other evidence, which the Facility Agent has reasonably requested, to the Facility Agent so that the Facility Agent can engage in the “know your customer” check or other identification process which, under the rules for preventing money laundering, is required for the transactions contemplated in the Finance Documents, and in the reviews mandated under the German Banking Act or comparable foreign rules.

b)
The Borrower shall ensure that it itself as well as the Guarantor shall — without undue delay after the request is made by the Facility Agent or a Lender — provide all documents and evidence, which the Facility Agent (for itself or for a Lender) or a Lender (or a potential new Lender) has reasonably requested, so that the Facility Agent, the Lender or the contemplated new Lender can engage in the identification measures which, under the provisions for preventing money laundering, are required for the transactions contemplated in the Finance Documents and in the reviews mandated under the German Banking Act or comparable foreign rules.

19.9 Electronic disclosure of the information
The Borrower may discharge its obligations to submit information in accordance with paragraph a) of subsection 19.1 (Financial statements and reports) by publishing that information electronically on a website, which the Borrower would specifically designate for that purpose, provided that the Borrower discloses to the Facility Agent the IP address (and if necessary any related passwords) of such a website (which the individual Lenders will receive from the Facility Agent). If a Lender objects to the provision of the information electronically or if it cannot access the website designated by the Borrower either generally or under specific circumstances, then that Lender may demand through the Facility Agent that a copy of the information be furnished in hard copy form. Upon such a demand, the Borrower shall furnish a hard copy of the information to the Facility Agent (in sufficient copies for each Lender that makes such a request) within five (5) Business Days. The Borrower shall in any case provide to the Facility Agent at least one hard copy of the information required to be submitted under paragraph a) of subsection 19.1 (Financial statements and reports).

20. FINANCIAL RATIOS (Financial Covenants)
20.1 Covenants to comply with the Financial Ratios
The Borrower shall ensure that the Group on a consolidated basis will comply with the Financial Ratios set forth in Part II (Financial Ratios) of Schedule 5 beginning on the date this Agreement is signed and throughout the periods indicated in Part II (Financial Ratios) of Schedule 5.
20.2 Monitoring compliance with the Financial Ratios
a)
The Financial Ratios must be tested for each Audit Period by reference to the quarterly or annual financial statements of the Guarantor, which must be made available in accordance with subsection 19.1 (Financial statements and reports), as of the last day of the financial quarter. The period-base figures factored into the Financial Ratios (e.g., EBITDA) relate on a rolling basis to each preceding 12-month period.

b)	All Financial Ratios must be calculated on the basis of the the provisions of the 15 October 2010 version of the US Credit Agreement as modified by the Amendment Agreement dated 6 May 2011.
c)
The compliance with the Financial Ratios must also be tested and confirmed by the Guarantor on the basis of the the provisions of the 15 October 2010 version of the US Credit Agreement as modified by the Amendment Agreement dated 6 May 2011once each fiscal year by reference to the consolidated financial statements of the Guarantor certified by an independent and recognized auditor. In the event that there are any discrepancies between the calculation of the Financial Ratios on the basis of the quarterly reports and the one based on the certified consolidated balance sheet of the Borrower, then the testing based on the certified figures will control.

d)
All accounting, reporting and consolidation principles as well as the accounting terms and concepts, which are not separately defined in this Agreement, must be construed in accordance with their meaning under the German Commercial Code (HGB) / US GAAP.

21. GENERAL COVENANTS
The Borrower shall satisfy the general covenants contained in this section 21 until any and all outstanding amounts under the Finance Documents have been fully repaid and all Commitments have been reduced to zero.
21.1 Authorizations
The Borrower shall without undue delay
a)	obtain, preserve and comply with the Authorizations and Approvals that are required by law or other regulations of any applicable Relevant Jurisdiction; and
b)
and upon reasonable request made, provide to the Facility Agent certified copies of the Authorizations and Approvals, which are required by law or other regulations of an applicable Relevant Jurisdiction and which are needed
(i)	to perform its obligations under the Finance Documents;
(ii)	to ensure the legal validity and enforceability of the Finance Documents; and
(iii)
to continue conducting its operation in the ordinary course of its business and to construct the Production Facility FFO2 (whereby only short-term interruptions to operations and construction activities are not encompassed by the foregoing).

21.2 Compliance with laws and contracts
The Borrower shall:
a)	comply with all applicable laws and regulatory/judicial orders; and

b)	discharge all obligations under contracts with third parties, to the extent that any failure to do so would, with reasonable likelihood, result in a Material Adverse Change.

21.3 Environmental compliance
The Borrower shall:
a)	comply with all Environmental Laws;
b)	obtain, preserve and ensure the compliance with all required Environmental Approvals; and
c)	monitor the compliance with the Environmental Laws and set up the monitoring structures in order to avoid any liability under an Environmental Law, to the extent that an omission or violation would, with reasonable likelihood, lead to a Material Adverse Change.
21.4 Negative pledge
a)	Unless otherwise provided under paragraph c) below, the Borrower shall not create, or permit the creation of, any security in rem in its assets.

b)	Unless otherwise provided in paragraph c) below, the Borrower shall not:
(i)	sell, transfer or otherwise conditionally relinquish possession of any assets; or
(ii)	sell, transfer or otherwise surrender any receivables by way of Recourse Factoring;
to the extent such agreements or transactions are concluded primarily for the purpose of borrowing outside funds (Quasi-Security).
c)	Paragraphs a) and b) do not apply to:
(i)	the Transaction Security;
(ii)
security provided in ordinary banking transactions by the Borrower for the purposes of netting debit and credit account balances or Quasi-Security established on current account balances including any netting and set-off agreements;

(iii)
liens on bank accounts that are established under standard terms and conditions of any banks or savings banks [Sparkassen] or other financial institutions in Germany or another applicable jurisdiction, with which the Borrower has a banking relationship in the ordinary course of its business;

(iv)	security or Quasi-Security provided in connection with leases (specifically security deposits) used in the Borrower’s ordinary course of business;
(v)
title retentions (for security purposes) [Eigentumsvorbehalte] and extended title retentions, which are stipulated in customary agreements with suppliers within the scope of the Borrower’s business purpose and/or under the standard terms and conditions of suppliers;

(vi)	security or Quasi-Security with respect to an asset, which the Borrower purchases after today’s date, provided that:
(A)	such security or such Quasi-Security was not created in connection with the purchase of that asset;
(B)	the Borrower did not increase the nominal value of the secured liabilities in connection with or since the purchase of that asset; and
(C)	such security or such Quasi-Security is repaid or released within six months following the acquisition of that asset;

(vii)	security, which is created, or must be provided, by operation of the law;
(viii)	security or Quasi-Security, which was created on the basis of a judgment, a seizure or an arbitral award, irrespective of whether this constitutes a Default;
(ix)
security or Quasi-Security in favor of the Customs office or the financial authorities, which must be posted under legal requirements to secure payment of any import duties and other payments in the ordinary course of business;

(x)	security created in German real property, to the extent the limitation of such encumbrance would be void pursuant to §1136 BGB; and
(xi)	security or Quasi-Security, which was provided in connection with factoring transactions permitted in accordance with subsection 21.5b)(iv) (Sales/Disposals); and
(xii)	security or Quasi-Security, which was provided or may continue to exist with the consent of the Majority Lenders.
21.5 Sales/Disposals
a)	Unless otherwise provided under paragraph b) below, the Borrower shall neither sell nor otherwise dispose of assets, whether in one or more transactions.

b)	Subsection a) does not apply to sales or other disposals:
(i)	of current assets (including any cash or cash equivalents) in connection with the ordinary business activities of the Borrower;
(ii)	of assets (excluding shares of companies, business units, real estate, trademarks, patents) in exchange for other assets of the same kind and of comparable or high value;
(iii)	of assets (excluding shares of companies, business units, real estate, trademarks, patents), which are no longer needed for the Borrower’s business operation;

(iv)	factoring transactions, which do not constitute Recourse Factoring;
(v)	and which are allowed under paragraph c) of subsection 21.4 (Negative pledges);

(vi)	of real estate, if the restraint on alienation would be void under §1136 BGB;
(vii)	for any payments made as consideration for a disposal or measure permitted under this Agreement and any payments to Affiliates which are permitted under this Agreement;

(viii)	made with the prior consent of the Majority Lenders; and
(ix)
of assets (excluding shares of companies, business units, real estate, trademarks, patents), for which the market value or the consideration paid, whichever is higher, does not exceed a total amount (for all sales and disposals that are not allowed under the foregoing subparagraphs (i) through (vii)) of EUR 10,000,000 (if applicable, following conversion into euro) in the Borrower’s respective fiscal year.

21.6 Reorganizations
In the absence of the Majority Lenders’ consent, the Borrower shall not carry out any asset transfer within the meaning of the Corporate Reorganization Act (Umwandlungsgesetz), merger or spin-off or any other change in its legal form, with the exception of any existing control and/or profit transfer contracts between the Borrower and First Solar Holding GmbH, and shall not execute any additional control and/or profit transfer contract or file an application with a stock exchange to admit its shares to trading.

21.7 Taxes
a)	The Borrower shall pay the Taxes, which it owes, in a timely and punctual manner (in accordance with any payment periods granted), unless
(i)	there are grounds for disputing the tax liability;
(ii)
an adequate provision has been set aside for such Taxes and for the costs of the proceedings and any such provision has been recorded in the financial statements delivered to the Facility Agent pursuant to subsection 19.1 (Financial statements and reports); and

(iii)	a non-payment or late payment of such Taxes would not lead to a Material Adverse Change.
b)	The Borrower will keep its tax domicile in the Federal Republic of Germany.
21.8 Business activity
The Borrower undertakes to ensure that the nature of its business activity, as it exists or is intended at the time that this Agreement is concluded, will not change significantly.
21.9 Preservation of assets and protection of rights
The Borrower shall maintain any and all assets, which are required for its business operation and for constructing and operating the Production Facility FFO2, in good working order and condition (ordinary wear and tear excepted).
21.10 Pari passu ranking
The Borrower shall ensure that its payment obligations based on the Finance Documents will at all times rank at least pari passu with all its other current and future, unsecured and unsubordinated payment obligations, except with respect to those that are required to be given preference by operation of the generally applicable law.
21.11 Arm’s Length Basis
Any and all agreements, which the Borrower concludes with the Guarantor, Affiliates of the Guarantor and third parties and which involve transactions in goods and services, must meet the arm’s length test and must be made at market value. The loans between the Borrower and its or the Guarantor’s Affiliates must be made on terms and conditions that are customary for intra-group lending transactions.
21.12 Dividends, distributions and share buybacks
As long as a Potential Event of Default pursuant to section 20 (Financial Ratios), subsection 21.22 (Debt service reserve account) or subsection 21.23 (Minimun liquidity) or a Default is continuing, the Borrower shall not:
a)
adopt resolutions authorizing the payment of, or pay, dividends or other distributions or other payments (or interest on unpaid dividends, distributions or other payments) (whether in cash or in kind) with respect to, its share capital or its shares;

b)	distribute or pay out dividend reserves or premiums or undertake other distributions of earnings, capital accounts or reserves;
c)	pay management, advisory or other fees to or for the benefit of shareholders or affiliates of the Guarantor; or
d)	reduce share capital, dissolve capital reserves, cancel shares, buy back shares or adopt resolutions with respect thereto.
If, at the time of the relevant distribution or other measure, the sum of the Borrower’s Minimum Liquidity and any amounts standing to the credit of the Debt Service Reserve Account exceeds all of the Finance Parties’ claims that are still outstanding under this Agreement, then the restriction under this subsection 21.12 will not apply with respect to the amount by which the sum of Borrower’s Minimum Liquidity and any amounts standing to the credit of the Debt Service Reserve Account at that point in time exceeds the sum of all amounts owed to the Finance Parties hereunder.

21.13 Financial Indebtedness
a)	Except as provided in paragraph b) below, the Borrower shall not incur, or allow to remain outstanding, any Financial Indebtedness.

b)	Paragraph a) does not apply to:
(i)	Financial Indebtedness under the Finance Documents;
(ii)
Financial Indebtedness, which is created as a result of a measure allowed under subsection 21.12 (Grant of loans) or a guaranty or security in personam (third party credit support) allowed under subsection 21.15 (No guarantees or indemnities);

(iii)	Financial Indebtedness, which is allowed under subsections 7.1c)(ii) or 7.9d)(ii);

(iv)	Financial Indebtedness owed to Affiliates;
(v)	Financial Indebtedness, which is allowed under subsection 21.21 (Hedging Transactions)
(vi)	other Financial Indebtedness, which is not allowed under the foregoing subparagraphs (i) through (v), but which at no time exceeds the total amount of EUR 10,000,000; and
(vii)	Financial Indebtedness, which was incurred with the consent of the Majority Lenders.
21.14 Grant of loans
a)	Except as provided in paragraph b) below, the Borrower shall not grant any loans or engage in any transactions for the economic purpose of granting a loan.

b)	Paragraph a) does not apply to:
(i)	any agreement to extend the payment terms in the course of business relating to the sale and production of solar modules by up to one hundred and eighty (180) days;
(ii)	prepayments in the course of business relating to the sale and production of solar modules, but no earlier than one hundred and eighty (180) days before their due date;
(iii)	granting loans to Affiliates insofar as a dividend in the same amount would have been permissible in accordance with section 21.12 (Dividends, distributions and share buybacks);

(iv)	other loans, which at no time exceed the total amount of EUR 10,000,000; and
(v)	the grant or extension of loans with the consent of the Majority Lenders.
21.15 No guarantees or indemnities
a)
Except as provided in paragraph b) below, the Borrower shall not incur, or allow to remain outstanding, any guarantees, suretyships [Bürgschaften] or other security in personam provided to support the obligations of another person (not even for an Affiliate).

b)	Paragraph a) will not apply to the following security in personam:
(i)	security in personam, which is based on Finance Documents;
(ii)
warranties, guarantees on characteristics, indemnities and other liabilities, which are provided in customary sales documentation for any sale or disposal allowed under subsection 21.5 (Sales/Disposals) and which are assumed in a customary form, subject to customary restrictions and in a form considered customary for such transaction;

(iii)
guarantees, suretyships or other guarantee-like promises made by the Borrower, which are intended to guarantee the performance duty that is owed by the Borrower under a contract and incurred in the course of its ordinary business dealings;

(iv)	endorsed negotiable instruments executed in the ordinary course of business;

(v)	other security in personam, which at no time exceeds a total amount of EUR 10,000,000; or
(vi)	security in personam, which was granted with the consent of the Majority Lenders.
21.16 Acquisitions and joint ventures
a)	Except as permitted under paragraph b) below, the Borrower shall not, without the consent of the Majority Lenders,
(i)	acquire the shares of a company or business operation, or participate therein;
(ii)	invest or otherwise participate in, or acquire the shares of, any Joint Ventures; or
(iii)
transfer or loan-out assets to a Joint Venture or grant a guarantee, suretyship or other indemnity, security or Quasi-Security to support the liabilities of a Joint Venture or, in any other manner, preserve the solvency of a Joint Venture or supply of working capital to a Joint Venture (in each case including the Group’s Joint Ventures existing at the time of this Agreement).

b)	Paragraph a) does not apply, to the extent that:
(i)
the acquisition involves registered shell companies (Mantelgesellschaften) or shares of other companies that engage in the business of producing or selling solar modules and operating solar facilities or, as the case may be, in closely related fields connected to the solar industry; and

(ii)
the Borrower’s potential liability under a piercing the corporate veil theory has been excluded, either contractually or by law, to the extent such liability has not been expressly allowed under this Agreement.

21.17 Insurance
The Borrower must insure its business and its assets (above all, the Production Facility FFO2) in the same manner as companies, which engage in the same or substantially similar business, typically do so. All insurance policies must be with reputable insurance companies.
21.18 Industrial property rights
The Borrower:
(i)	must maintain the validity of the Industrial Property Rights that are necessary for its business (specifically operating the Production Facility FFO2);
(ii)	must take reasonable steps to prevent any infringement of the Industrial Property Rights;
(iii)	must make all registrations and pay all fees and Taxes that are necessary to maintain its Industrial Property Rights and must record its entitlement to those Industrial Property Rights;
(iv)
must ensure that its Industrial Property Rights are not used in a way that could have a material adverse effect on the existence or value of the Industrial Property Rights or that could imperil the right of any Group Company to use such Industrial Property Rights; and

(v)	may not discontinue the use of its Industrial Property Rights;
to the extent that a failure to do so would, with reasonable likelihood, lead to a Material Adverse Change.

21.19 Access right
The Borrower shall, at its own expense, grant to one or more representatives, agents or professional advisors of the Facility Agent and the Security Agent, free access to, and the right to inspect, its business assets, books, documentation and business premises:
(i)	at any time during normal business hours even without prior notice in the event that there is an Element of Default; and
(ii)
during normal business hours and following prior consent of at least 5 Business Days, but no more than twice per calendar year in order to avoid unreasonable disruptions to business operations, in the event that such access is fairly demanded by the Facility Agent or the Security Agent, but only as long as no Default or Potential Default persists, and shall permit copies to be made or extracts to be taken.
21.20 Subsidiaries
a)	Unless otherwise permitted in paragraph b), the Borrower shall not allow any newly formed company or acquired shell company to commence business activities or to manage assets.

b)	Paragraph a) does not apply, to the extent that:
(i)
the companies, which are formed or whose business operations are commenced, are companies that engage in the business of producing and selling solar modules and operating solar facilities or, as the case may be, in closely-related fields with connections to the solar industry; and

(ii)
the Borrower’s potential liability under a piercing the corporate veil theory has been excluded, either contractually or by law, to the extent such liability has not been expressly allowed under this Agreement.

21.21 Hedging transactions
The Borrower shall not engage in any Hedging Transactions for speculative purposes.
21.22 Debt Service Reserve Account
The Borrower shall open a euro-denominated account with Commerzbank Aktiengesellschaft under the designation “Debt Service Reserve Account” (the “Debt Service Reserve Account”). The Borrower shall ensure that (i) the Debt Service Reserve Account at all times shows a positive account balance in the amount of at least the next two repayment installments as stipulated in subsection 6.1 (Repayment); (ii) the Debt Service Reserve Account is pledged in favor of the Finance Parties; and (iii) the account credit balance is available solely to pay any interest and principal repayments under the Finance Documents which are owed but not yet paid by the Borrower.
21.23 Minimum Liquidity
The Borrower shall ensure that its Minimum Liquidity at no time is less than the lower of the following amounts:
(i)	EUR 30,000,000; or
(ii)
the sum of all claims, which are held by all of the Finance Parties and which are still outstanding under this Agreement, less the positive account balance available on the Debt Service Reserve Account.

21.24 COMI
The Borrower shall keep the center of its main interests (as defined in Article 3 (1) of the European Insolvency Code (Regulation (EC) No. 1346/2000)) in the country of its registered office.
22. EVENTS OF DEFAULT
Each of the events listed below in this section is a Default, except for subsection 22.20 (Acceleration).

22.1 Non-payment
The Borrower or the Guarantor does not pay an amount due under the Finance Documents on the due date, unless the payment delay is due to a technical or administrative reason, and the payment is subsequently made within three (3) Business Days after the due date.
22.2 Financial ratios
A covenant under section 20 (Financial Ratios) is breached.
22.3 Breach of other obligations
a)	The funds provided by the Facility are used for purposes other than those described in section 3 (Purpose).
b)	The Borrower or the Guarantor breaches other Finance Document provisions that are not listed in subsection 22.1 (Non-payment) and subsection 22.2 (Financial ratios).
c)
A Default pursuant to the foregoing paragraphs a) and b) will not be deemed to occur, if the breach can be cured and is cured within fifteen (15) Business Days after the Facility Agents give the Borrower notice of the breach or from the date the Borrower learns of the breach, whichever is sooner.

22.4 Misrepresentation
a)
A representation or statement [Feststellung], which is contained in the Finance Documents and which was made, or is deemed to have been made, by the Borrower or the Guarantor, is or proves to be incorrect or misleading.

b)
A Default in accordance with the foregoing paragraph a) will not be deemed to occur, if the breach can be cured and is cured within fifteen (15) Business Days after the Facility Agents give the Borrower notice of the breach or from the date the Borrower learns of the breach, whichever is sooner.

22.5 Cross default
a)	Any Financial Indebtedness of the Borrower or of the Guarantor is not paid when due or within the originally applicable grace period.
b)
Any Financial Indebtedness of the Borrower or of the Guarantor is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of a Default (however described, including a contractual breach).

c)
Any commitment for any Financial Indebtedness of the Borrower or of the Guarantor is revoked, reduced or suspended by the creditor as a result of a Default (however described, including a contractual breach).

d)
Any creditor of the Borrower or of the Guarantor is entitled to declare a Financial Indebtedness due and payable prior to its specified maturity (however described, including a contractual breach) as a result of a Default.

e)	No Default will be deemed to occur in accordance with this subsection 22.5, if with respect to
(i)	the Borrower, the aggregate sum of all Financial Indebtedness under the foregoing paragraphs a) through d) is less than EUR 5,000,000 (if applicable, following conversion into euro); or
(ii)	the Guarantor, the aggregate amount of the Financial Indebtedness under the foregoing paragraphs a) through d) is less than USD 20,000,000 (if applicable, following conversion into euro).

22.6 Insolvency
a)	The Borrower
(i)	is unable to pay its debts as they fall due within the meaning of § 17 (Inability to Pay Current Debts) of the Insolvency Code (InsO);

(ii)	is over-indebted within the meaning of § 19 InsO (Over-Indebtedness);
(iii)	suspends payments towards its liabilities in general or announces such course of action; or
(iv)	due to current or threatened financial difficulties, commences negotiations with one or more major creditors with respect to restructuring or rescheduling its indebtedness (even partial).
b)
The Guarantor is unable to pay its debts as they fall due or gives notice of such inability, suspends payments towards its liabilities or, due to current or threatened financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness.

c)
A moratorium is declared with respect to any indebtedness of the Borrower or of the Guarantor. If a moratorium occurs, the ending of the moratorium will not remedy any Default caused by that moratorium.

22.7 Insolvency proceedings
With respect to the Borrower or the Guarantor, an action under company law, judicial proceedings or other measures are taken in relation to:
a)
a suspension of payments, a moratorium of indebtedness, liquidation, dissolution or restructuring (by way of voluntary arrangements, scheme recommendations, bankruptcy plan or similar measures) or another settlement or arrangement is made with creditors in each case with a view towards avoiding insolvency of the Borrower;

b)	a decision by the shareholders or managing directors to file a petition for insolvency;
c)
the filing of a petition for insolvency with the competent insolvency court, unless the petition was filed by a third party creditor, is contested on reasonable grounds (to be furnished to the Facility Agent) and is withdrawn or rejected within twenty (20) Business Days;

d)	protective measures as taken by a court pursuant to § 21 InsO;

e)	an order to commence insolvency as issued pursuant to § 27 InsO; or
f)	the appointment of a preliminary insolvency administrator, an insolvency administrator, a special custodian [Sachwalter] or a comparable administrator.
22.8 Compulsory enforcement (Creditors’ process)
Individual compulsory enforcement measures [Massnahmen der Einzelzwangsvollstreckung] are taken against the assets of the Borrower or of the Guarantor which, in the case of the Borrower amount to an aggregate of at least EUR 2,500,000 and in the case of the Guarantor amount to an aggregate of at least EUR 10,000,000 (if applicable, following conversion into euro), and such measures are not retracted within twenty (20) Business Days.
22.9 Validity of the Finance Documents
a)	It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Finance Documents.
b)
A Finance Document or a provision contained therein becomes invalid, except for the factual situations referenced in the Legal Reservations, and that invalidity materially and adversely prejudices (either alone or cumulatively) the interests of the Lender under the Finance Documents, or one of the items serving as the Transaction Security loses its lawfulness, validity, binding effect or enforceability or a party to a Finance Document (with the exception of a Finance Party) alleges such invalidity.

c)	The Borrower or the Guarantor refuses to perform a material obligation under a Finance Document, announces its intention not to perform, or seeks to formally rescind (void) a Finance Document.

22.10 Cessation of business, loss of permits
The Borrower or the Guarantor (i) discontinues all or part of its business in connection with the production and sale of solar modules or threatens to do so; or (ii) definitively and conclusively loses a permit, an Intellectual Property Right or an environmental permit, which is material for operating its business.
22.11 Change in legal form
The shareholders of the Borrower resolve to change its legal form.
22.12 Reduction of equity capital
The Borrower or the shareholders of the Borrower breach the obligations under the Capital Preservation Covenant.
22.13 Qualified or revoked audit opinion
The auditors of a Group Company qualifies its audit opinion with respect to any annual financial statements of that Group Company, or any such audit opinion is revoked and, in the reasonable assessment of the Majority Lenders, the qualification would have a material adverse effect on the Lender’s interests.
22.14 Action to rescind contracts
The Borrower or the Guarantor (or any other party) acts to formally rescind (void) a Finance Document or a Transaction Security or gives written notice of its intent to void a Finance Document or a Transaction Security.
22.15 Litigation
a)
Litigation, arbitration or other proceedings or investigations are commenced in relation to the Borrower, its assets, the Finance Documents or any legally binding transactions contained therein, and the Borrower is reasonably likely not to prevail in those proceedings and investigations, and if it indeed does not prevail, those proceedings and investigations will, with reasonable likelihood, lead to a Material Adverse Change.

b)
The Borrower fails to satisfy an enforceable judgment or arbitral award or a regulatory order, or it otherwise averts compulsory enforcement, and the aggregate amount of the payments required to satisfy such obligations or expenditures exceeds EUR 2,500,000 (if applicable, following conversion into euro) and is not paid within fifteen (15) Business Days.

22.16 Material Adverse Change
Any one or more events or circumstances occur, which the Majority Lenders reasonably believe will lead or is reasonably likely to lead to a Material Adverse Change and the result is or would be that the Borrower’s ability to pay its debts would be impaired.
22.17 Sale and encumbrance of real properties
The Borrower encumbers or sells a land parcel, upon which an abstract land charge [Grundschuld] or a mortgage [Hypothek] was created in favor of the Security Agents and/or the other Finance Parties, unless it is expressly allowed under subsection 21.4 (Negative pledge) in the case of an encumbrance or it is expressly allowed under subsection 21.5 (Sales/Disposals) in the case of a sale, except where such encumbrance or sale is permissible only on the basis of the provision under paragraph c) (x) of subsection 21.4 (Negative pledge) or the provision under paragraph b) (v) of subsection 21.5 (Sales/Disposals).

22.18 Withdrawal, Revocation or Invalidity of the Deficiency Guaranty
The Deficiency Guaranty is withdrawn, revoked or declared invalid, unless a Finance Party is solely responsible for such withdrawal, declaration of invalidity or revocation.
22.19 Approvals
A significant government authorization and approval, which is required by law or other regulations of the Relevant Jurisdiction in order to engage in its ordinary business activity or to construct the Production Facility FFO2, is revoked, withdrawn (and not immediately replaced by an Authorization or Approval that satisfies the Borrower’s requirements) or modified in such a manner that the modification leads to, or would with a reasonable degree of probability lead to, a Material Adverse Change.
22.20 Acceleration
Notwithstanding any statutory right to call in the loan by the Lender, the Facility Agent may, when there has been a Default and at any time thereafter, and indeed must, when directed by the Majority Lenders, upon giving notice to the Borrower
a)	refuse any additional Utilization under the Facility;

b)	terminate all or some of the Commitments, which will immediately extinguish them;
c)
accelerate all Loans, together with all accrued interest, as well as all other payments still outstanding under the Finance Documents, either in whole or in part with immediate effect, which will render such payments immediately due and payable; or

d)
exercise all rights, remedies, powers of attorney and its discretion under the Finance Documents, including the enforcement of any Transaction Security in accordance with the terms and conditions of the Security Documents or shall direct then Security Agent to do so.

23. SYNDICATION AGREEMENT
23.1 Appointment of the Facility Agent
a)	Each Finance Party (with the exception of the Facility Agent):
(i)	hereby appoints the Facility Agent to act as its representative in connection with the Finance Documents;
(ii)	authorizes the Facility Agent to exercise all rights, powers and discretionary decisions, which were granted to it under or in connection with the Finance Documents or which are related thereto; and
(iii)
hereby exempts the Facility Agent from the self-dealing restrictions of § 181 BGB and from similar limitations under any other applicable law, to the extent this is legally possible for the Finance Party in question. If, based on its articles of association, a Finance Party does not have the authority to grant an exemption from § 181 BGB (or from similar limitations under other laws), then it shall inform the Facility Agent thereof.

c)
The Facility Agent is authorized to grant substitute powers of attorney. If the Facility Agent grants a substitute power of attorney, then it will be authorized to exempt the substitute agents from the self-dealing restrictions under § 181 BGB (or from similar limitations under other laws).

23.2 Duties of the Facility Agent
a)
Subject to the provision under paragraph b) below, the Facility Agent shall without undue delay forward to another Party the original or copy of any document, which it has received on that Party’s behalf from another Party.

b)	Notwithstanding the provisions under subsection 28.5 (Transfer procedure), paragraph a) will not apply to Transfer Certificates.
c)
Unless specifically provided otherwise in a given Finance Document, the Facility Agent will not be obligated to review the documents, which it forwards to another Party, or to assess their reasonableness, completeness or accuracy.

d)	If the Facility Agent:
(i)	in referencing this Agreement, receives from a Party a notice describing the circumstances of an Element of Default and is informed that they constitute an Element of Default; or
(ii)	learns of the non-payment of nominal amounts, interest or fees or other costs, which are owed to a Finance Party (with the exception of the Administrative Parties) under this Agreement, then it shall inform the other Finance Parties thereof without undue delay.
e)	The Facility Agent will have only those duties that are expressly stipulated in the Finance Documents. These duties are merely of a technical and administrative nature.
f)
The Facility Agent is under no obligation to monitor or research whether an Element of Default has occurred. It may not be assumed that the Facility Agent has knowledge that an Element of Default has occurred.

23.3 The Arranger
Unless expressly stipulated otherwise in the Finance Documents, the Arranger will owe no duties to any other Party in connection with the Finance Documents.
23.4 No fiduciary duties
a)
No provision under this Agreement shall be construed as an appointment of the Facility Agent or the Arranger to act as fiduciary or trustee [Treuhänder] for another Party. No Administrative Party will owe a financial or commercial duty of care [Vermögensfürsorgepflicht] to another person.

b)	Neither the Facility Agent nor the Arranger is under any obligation to account to the other Finance Party about an amount defined for its invoice or the gain it may derive therefrom.
23.5 Business activity with the Group
Each Administrative PARTY may accept deposits from any Group Company, grant any such company a loan and generally maintain a banking or other business relationship with such company (including working as Facility Agent or Security Agent in connection with another financing).
23.6 Rights and discretion of the Facility Agent
a)	The Facility Agent may:
(i)	rely on any representation, notice or document which it considers to be genuine, true and duly signed by a person with signing authority; and
(ii)
rely on any statement, which is given by a managing director, authorized signatory or employee of a person with respect to matters, about which it may be assumed, upon reasonable assessment, that those matters fall within that person’s sphere of knowledge or that they could have been reviewed by such person.

b)	To the extent that it has not, in its capacity as agent for the Lender, received any notice to the contrary, the Facility Agent may assume that
(i)	no Element of Default has occurred, unless it has actual knowledge of a non-payment pursuant to subsection 22.1 (Non-payment);

(ii)	neither a Party nor the Majority Lenders have exercised their rights, powers or discretion; and
(iii)	each notice or inquiry made by the Borrower (with the exception of the Utilization Request) has also been also given for the other Group Companies with their knowledge and consent.
c)	The Facility Agent may retain, pay and rely on attorneys, auditors, experts and other advisors.
d)	The Facility Agent may discharge its responsibilities under the Finance Documents through employees and representatives.
e)
The Facility Agent is entitled, in its discretion, to forward to each Party under this Agreement any information, which it can fairly assume was received by it in its role as agent under this Agreement.

f)
Above all, the Facility Agent may, in its discretion, disclose the identity of a Lender in Default to the Lenders and the Borrower. If the Majority Lenders or the Borrower demand that it make a disclosure, then it will be obligated to do so.

g)
Notwithstanding any other provisions under this Agreement, the Facility Agent and the Arranger may elect not to act (including disclosing information) if, in their opinion, such an act would lead to a violation of a law, a regulation, its financial or commercial duties of care or confidentiality obligations or to prosecution and may take any and all action which, in their opinion, is necessary or conducive for complying with all laws, regulations, financial or commercial duties of care or confidentiality obligations.

h)	The Facility Agent is not obligated to provide a Finance Party with information concerning the interest rate that is communicated by a Lender pursuant to subsection 0 (Market disruption) a) (ii).
23.7 Directives of the Majority Lenders
a)
Unless otherwise provided in a Finance Document, (i) the Facility Agent must exercise all rights, powers and discretionary decisions, to which it is entitled as Facility Agent, in accordance with any directives issued by the Majority Lenders or, as the case may be, refrain from such exercise and (ii) the Facility Agent will not be held liable for any acts or omissions, which result from a directive issued by the Majority Lenders.

b)	Unless otherwise provided in a Finance Document, all instructions given by the Majority Lenders will be binding upon all Lenders.
c)
Before executing an instruction, the Facility Agent may request that the Lenders provide adequate security to cover the possible costs, expenses, damages or liabilities (including any value added tax that may apply), which could arise in connection with fulfilling the instruction, and may refrain from executing an instruction of the Majority Lenders (or, if applicable, all Lenders) until it has received the security it requested.

d)	In the absence of any directives from the Majority Lenders (or, if applicable, all Lenders), the Facility Agent may act, or refrain from acting, in the putative best interests of the Lenders.
e)	The Facility Agent is not authorized, without the consent of the relevant Lender, to represent that Lender in any judicial or arbitral proceedings in connection with the Finance Documents.

23.8 Responsibility for the documentation
No Administrative Party is responsible:
a)
for the reasonableness, accuracy and/or completeness of any information (whether provided orally or in writing) which is furnished by an Administrative Party, a Group Company or any other person pursuant to or in connection with a Finance Document or the Information Package;

b)
for the lawfulness, validity, effectiveness, reasonableness or enforceability of a Finance Document, a Transaction Security or other contract, agreement or document which was signed or assumed in anticipation of, or in connection with, a Finance Document or a Transaction Security; and

c)
for determining whether the information, was or will be made available to a Finance Party, was non-public information, the use of which is restricted or limited by law or under the rules on insider trading or similar provisions.

23.9 Liability disclaimer
a)
Notwithstanding paragraph b) below, an Administrative Party will be held liable for breaching duties in connection with the Finance Documents or the Transaction Security only if such breach was the result of an intentional act or omission and gross negligence.

b)
With the exception of the Facility Agent, no Party to this Agreement may institute any proceedings against a governing body, an employee or an agent of the Facility Agent with respect to a claim, to which it is entitled and which is based on an act or omission of such person in connection with a Finance Document, and each governing body, employee or agent of the Facility Agent will be entitled under this subsection 23.9 to its own claim in accordance with § 328 (1) BGB (true third party beneficiary contract).

c)
The Facility Agent will not be liable for any delays (or the related consequences thereof) in crediting an account with funds that must be paid by the Facility Agent under a Finance Document, provided that the Facility Agent had taken, as soon as possible, all steps necessary to comply with the rules or procedural regulations of a recognized clearing or payment system used by the Facility Agent for this purpose.

d)
No Administrative Party will be obligated to administer any identification duties or other obligations under the applicable money laundering laws on behalf of another Finance Party, and each Lender confirms to the Administrative Parties that it alone is responsible for implementing such procedures and that it may not rely on the information from the Administrative Parties regarding such inspections.

23.10 Liability release
a)
Each Lender shall, in accordance with its Pro Rata Share and within three (3) Business Days from receipt of the corresponding request, indemnify each Agent with respect to, and hold each Agent harmless from, any and all costs and damages which such Agent incurs in its capacity as Agent under the Finance Documents (except in the event of an intentional act or omission and gross negligence on the part of the respective Agent and only to the extent that the relevant Agent was not indemnified by the Borrower under the terms of a Finance Document).

b)
To the extent that the Lender’s claims under the Finance Documents are satisfied by utilizing the Deficiency Guarantee, the respective Lenders will remain liable to the Agents within the scope set forth under this subsection 23.10 (Liability release), as if no such satisfaction has occurred. This will also apply to the extent that the State Guarantor subrogates to the Lender’s receivables or otherwise becomes a Party to a Finance Document.

23.11 Resignation of the Facility Agent
a)	The Facility AGENT may resign and name as its successor one of its Affiliates upon notifying the other Finance Parties.
b)
The Facility Agent may also resign by notifying the Lender and the Borrower without naming a successor. In that case, the Majority Lenders (after conferring with the Borrower) may stipulate a successor.

c)
If, within thirty (30) days after notification of the resignation, no successor has been named by the Majority Lenders, then the resigning Facility Agent (after conferring with the Borrower) may name a successor.

d)
The resigning Facility Agent must furnish all documents and written materials to its successor and provide support to the extent that the successor can fairly demand such support in order to perform its role as the Facility Agent under the terms of the Finance Documents. If the resigning Facility Agent is an Impaired Facility Agent, then it must provide such support at its own expense.

e)	The resignation of the Facility Agent will not become effective until its successor has been appointed.
f)
As soon as its successor is appointed, the resigning Facility Agent (subject to paragraph d) above) will be released from all further obligations under the Finance Documents. Nevertheless, the provisions under this subsection 23 (Syndication Agreement) will continue to apply to its benefit. The rights and duties between the successor and each other Party will then be the same as the rights and duties that would have existed between them had the successor been a Party to this Agreement at the time it was signed.

g)
After conferring with the Borrower, the Majority Lenders may demand that the Facility Agent resign in accordance with paragraph b) above and may in that case determine a successor directly. The Facility Agent shall honor this request as of the date of the successor appointment stipulated by the Majority LENDERS.

h)
The Borrower agrees to indemnify and hold harmless the Finance Parties with respect to the costs and expenses which they incurred in connection with this subsection 23.11 (Resignation of the Facility Agent).

23.12 Confidentiality
a)
With respect to its actions as representative of the Finance Parties, the competent department of the Facility Agent will be treated as an organizational unit that is separate and distinct from the Facility Agent’s other units and departments.

b)
Any information, which another department of the Facility Agent has received, will be deemed confidential information of the effected department, and the Facility Agent shall be deemed not to have had any notice thereof.

23.13 Relationship to the creditors
a)
Each Agent may treat any person, who at the commencement of a business day (as defined at the place, which the Facility Agent has indicated to the Finance Parties is its principal place of business) is listed as a Lender in its documents, as a Lender with a relevant facility Office and may assume that it is authorized to take receipt of any notice, application, document or communication, which is made on that day in accordance with the Finance Document, and to handle them accordingly or make a decision or determination, until it is notified by the relevant Creditor otherwise with at least five (5) Business Days prior notice and in accordance with the terms and conditions of this Agreement.

b)	Each Lender shall provide the Facility Agent with the information required to calculate the Mandatory Costs.
c)
The Facility Agent must maintain a list of all Parties and must provide each Party with a copy of this list upon their request. The list will include the Facility Office of each Lender as well as its address for purposes of this Agreement.

d)
Each Lender may, upon giving notice to the Facility Agents, appoint for itself an authorized recipient for purposes of the Finance Documents and therefore any related written materials, information, notices and documents. This notice must contain the address, fax number and (if communication is handled via email or other electronic mail under subsection 33.1 (Communications in writing)) e-mail addresses and/or any other information that is required in order to send and receive information by such means (as well as the persons or departments to whose attention it should be sent). Any such notice shall be deemed to replace the information, which the relevant Lender made for purposes of subsection 33.2 (Addresses for communications), and the Facility Agent may treat such persons as being an authorized recipient to the same extent as the Lender in question.

e)
If an Administrative Party is also a Lender, then it will have the same rights and powers under the Finance Documents as any other Lender and may exercise such rights and powers as if it were not an Administrative Party.

23.14 Lender’s own responsibility
Notwithstanding the responsibility of the Borrower for the accuracy of the information, which is provided by it or for the Group Companies in connection with a Finance Document, each Lender confirms to each Administrative Party that it alone is and will remain responsible for its own independent review of all risks in connection with the Finance Documents, including:
a)	the financial conditions and affairs of the Borrower, Guarantor and each Group Company;
b)
the lawfulness, effectiveness, reasonableness or enforceability of the Finance Documents and the Transaction Security or any other contract, agreement or document, which was signed or assumed in anticipation of, or in connection with, a Finance Document or Transaction Security;

c)
the question of whether and — if yes — to what extent it would be entitled as a secured party to have recourse against a Party or its assets pursuant to or in connection with the Finance Documents, the Transaction Security or the other contracts, agreements or documents, which were signed or assumed in anticipation thereof or in connection therewith;

d)
the reasonableness, accuracy and/or completeness of the Information Package, the application documentation for the Deficiency Guaranty and any other information, which was made available by an Administrative Party, a Party or any other person pursuant to or in connection with the Finance Documents, the transactions contemplated therein or other contracts, agreements or documents, which were signed or assumed in anticipation thereof or in connection therewith;

e)	the identification and other duties imposed under the applicable money laundering laws; and
f)
the ownership status in, and a person’s power of dominion over, the Transaction Security, the appraisal or reasonableness thereof, the ranking of the Transaction Security or any existing encumbrances of the Transaction Security caused by security interests.

23.15 Reference banks
If a Reference Bank (or, if it is not a Lender, the Lender to which it is an Affiliate) withdraws as a Lender, then the Facility Agent (after conferring with the Borrower) may stipulate another Lender or that Lender’s Affiliate as the successor of such Reference Bank.
23.16 Administrative work of the Facility Agent
Any amounts, which must be paid to the Facility Agent in accordance with subsection d) (Indemnification of the Agent), 16 (Costs) and 23.10 (Liability release), should also cover the costs which are incurred as a result of the administrative time expended or the use of other resources of the Facility Agent. The costs will be calculated on the basis of reasonable hourly and day rates, which the Facility Agent discloses to the Borrowers and the Lenders and which will be charged in addition to the fees payable to the Facility Agent under section 11 (Fees).

23.17 Set off by the Facility Agent
If the Facility Agent is entitled to an amount under the Finance Document, then it may, after notifying the obligated Party, deduct the maximum amount, which it is owed, from a payment which that Party is entitled to receive from the Facility Agent under the Finance Document, and apply a set off against the payment owed to it. For the purposes of the Finance Documents, such Party must be treated as if it had received the amount which had been thereby deducted.
23.18 Deadline periods
If this Agreement provides for a minimum deadline period for any declaration to be provided to an Agent, then each Agent may in its own discretion agree to and accept a shorter deadline period.
24. SECURITY POOL
24.1 Appointment of the Security Agent
Each Finance Party (with the exception of the Security Agent):
a)
hereby appoints the Security Agent as its trustee, representative and authorized agent and hereby irrevocably authorizes the Security Agent (with the right to delegate this authority) to administer and execute the rights of the Finance Parties vis-à-vis the Borrower and the Guarantor and among Finance Parties arising from the Transaction Security (including the creation, amendment, supplementation, maintenance and release of the Transaction Security as well as all acts in connection with the registration and deregistration);

b)
hereby authorizes the Security Agent to undertake all tasks expressly assigned to the Security Agent in the Security Documents and in the other Finance Documents and thus all directly and indirectly associated tasks and necessary or beneficial acts, to deliver declarations and exercise rights; and

c)
hereby exempts the Security Agent from the self-dealing restrictions of § 181 BGB and similar restrictions under other applicable law, provided that this is legally possible for the relevant Finance Party. If any Finance Party, based on its articles of association internal rules of procedure, is not authorized to grant an exemption from § 181 BGB (or similar limitations under other legal systems), it shall inform the Security Agent thereof.

The Security Agent accepts this appointment and authorization.
24.2 No independent power of the Finance Parties to enforce or sell the Transaction Security
The Finance Parties are not entitled (i) to independently realize the Transaction Security, to undertake other acts in relation to a realization thereof, to deliver or accept notices in this regard, or (ii) to exercise rights or powers to which they are entitled under the Security Documents, except through the Security Agent.
24.3 Administration of the Security
The Security Agent shall:
a)
hold and administer non-accessory Transaction Security (including certain “equitable” liens [Sicherungseigentum] and claims and rights assigned as security) in its own name but for the account of the Finance Parties;

b)
hold accessory Transaction Security (including liens [Pfandrechte] and suretyships) in its own name (with reference to its own rights under the Finance Documents particularly also section 24.13 (Abstract acknowledgment of debt)) and administer these forms of security in its own name and in the name of the Finance Parties for the account of the Finance Parties; and

c)	provide electronic copies of the Security Documents to the other Finance Parties on request for independent review.

24.4 Rights and powers of the Security Agent
The Security Agent:
a)
shall act in accordance with the instructions issued by the Majority Lenders or, if so instructed by the Majority Lenders, shall refrain from exercising the rights and powers to which it is authorized as Security Agent;

b)
may rely on the fact that the (i) instructions of the Facility Agent or some or all of the Lenders meet the terms and conditions of the Finance Documents and (ii) that the instructions have not been cancelled, unless it has received such a cancellation;

c)
is entitled to request instructions or clarification of any instructions from the Majority Lenders as to whether and how it should exercise its rights, powers and discretion, or refrain therefrom, and it may refrain from action until it receives such instructions or clarifications;

d)
shall, within its discretion to exercise its rights or powers under this Agreement, in cases where it has not received any instruction from the Majority Lenders with respect to the exercising of its discretion, exercise its discretion taking into account the interests of all Finance Parties;

e)	is entitled in its sole discretion to forward to each Party to this Agreement all information, which it can fairly assume it received as an agent under this Agreement;
f)	is entitled but not obligated to exercise all control and administration rights resulting under the Security Documents in its own name; and
g)	may place proceeds from the realization of security into short-term interest-bearing investment, but shall return these as soon as possible to the Finance Parties pursuant to this Agreement.
Subsection a) shall not apply:
(i)	if this Agreement contains a provision to the contrary;
(ii)	if this Agreement obligates the Security Agent to take a specific course of action; or
(iii)
with respect to provisions protecting the Security Agent’s own interests (as opposed to its role as Security Agent for the Finance Parties), including sections 24.7 (Discretion of the Security Agent) to 24.19 (Set-off by the Security Agent).

Other than in cases of 24.15 (Realization or sale of Security), instructions issued to the Security Agent by the Majority Lenders shall override any conflicting instructions from other Parties.
24.5 Relationship to the Lenders
a)
The Security Agent is not entitled to represent a Lender in court or arbitration proceedings in connection with the Finance Documents without the prior consent of the affected Lender. This subsection a) shall not apply to court or arbitration proceedings concerning the validity, maintenance or protection of the rights resulting under the Security Documents or the enforcement thereof.

b)	Every Lender shall provide the Security Agent with any information needed or requested for the performance of its tasks.
24.6 Acts of the Security Agent
Notwithstanding sections 24.4 (Rights and powers of the Security Agent) and 24.15 (Realization or sale of Security), the Security Agent is entitled, but not obligated, in the absence of instructions to the contrary, to take the relevant actions according to its dutiful discretion. In the absence of instructions from the Facility Agent (or the Majority Lenders), the Security Agent is entitled to take such action (or refrain from action) as seems reasonable to the Security Agent to protect the interests of the Finance Parties.

24.7 Discretion of the Security Agent
a)	The Security Agent may:
(i)
assume, unless the Facility Agent informs it otherwise, that (i) no Default has occurred and the Borrower and the Guarantor are in compliance with all terms and conditions of the Finance Documents, and (ii) no Party or the Majority Lenders have exercised their rights, authorizations or discretion;

(ii)
assume, when he receives instructions with respect to the realization as per section 24.15 (Realization or sale of Security), that the conditions necessary under the Finance Documents to execute these instructions have occurred;

(iii)
engage, pay and rely on auditors, experts, tax consultants or other consultants (including consultants who work for another Party) whose advice or services it deems necessary or desirable at that time;

(iv)	rely on an assurance, notification or document, which it deems to be genuine, correct and signed by an authorized signatory;
(v)
rely on a declaration issued by a managing director, authorized signatory or employees of a person with respect to matters which it can be reasonably assumed fall into the sphere of knowledge of such person or could be verified by that person;

(vi)	discharge its tasks under the Finance Documents through employees and representatives; and
(vii)
prior to carrying out an instruction (including prosecution or the institution of court proceedings in connection with the Finance Documents) or any other measure indicated by the Majority Lenders, request the provision of sufficient security to it with respect to potentially incurring costs, expenditures, damages or liability, and may abstain from executing an instruction of the Majority Lenders (or, if applicable, all Lenders) until it receives the requested security.

b)
Notwithstanding any other provisions of this Agreement, the Security Agent may elect not to act (including disclosing information) if, in their opinion (irrespective of the applicable law), such an act would lead to a violation of a law, a regulation, its financial or commercial duties of care or confidentiality obligations or to prosecution and may take any and all action which, in their opinion, is necessary or conducive for complying with all laws, regulations, financial or commercial duties of care or confidentiality obligations.

c)
With the exception of the Security Agent, no Party to this Agreement may institute proceedings against a governing body, an employee or one of the authorized agents of the Security Agent with respect to a claim to which it is entitled due to an act or omission of this governing body/ person in connection with a Finance Document or a Transaction Security and every governing body, employee or authorized agent of the Security Agent is entitled to a claim pursuant to § 328 (1) BGB under this section 24.7 (true third party beneficiary contract).

24.8 Duties of the Security Agent
The Security Agent:
a)	should without undue delay forward to the Facility Agent a copy of every notice or every document it receives from the Borrower in connection with any Finance Document;
b)
shall forward the original or a copy of every document to that Party on behalf of which the Security Agent received this from another Party. Except as otherwise expressly provided in any Finance Document, the Security Agent is not obligated to review the documents it forwards to another Party, nor is it obligated to examine such documents for their acceptability, completeness or correctness; and

c)
shall without undue delay inform the Facility Agent of the occurrence of an Element of Default or if the Borrower does not comply with its obligations under the Finance Documents in a timely manner, provided the Security Agent is informed hereof by another Party.

24.9 Exceptions to the Duties of the Security Agent
Subject to any express provision to the contrary in any Finance Document, the Security Agent is:
a)
not obligated to monitor or investigate whether (i) a Element of Default has occurred, (ii) realization measures should be taken with respect to the Transaction Security, or (iii) the Borrower is in compliance with its obligations under the Finance Documents or is in default or in breach thereof;

b)	not obligated to render account to any other Party of any amount specified for the account of the Security Agent or of the gain resulting therefrom;
c)
not obligated to disclose to any other Party (including the Lender) (i) confidential information or (ii) any other information, if such disclosure would result in, or the Security Agent, in its reasonable estimation, may assume that this would result in, a violation of the law or the breaching of a financial or commercial duty of care; and

d)	not to be deemed a trustee or representative of the Borrower.
24.10 Standard of care and liability
The Security Agent:
a)	shall be liable for breaches of duty under this Agreement and the Security Documents only in cases of intentional acts or omissions and gross negligence;
b)	is not responsible for loss, devaluation or depreciation of the Transaction Security. It is liable neither for safekeeping of collateral itself, nor for safekeeping by a third party;
c)
is not obligated to insure the collateral or to cause another person to insure it or ensure that such person comply with its obligation under the Finance Documents to obtain and/or maintain insurance coverage. It is not liable for damages incurred by any person due to the lack of or inadequacy of the insurance coverage. If the Security Agent is recorded as being an insured party in any insurance policy or if a risk coverage certificate was issued for the Security Agent, then the Security Agent shall not be responsible for damages incurred because it did not inform the insurer of a key fact concerning the insurance risk of this insurer, unless the Facility Agent requested that the Security Agent do so and the Security Agent did not comply with this request within 14 days after the receipt of the request;

d)	is not obligated to take measures to ensure the effectiveness of the Security Documents or the provision of the Transaction Security, or to ask the Borrower or the Guarantor to take such measures;
e)
is not obligated to register the Transaction Security, file applications, protect the order of priority, or to make notices or reports to any person regarding the conclusion of the Finance Documents or the Transaction Security;

f)
assumes no liability for the effectiveness or enforceability of the Transaction Security or for the fact that the actual amount of the Transaction Security suffices to secure the applicable claims of the Finance Parties; and

g)
is not obligated to verify or investigate that the Borrower is the owner of the collateral and may dispose freely thereof and is not required to ask the Borrower to rectify any potentially existing defects in the ownership structure.

24.11 Authorization to enter into Security Agreements
The Finance Parties hereby authorize the Security Agent, to represent them in the provision, amendment, supplementation, maintenance and release (including all acts in connection with registration and deregistration) of liens and other accessory and non-accessory Transaction Security and to deliver or accept all necessary or useful declarations on behalf of the Finance Parties in connection with the provision, amendment, supplementation, maintenance and release (including all acts in connection with registration and deregistration) of accessory and non-accessory Transaction Security. The Security Agent is entitled to delegate this authority. At the request of the Security Agent, the Finance Parties shall issue a separate written special power of attorney to the Security Agent to sign agreements and documents in their name if necessary.
24.12 Applicable provisions
The Security Agent shall hold and administer the Transaction Security exclusively in accordance with the provisions of this Agreement and of the Security Documents on behalf of the Finance Parties. The Finance Parties and the other Parties confirm that the rights and obligations of the Security Agent are governed definitively and conclusively by this Agreement and by the Security Documents.
24.13 Abstract acknowledgment of debt
a)
The Borrower hereby agrees vis-à-vis the Security Agent by way of an abstract and independent (non-accessary) acknowledgment of debt [abstrakte Schuldversprechen] within the meaning of § 780 BGB to pay amounts to the Security Agent as an independent creditor and not as a representative of the Finance Parties; the sum and currency of such amounts shall equal the amounts owed by the Borrower to the Finance Parties under the Finance Documents if and when these amounts become due and payable.

b)	The Security Agent has the independent right to demand and keep the complete or partial payment of amounts owed by the Borrower under this section 24.13.
c)
Every amount due under this subsection 24.12 and owed by the Borrower to the Security Agent shall be reduced to the extent that the other Finance Parties have definitively and conclusively received payment of a corresponding amount under the other provisions of the Finance Documents, and the amounts owed under these other provisions shall be reduced to the extent that the Security Agent has definitively and conclusively received a corresponding amount under this section 24.12, whereas neither the Borrower nor the Guarantor may fulfill an obligation vis-à-vis a Finance Party through set-off or other similar defenses vis-à-vis the Security Agent.

d)
The rights of the Finance Parties to the payment of amounts owned by the Borrower under a Finance Document are independent of one another and without prejudice to the payment claims of the Security Agent under this section 24.13.

24.14 Release of Security
a)
The Security Agent is entitled to release all or some of the Transaction Security with the consent of the Facility Agent (acting, where applicable, in accordance with the reservations of consent set forth below). If Transaction Security is released under a release obligation already prior to the repayment of all secured obligations, then the consent of the Facility Agent is also required for the selection of the security to be released.

b)	The release of Transaction Security prior to complete satisfaction of the secured claims requires (subject to the other provisions of this section 24.14) the consent of all Lenders.
c)
The Parties to this Agreement acknowledge that an authorization is granted in individual Security Documents to dispose of certain collateral in the scope set forth in the Finance Documents. For such dispositions, no separate release or additional consent is required by the Lender in this respect. To the extent that, based on the structure of the security right, it is necessary that the Security Agent deliver a separate release declaration in this respect, no additional consent by the Lender is required.

d)	Release requests from the Borrower are required to be in writing and must be directed to the Security Agent with a copy to the Facility Agents).
24.15 Realization or sale of Security
a)
The Security Agent shall solely realize or sell the Transaction Security upon written instruction of the Facility Agent in accordance with the provisions of the Security Documents. In so doing, the Security Agent shall comply with the instructions of the Facility Agent. The Security Agent is entitled, but not obligated, to obtain instructions prior to realization negotiations. To the extent that no instructions exist, the Security Agent shall take all necessary and useful measures for the realization according to its dutiful discretion.

b)	The proceeds from the sale or realization of Transaction Security must be distributed according to the following order of priority:
(i)
first, as a pro rata payment of the Administrative Parties’s costs and expenditures that are still owed under the Finance Documents in connection with the prosecution and enforcement of their respective claims;

(ii)	secondly, as a pro rata payment of the accured interest owed under this Agreement;
(iii)	thirdly, as pro rata payment of the accured amortization amounts owed under this Agreement (prinicpal); and
(iv)
third, as a pro rata payment of miscellaneous amounts owed under the Finance Documents and, above all, the fees, other costs and expenditures as well as commissions owed and payable under section 11 (Fees) of this Agreement.

The provisions of this paragraph (b) do not affect the provisions under the Deficiency Guarantee on which amounts are secured by the Deficiency Guarantee. To the extent costs, fees etc. are not secured under the terms of the Deficiency Guarantee, the corresponding amounts are not taken into account for the purpose of calculating the amounts payable under the Deficiency Guarantee.
24.16 Resignation of the Security Agent
a)	The Security Agent may resign and, by notice to the other Finance Parties, name one of its Affiliates as its successor.
b)	Furthermore, the Security Agent may resign by notice to the Lender and the Borrower without naming a successor. In this case, the Majority Lenders shall appoint a successor to the Security Agent.
c)
If no successor has been appointed by the Majority Lenders within thirty (30) days after notice of resignation, then the resigning Security Agent may (after conferring with the Facility Agent) may name a successor.

d)
The resigning Security Agent must provide all documents and records to its successor and provide enough support as can be fairly requested by the successor in order to fulfill its role as Security Agent under the Finance Documents.

e)	The resignation of the Security Agent shall not take effect until:
(i) the successor has been appointed; und
(ii)
the Transaction Security provided for the benefit of the Security Agent as well as all rights and obligations under this Agreement and the other Finance Documents to which the Security Agent is party have been effectively transferred to its successor.

f)
As soon as its successor has been appointed, the resigning Security Agent (subject to the foregoing subsection d)) shall be released from all further obligations under the Finance Documents. However, the provisions of sections 23 (Syndication Agreement) and 24 (Security Pool) shall continue to apply for the benefit of the resigning Security Agent. The rights and duties between the successor and each other Party will then be the same as the rights and duties that would have existed between them had the successor been a Party to this Agreement at the time it was signed.

g)	The Security Agent is obligated, pursuant to subsection b) above, to resign if the Majority Lenders (after conferring with the Borrower) requests it to do so.
h)	After conferring with the Borrower, the Majority Lenders may ask the Security Agent to resign pursuant to subsection b). The Security Agent shall comply with this request.
i)	The Borrower shall indemnify the Finance Parties for all costs and expenditures incurred by them in connection with this section 24.16 (Resignation of the Security Agent).
24.17 Confidentiality
a)
In reference to its acts as representative of the Finance Parties, the appropriate department of the Security Agent shall be treated as a separate organizational unit from its other units and departments.

b)
Information received by another department of the Security Agent shall be deemed to be confidential information of the respective department and the Security Agent must be treated as having no knowledge thereof.

24.18 Administrative Work of the Security Agent
Amounts to be paid to the Security Agent pursuant to sections d) (Indemnification of the Agent), 16 (Costs) and 23.10 (Liability release) should also cover the costs incurred through the expenditure of time on administrative tasks or the use of other resources of the Security Agent. These costs shall be calculated on the basis of reasonable hourly or daily rates specified by the Security Agent to the Borrower and the Lenders and shall be incurred in addition to the charges for the Security Agent pursuant to section 11 (Fees).
24.19 Set-off by the Security Agent
If the Security Agent is entitled to an amount pursuant to the Finance Documents, it may, after notice to the obligated Party of a payment which this Party should receive from the Security Agent under the Finance Documents, deduct at most the amount of the payment owed to it and set this off against the payment it owes. For the purposes of the Finance Documents, this Party must be treated as if it had received the amount thus deducted.
25. CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
a)	limit the right of a Finance Party to arrange its affairs (including Taxes) in its discretion;
b)	obligate any Finance Party to investigate or enforce any claims for refund, abatement, relief or repayment of a Tax or the scope, priority or manner of any such claim; or
c)	obligate any Finance Party to disclose any information relating to its own affairs (including Taxes) or any computations with respect of Taxes.
26. CERTIFICATES AND CALCULATIONS
a)
The account statements of every account maintained by a Finance Party in connection with this Agreement shall be deemed prima facie evidence [Anscheinsbeweis] as to the amount of an funds owing. Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall be deemed prima facie evidence.

b)	Any interest or fees accruing under this Agreement will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

27. AMENDMENTS AND WAIVERS
27.1 Procedures
a)
Unless otherwise provided hereinafter, any term of a Finance Document may be amended or waived with the consent of the Borrower and the Majority of Lenders. The Facility Agent or, with respect to the Security Documents, the Security Agent are authorized to effect written amendments on behalf of each Finance Party and to give written waivers permitted under this section 27.

b)
Each Agent must inform the other Parties without undue delay of any amendment or waiver that Agent has effected pursuant to the foregoing paragraph a). Any such amendment or waiver will be binding on all Parties.

27.2 Exceptions
a)	An amendment or waiver relating to:
(i)	the definitions of Majority Lenders in subsection 1 (Definitions);

(ii)	subsection 2.2 (Finance Party’s rights and obligations);
(iii)	an extension of the date for a payment to a Lender under the Finance Documents;
(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or other form of payment owed to Lender under the Finance Documents;
(v)	an increase in or expansion of any Commitment or of the Total Commitment;

(vi)	an extension to the Utilization Period;
(vii)	the scope of the Security Documents referenced in Part II of Schedule 2 (Conditions Precedent to Disbursement) (but subject to the express exceptions stated in clause (viii));
(viii)	release in part or in whole of a Transaction Security prior to satisfaction of all secured claims (with the exception of a release expressly permitted under clause 24.14 (Release of security));
(ix)	any provision of a Finance Document expressly requiring the consent of all of the Lenders;
(x)	the right of a Lender to assign its rights or delegate its obligations under the Finance Documents; or
(xi)	this section 27 shall be effective only with the consent of all of the Lenders.
b)	An amendment or waiver relating to the rights or obligations of any Administrative Party shall require the consent of the Administrative Party in question.
c)
To the extent that a Lender in Default has an available Commitment and that Commitment of the Lender in Default is required for purposes of calculating the Majority Lenders or of the percentage rate (including unanimity) of the Total Commitment in order to grant a consent, a waiver or effect an amendment or the like, then the Commitment of the Lender in Default will be reduced by the amount of its available Commitment; where such a reduction causes the Commitment of that Lender in Default to be zero, then that Lender in Default shall not be considered a Lender for purposes of calculation.

For purposes of this section (c), the Facility Agent is entitled to assume that the following Lenders are Lenders in Default:
(i)	every Lender who has informed the Facility Agent that it is a Lender in Default; or
(ii)	every Lender as to which the Facility Agent is aware that one of the facts listed in paragraphs (a), (b) or (c) of the definition of “Lender in Default” applies to that Lender provided that the Facility Agent has not received notice to the contrary from the Lender in question (together with corresponding evidence reasonably requested by the Facility Agent) or the Facility Agent has in some other manner become aware that the Lender is no longer a Lender in Default.
27.3 Cumulative rights
The rights of each Finance Party under the Finance Documents:
a)	may be exercised as often as necessary;
b)	are cumulative in nature and do not preclude the rights of the Finance Party in question under general provisions of law; and

c)	may be waived only by a written and express declaration of waiver.
Any delay in exercising or in failing to exercise a right shall not be deemed a waiver of that right.
28. CHANGES TO THE PARTIES
28.1 Assignments and transfers by the Borrower
The Borrower may not assign, transfer or dispose of its rights under the Finance Documents without the prior consent of all of Lenders.
28.2 Group Companies as Lender
No Group Company or Affiliate of a Group Company may be a Lender under one of the Facilities.
28.3 Transfers by the Lender
a)	Any Lender (the Existing Lender) may at any time
(i)
effect a change of its Facility Office without the prior consent of the Borrower or of the Facility Agent by informing the Facility Agent of the new Facility Office (which, in turn, shall inform the Borrower thereof);

(ii)
may transfer, assign, pledge or otherwise grant a security interest in all or any part of its claims arising out of the Facilities to the European Central Bank or another supra-national bank, a central bank, a member of the European Central Bank system, a development bank, the European Investment Bank or any banking institution corresponding thereto informally and without providing notice to, or obtaining the consent of, any party to any Finance Document. However, this is subject to the condition precedent that

(A)
the Existing Lender is not (partially) released from its obligations under this Agreement as a consequence of the transfer, assignment, pledge or other security interest and the European Central Bank or another supra-national bank, a central bank, a member of the European Central Bank system, a development bank the European Investment Bank or any banking institution corresponding thereto does not accede as a party to this Agreement or another Finance Document; and

(B)
on the basis of the transfer, assignment, pledge or other security interest, the Lender or the Guarantor is not obliged to make a payment and grant rights to any person exceeding the payments to be made in each case to the Existing Lender or exceeding the rights to which it is entitled under the Finance Documents;

(iii)
may not, without the prior consent of the Lender, transfer its rights and obligations under the Finance Documents to an Affiliate or to another Existing Lender or to an Affiliate of another Lender or transfer the same by way of novation [Vertragsübernahme]; and

(iv)
may assign its rights or obligations under the Finance Documents with the consent of the Lender to another bank or financial institution or transfer the same by way of contract novation. If the Borrower fails to respond favorably or unfavorably to an inquiry by the Existing Lender as to the intended Transfer pursuant to this section a)(iv) within 5 Business Days, then consent to the intended Transfer shall be deemed to have been granted. In the context of this inquiry, reference shall be made to the constructive consent after expiration of the 5 Business Day deadline without a response. For as long as a Default is present and continuing, the Borrower’s right of consent under this section a)(iv) shall not apply, and any Lender is entitled to effect a Transfer without the need for consent to any third party (including, in particular, to a trust, fund and other business enterprise that is not affiliated with the Guarantor).

b)
To the extent an Existing Lender transfers all or some of its rights and obligations under this Agreement by way of novation to a new Lender (the New Lender), a Transfer of this kind shall be effective only if it is effected pursuant to subsection 28.5 infra (Transfer procedure). As a general principle, a Transfer shall not require any further consent by the Borrower, provided that the provisions of this subsection 28.3 are observed.

c)
Unless otherwise agreed between the Borrower and Facility Agent, a Transfer is possible only with respect to amounts of EUR [5,000,000] or more or, if a lesser amount, then when the totality of rights and obligations of a Finance Party under this Agreement are being transferred.

d)
The aforementioned provisions on Transfer shall apply mutatis mutandis to any assignment or transfer of rights and obligations arising out of the Finance Documents to third parties by way of sub-participation and to the off-loading of credit risk through the use of swaps or other derivatives.

28.4 Transfer fee
The New Lender shall pay a transfer fee of EUR 3,000 to the Facility Agent for its own account no later than on the date of the Transfer.
28.5 Transfer procedure
a)
A Transfer is effected when the Existing Lender and the New Lender submit a duly completed and executed Transfer Certificate to the Facility Agent (where appropriate with amendments which the Facility Agent has approved or fairly requested), which the Facility Agent shall execute.

b)	Subject to paragraph c), the Facility Agent shall execute without undue delay a Transfer Certificate appearing on its face to be proper.
c)	The Facility Agent shall be obliged to execute a Transfer Certificate only once it is satisfied that it has complied with all necessary “know your customer” checks with respect to the New Lender.

d)	Every Party hereby consents now and in advance to all Transfers under this section section 28 provided that the procedure under subsection 28.3 a) has been observed.

e)	On the Transfer Date:
(i)
the New Lender shall be deemed to assume the rights and obligations of the Existing Lender which are the subject-matter of the Transfer pursuant to the Transfer Certificate and shall be deemed to take the place of the Existing Lender;

(ii)	the Existing Lender shall be released from those rights and obligations and shall lose and forfeit the same; and
(iii)	the New Lender shall become a Party to this Agreement as a Lender.
f)	Notwithstanding paragraph e) above, the Parties hereby agree that the Transfer shall not cause any existing right or obligation to be extinguished.
g)	The Facility Agent shall inform the Borrower without undue delay about any Transfer.
h)
Each New Lender confirms by its execution of the Transfer Certificate that the Facility Agent is authorized to execute amendments or waivers on its behalf to which the required majority of Lenders pursuant to this Agreement has consented prior to the Transfer Date and that the New Lender shall by such consent be bound to the same extent as the Existing Lender.

29. DISCLOSURE OF INFORMATION
a)	Every Finance Party bears an obligation to treat as confidential all Confidential Information that it receives from or for Group Company in connection with the Finance Documents.
For purposes of this section 29, Confidential Information is all information with respect to the Borrower, the Group, the Finance Documents or the Facilities that any Finance Party, in connection with this Agreement in its capacity as a Finance Party
(a)	receives from the Borrower or another Group Company (or one of its advisors); or
(b)	receives from another Finance Party, provided that that Finance Party in turn received the information from the Borrower or another Group Company (or from one of its advisors), subject in each case to the exception of:
(i)	information which is in the public domain (but not as a result of a breach of this section 29 by the Finance Party);
(ii)	information the Borrower or the respective Group Company (or one of its advisors) has designated as non-confidential; and
(iii)
information which was already known to the Finance Party before that Party received the information pursuant to paragraph a) or b) hereof or which, subsequent to its receipt pursuant to paragraph a) or b), lawfully received from another source which is not associated with the Group, to the extent the Finance Party does not positively know that this information was received as a result of a breach of duties of confidentiality.

b)	A Finance Party is authorized, however, to disclose information
(i)	in court or arbitration proceedings in connection with the Finance Documents;
(ii)	where this is mandated by statute or other legal norms;

(iii)	to governmental authorities, bank regulators, tax authorities or other supervisory authorities and rating agencies;
(iv)	to its advisors (provided that they bear an obligation of confidentiality on the basis of statutory or professional ethics rules/other rules customary in the profession or on the basis of contract);
(v)	to the other Finance Parties, the State Guarantor and the Mandatary;

(vi)	to the extent permitted pursuant to paragraph c) above; or
(vii)
to a trustee [Treuhänder] of a Finance Party (provided that they bear an obligation of confidentiality on the basis of statutory or professional ethics rules/other rules customary in the profession or on the basis of contract).

c)
Any Finance Party is authorized to provide a copy of the Finance Documents and any other information, which it has received in connection with the Finance Documents, to any of its Affiliates or to any person with which it intends to carry out or has carried out a Transfer, participation (including sub-participation), hedging transaction, securitization (including synthetic securitization), any measure within the meaning of paragraph a) of subsection 28.2 (Transfers by the Lenders) or any other agreement referring to this Agreement, as well as to persons who, for technical, organizational or legal reasons, must be involved in assessments of value or in completing a measure of this kind (e.g., rating agencies, accountants, tax advisors, lawyers or notaries) (each of which referred to as a Participant). Before any Participant may be given any confidential information, it must agree with the Finance Party in question that it shall treat this information as confidential pursuant to the terms of paragraph a) above, unless an obligation of this kind already exists on the basis of statutory or professional ethics/professional rules. Information may be provided both in hard-copy form and by electronic means and by placing the information in a password-protected area of the Internet. To such extent, the Borrower hereby releases the Finance Parties from their obligations of banking secrecy.

d)
This section 29 is deemed to replace and supersede all previous confidentiality obligations of any Finance Party, which it entered into in connection with this Agreement prior to becoming a Party to this Agreement.

30. PROVISIONS RELATING TO THE DEFICIENCY GUARANTY
30.1 Performance of obligations relating to the Federal/State Guarantor Decision
The Borrower hereby undertakes to perform and satisfy all such conditions, obligation and requirements as are imposed upon it by the Deficiency Guaranty and the Federal/State Guarantor Decision, and shall assume any and all obligations set forth therein and imposed on it.
In particular:
a)
the Borrower shall, at any time, permit the State Guarantor or its Mandatary (either in person or by agents appointed by the foregoing) to conduct an audit in order to examine the likelihood or the conditions precedent to any utilization of the Deficiency Guaranty;

b)
the Borrower hereby authorizes the Facility Agent, the Security Agent and the Lenders to submit all Finance Documents and other documents pertaining to the Facilities the Security Documents and the other Finance Documents to the State Guarantor and the Mandatary, and hereby undertakes to provide and make available to the State Guarantor and the Mandatary any and all such documents as the latter may request in respect of the Facilities, the Security Documents, the other Finance Documents and the Federal/State Guarantor Decision;

c)
the Borrower shall pay to the State Guarantor, in a timely fashion, all such fees and in such amounts and at such times as are provided by the Federal/State Guarantor Decision and the Deficiency Guaranty, including, above all, the application fee described in Item B. I., the issuance fee described in Item B. II and the guaranty fee described in Item B. III of the “Instructions for Applying for Federal Loan Guarantees in Connection with Parallel State Guarantees” in the version of 10 May 2010 as appended in Schedule 7;

d)	the Borrower hereby expressly confirms that it has taken notice of the legal significance of the subsidies arising out of the Federal/State Guarantor Decision;
e)	the Borrower hereby releases the Finance Parties from their duties of confidentiality vis-à-vis the State Guarantor and the Mandatary; and
f)
the Borrower shall consent to disclosure of the grant decision, including the material grounds of such decision, to the extent that disclosure is necessary in the discretion of the Federal Ministry of Economic and Technology or of the Federal State of Brandenburg Ministry of Commerce and Finance in order to keep the public informed. Furthermore, the Federal Ministry of Economics and Technology and the Federal State of Brandenburg Ministry of Commerce and Finance are authorized to provide information to the competent committees of the German Bundestag and the respective Landtage bodies in a confidential fashion.

30.2 Additional security
In order to secure the obligations under the present Agreement and the other Finance Documents, the Borrower shall,
a)	in the event the security deteriorates (above all through an impairment of value and/all losses), provide additional security upon request; and
b)
grant security interests in the real property, which is or should be at any one time used for the operational purposes of the Production Facility FF02 and, in each case with the exception of the land which is currently used for the production facility and which is located along the street “Marie Curie Strasse” in Frankfurt/Oder (land register of the City of Frankfurt/Order, plat 133, lot 1569).

30.3 Guaranty
The Guaranty shall be enforced first against the Deficiency Guranty and will not lead to any recourse or adjustment claims against the State Guarantors.
30.4 Deficiency liability
The anount of the deficiency liability of the State Guarantors is based the amount assumed by the State Guarantors under the Deficiency Guaranty.
30.5 Reclamation and recycling systems
a)
The Borrower shall maintain the current reclamation and recycling system at all times and shall ensure, in this respect, that the solar modules introduced into the market by Affiliates of the Guarantor are capable of being returned, reclaimed and recycled unconditionally, free of charge and even in the event of the Borrower’s insolvency.

b)
No later than 120 days after the end of every fiscal year, the Borrower shall deliver to the Facility Agent a confirmation of its auditor that substantiates that a reclamation and recycling system is being maintained in accordance with Decision BB 393 (B) of 30 June/4 July 2006 as well as the reasonableness of the invested amounts that will not become part of the insolvency estate (insolvenzreif). An auditor may submit a confirmation containing such content in connection with the annual financial statements.

30.6 Duties of information
a)
The Facility Agent shall provide, in electronic form pursuant to subsection 33.2 (Electronic communication), the documents submitted by the Borrower pursuant to subsection 19.1 (Financial statements and reports), subsection 19.4 (Business Plan), subsection 19.5 (Compliance Certificate) and subsection 19.6 (Miscellaneous information) to the State Guarantor.

b)	The Facility Agent shall notify the State Guarantor without undue delay if
(i)	it determines that the Borrower is in arrears in making its agreed interest or principal payments on the Loan for a period in excess of three months;
(ii)	it determines that other material contractual credit obligations have been breached;
(iii)	it determines that material details of statements with respect to the assets and income of the Borrower have been subsequently revealed to be incorrect or incomplete;
(iv)
it learns that the Borrower will cease to make payments or that an petition is being made to commence insolvency proceedings over the assets of the Borrower or that compulsory judicial enforcement is being levied on significant portions of its assets;

(v)	it gains knowledge of other circumstances that, in its opinion, would place repayment of the guaranteed credit at risk.
30.7 Required approvals
In addition to the conditions precedent contemplated under the relevant provisions of this Agreement, the following measures require the approval of the State Guarantors:
a)	creation or preservation of security in rem pursuant to paragraph c)(xi) of subsection 21.4 (No encumbrances or security)
b)	any alienation and/or disposition under paragraph b) (viii) of subsection 21.5 (Sales/Disposals);

c)	taking any measures falling under subsection 21.6 (Reorganisations);
d)
incurring Financial Indebtedness pursuant to paragraph b) (iv) of subsection 21.13 (Financial Indebtedness) which would be owed to Affiliates (with the exception of the Guarantor, First Solar GmbH and First Solar Holdings GmbH), to the extent that such new financial indebtedness is not incurred in the ordinary course of business (provided that transactions with companies other than those mentioned above, under which Financial Indebtedness is incurred, shall up to an aggregate amount of EUR 50,000,000 in the relevant fiscal year always in any event be deemed actions taken in the ordinary course of business) and paragraph b) (vii) of subsection 21.13 (Financial Indebtedness);

e)	granting or extendingloans and credits pursuant to paragraph b) (v) of subsection 21.14 (Grant of loans);
f)	the provision of guarantees or indemnities under paragraph b)(vi) of subsection 21.15 (No guarantees or indemnities);
g)	any action falling within paragraph a) of subsection 21.16 (Acquisitions and joint ventures), and
h)
material new real investments for the FFO II Production Facility, subject to the following agreed exceptions: (i) servicing, maintenance, repair and modernization measures; (ii) actions or measures, which are included in the Business Plan that forms the basis of the Federal/State Guarantor Decision; and /or (iii) real investments of less than EUR 10,000,000 in the relevant single case.

30.8 Coordination of acceleration with State Guarantor
The Parties hereby agree that:
a)
the Lenders hereby instruct the Facility Agent to take the actions referenced in subsection 22.20 (Acceleration) where the State Guarantor asks it to do so upon the occurrence of a Default, which is listed in Annex II (Model Loan Agreement) of the State/Guarantor Guarantor Decision (taking account of the justified concerns of the Lenders); and

b)
any waiver of rights with respect to one of the Defaults referenced in paragraph a) may be given only with the prior consent of the State Guarantor, except where the waiver of rights pertains to deferrals of interest and principal payments which are appropriate in the circumstances, up to a maximum deferral of six months and a maximum amount of one due and payable installment of interest and principal.

30.9 Relations with Agents
a)	The Facility Agent shall additionally notify the State Guarantor where it bears a duty of information pursuant to subsection 23.2 (Duties of Facility Agent) paragraph d).
b)	The Security Agent shall forward electronic copies of the Security Documents to the State Guarantor upon request for its independent review.
30.10 Release and realization of security
a)
Prior to complete satisfaction of the secured claims, any release of Transaction Security shall (subject to the further provisions of subsection 24.14 (Release of security)) also requires the consent of the State Guarantors.

b)	No consent of the State Guarantors is required in order to realize on security pursuant to subsection 24.15 (Realization or sale of Security).
c)	The Parties hereby recognize and acknowledge that the State Guarantors have the right to engage authorized agents in the administration of the Deficiency Guarantee.
30.11 Amendments to Finance Documents
a)
A term of any Finance Document may be amended only with the consent of the State Guarantors. The foregoing shall not apply to terms relating merely to the relations of the Finance Parties inter se, as well as relating to deferrals appropriate under the circumstances of interest and principal payments up to a maximum deferral of six months and a maximum amount of one due and payable installment of interest and principal.

b)	Prior to complete satisfaction of the secured claims, any amendments to the Security Documents shall also require the consent of the State Guarantors.
30.12 Transfers by the Lenders
Any assignment or novation pursuant to paragraphs a) (iii) or a) (iv) of subsection 28.3 (Transfer by the Lenders) in respect of the Facility shall require the prior consent of the State Guarantors. The foregoing shall also apply to any grant of equitable sub-participation [wirtschaftliche Unterbeteiligung].
30.13 Written communications
All communications to the State Guarantors must be directed to the Mandatary at the following address (unless the Mandatary provides written notice to the Parties to this Agreement at a later point in time of a different address):

Mandatary	PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft
`	Attention: Ms Solveig Gute
Lise-Meinter-Str 1
10598 Berlin
Fax: + 49 30 2636-1221

31. TERMS OF FEDERAL/STATE GUARANTOR DECISION
a)
Subject to the provisions set forth below, the provisions of the Federal/State Guarantor Decision (Bürgschaftsentscheidung) set out in Schedule 8 (Federal/State Guarantor Decision) shall constitute an integral part of, and be incorporated by reference into, this Agreement, even if they are not expressly covered by the present Agreement. In the event of contradictions between the provisions of the Federal/State Guarantor Decision and the terms of this Agreement, the provisions of the Federal/State Guarantor Decision shall prevail.

b)	The following provision shall be construed as follows:
With respect to the requirement of the respective current planning, condition H.II b) of the Federal/State Guarantor Decision shall be construed in such a manner that a proper servicing of the guaranteed Loans shall be deemed to have been ensured if the Borrower complies with the obligations under subsections 21.22 (Debt service reserve account) and 21.23 (Minimum liquidity).
32. SEVERABILITY
a)
Where any term of a Finance Document is deemed to be or become illegal, ineffective or unenforceable under any legal system, this shall have no effect on the legality, effectiveness or enforceability (i) of all of the other terms of the Finance Documents in such legal system or (ii) of this or any other term of the Finance Documents in other legal systems.

b)
The illegal, ineffective or unenforceable term shall be deemed replaced by such lawful, effective and enforceable term that most closely reflects, in commercial respects, the purpose of the replaced term. The same shall apply where, in the course of performing a Finance Document, a contractual gap requiring supplementation is identified.

33. NOTICES
33.1 Communications in writing
a)	Each communication in connection with a Finance Document shall be made in writing and may, unless otherwise provided:
(i)	be made by personal delivery and by mail; or
(ii)	unless a Party expressly objects thereto, also by e-mail (to at least two addressees), fax or by means of other types of electronic communications.
The Facility Agent assumes no liability whatsoever for losses resulting from dissemination of information by electronic means. The foregoing also applies in cases of unauthorized access or breaches of duties of confidentiality.
b)
Unless otherwise provided, every consent or agreement in connection with a Finance Document must be in written form. For purposes of the Finance Documents, electronic communications are deemed to be written communications.

c)	Any communication to or from the Borrower relating to a Finance Document (with the exception of the Transaction Securities) must be dispatched via the Facility Agent.
d)	All notices to or from the Borrower relating to the Transaction Securities, must be dispatched via the Security Agent.
33.2 Electronic communication
An Agent may satisfy its obligations under the Finance Documents to submit Finance Documents and information, communications and other documents in connection with Finance Documents by publishing them on such electronic website as the Agent shall designate for this purpose, provided that the Agent notifies the Lenders and, to the extent applicable, the State Guarantor and/or the Mandatary of the IP address (and, where applicable, any associated passwords) for such a website.

33.3 Addresses for communications
a)
Unless otherwise provided below, all communications in connection with the Finance Documents must be made to the address communicated by the Party in question for this purpose to the Facility Agent by a date no later than the date on which that party became a Party to a Finance Document.

c)
Any Party may change its address by notifying the Facility Agent (in the case of the Facility Agent: the other Parties) five (5) Working Days in advance. Where a Finance Party designates a particular department or a particular correspondent as the recipient for a communication, then a communication will not be effective unless it is made to that department or that correspondent.

33.4 Effective delivery
a)	Unless otherwise provided below, any communication in connection with a Finance Document shall be deemed to have been received:
(i)	if by delivery in person — on the date of personal delivery;
(ii)	if by way of letter — when it has been deposited at the post office in a correctly addressed envelope, postage prepaid; and
(iii)	if by way of fax, e-mail or by other means of electronic communication — when received in legible form.
b)
Any communication under the foregoing paragraph a) which arrives at its destination on a non-working day or outside of business hours shall be deemed delivered on the next working day at that destination.

c)	Any communication to the Facility Agent shall be effective only when actually received.
33.5 Communication in the event of Impaired Facility Agent
If the Facility Agent becomes an Impaired Facility Agent, the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly, and (while the Facility Agent remains an Impaired Facility Agent) all of the provisions of the Finance Documents, which require communications to be made or notices to be given to or by the Facility Agent, shall be varied so that communications may be made directly to or by the relevant parties. This provision shall not operate after a new replacement Facility Agent has been appointed.
33.6 Language
Any communication made in connection with a Finance Document shall be in German or English. Any other document that is submitted in connection with a Finance Documents must be in German or English or, unless otherwise agreed with the Facility Agent, shall be submitted together with a German translation. In such case, the German translation will prevail unless the document is an official document.
34. GOVERNING LAW AND JURISDICTION
a)	This Agreement (and all extra-contractual rights and obligations in connection with this Agreement) shall be governed by German law.
b)
Jurisdiction and venue for all disputes in connection with this Agreement (including all disputes in respect of extra-contractual rights and obligations in connection with this Agreement) shall lie with the courts of Frankfurt am Main, Germany. However, the Finance Parties are entitled to bring an action in any other court with jurisdiction.

35. CONCLUSION OF THIS AGREEMENT
a)
The Parties may choose to conclude this Agreement by an exchange of signed signature pages, transmitted by means of telecommunication (telekommunikativer Übermittlung) by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

b)
If the Parties choose to conclude this Agreement in accordance with paragraph (a) above, they will transmit the signed signature pages to White & Case LLP, c/o Ms Sabine Schomaker/Mr Clemens Niedner, fax: +49 69 299 94 1444, E-mail: sschomaker@whitecase.com/cniedner@whitecase.com (the Recipient). This agreement shall be deemed concluded once the Recipient has actually received the executed signature pages of all Parties to this Agreement and at the time of receipt of the last outstanding signature page. The Parties agree to send six originals of the signature pages to the Recipient.

c)
For the purposes of this section 35 only, the Parties to this Agreement designate the Recipient as the agent of receipt (Empfangsvertreter) and expressly permit the Recipient to collect the executed signature pages from all and for all of the Parties to this agreement. The Recipient shall have no further obligations in its capacity as Recipient. The Recipient may assume that the signature pages received by means of telecommunication comport with the originals, that the signatures on the signature pages are genuine and that the signatories have signature authority.

d)	This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES
PART I
THE BORROWER

Commercial registration number
Borrower	Jurisdiction	(or equivalent, if any)
First Solar Manufacturing GmbH	Germany	HRB 11116, Frankfurt/Oder Municipal Court

PART II
THE ORIGINAL LENDERS

Commitments
Original Lender	(EUR)
Commerzbank Aktiengesellschaft	48,500,000

Sachsen Bank	38,000,000
Norddeutsche Landesbank — Girozentrale	38,000,000

Total Commitment	124,500,000

SCHEDULE 2
PART I
ORIGINAL CONDITIONS PRECEDENT TO DISBURSEMENT
A.	Corporate documents

1.	With respect to Borrower
a)
Current copies of Borrower’s corporate documents (certified articles of association/incorporation [beglaubigter Gesellschaftsvertrag] / certified bylaws [beglaubigte Satzung], certified extract from the Commercial Register and the internal rules of procedure of the executive board and supervisory board, if any).

b)	A copy of the shareholder resolution of the Borrower
(i)	consenting to conclusion of the Finance Documents, the obligations and transactions contemplated therein and the terms thereof and resolving to execute, deliver and perform the Finance Documents;
(ii)	authorizing a particular person/particular persons to execute the Finance Documents, to which the Borrower is a party, on its behalf; and
(iii)
authorizing a particular person/particular persons on behalf of the Borrower to execute and deliver all documents and communications (including any Notices of Utilization) that the Borrower must execute/deliver in connection with the Finance Documents to which the Borrower is a party.

c)	Written confirmation (Formalities Certificate) of an authorized signatory of the Borrower
(i)	containing the name and specimen signature of the individuals with authorization to execute the Finance Documents on behalf of the Borrower; and
(ii)	that the documents referenced in the foregoing paragraphs a) and b) and attached to the certificate are correct, complete and fully in force as of the First Utilization Date.
2.	With respect to First Solar Inc.:
a)
Current copies of the corporate constitutive documents (certificate or articles of incorporation or organization or formation) and of its by-laws as well as all agreements, official documents, applications and notices relating thereto, submitted to the competent authorities of the country of formation in connection with the formation or organization of First Solar Inc., and, where applicable, all constitutive documents and/or constitutive agreements for the relevant legal entity.

b)	A copy of the resolution of First Solar Inc.’s board of directors
(i)	consenting to entering into the Guaranty, consenting to the obligations and transactions and the terms thereof contemplated therein, and resolving to execute, deliver and perform the same, and
(ii)	authorizing a particular individual and/or particular individuals to execute and deliver the Guaranty on its behalf.

c)
A current certificate of good standing for First Solar Inc. recently issued by the competent office (Secretary of State or another competent official of a government agency) in the legal system of formation of First Solar Inc.

d)	Formalities Certificate of an authorized signatory of First Solar Inc.
(i)	containing the names and specimen signatures of those individuals who are authorized to execute the Finance Documents on behalf of First Solar Inc.; and
(ii)	indicating that the documents listed in paragraphs a) through c) and the documents attached to the certificate are correct, complete and fully in force on the First Utilization Date.
B.	Financial statements and business plan
1.	The Original Financial Statements.
2.	Business Plan for fiscal 2011.
C.	Financing documents
1.	This Agreement.
2.	The Security Documents in executed form as listed in Schedule 2, Part II (Security Agreements prior to Initial Utilization).
3.	Executed Fee Agreements.
4.	The executed deed with respect to the valid Deficiency Guaranty together with Federal/State Guarantor Decision.
D.	Legal opinions
The following legal opinions, each addressed to the Original Lenders, the Facility Agent and the Security Agent:
1.	A legal opinion of White & Case LLP as German legal advisors to the Facility Agent with respect to this Agreement and the Security Documents under German law.
2.	A legal opinion of White & Case LLP as German legal advisors to the Facility Agent with respect to the notification obligation for the Deficiency Guaranty.
3.	Legal opinion of White & Case LLP, as the German legal advisor of the Facility Agent with respect to the Borrower’s execution of the Finance Documents.
4.	Legal opinion of Cravath, Swaine & Moore LLP, as US legal advisor of the Guarantor with respect to the Guarantor’s execution of the Guaranty.
E.	Miscellaneous
1.	The Group Organizational Chart.
2.	Copy of the US Credit agreement;
3.
Copies of the correspondence with the Mandatary in its capacity as the mandatary of the Federal Government and of the German Federal State of Brandenburg, amending, specifying or commenting on the Federal/State Guarantor Decision, the Deficiency Guarantee or the terms of this Agreement, arising on or before the date of closing of this Agreement;

4.	Confirmation of the Borrower’s insurance broker with respect to the reasonableness and completeness of the existing insurance package;
5.
Evidence that all commissions, fees and costs which are due and payable by the Borrower pursuant to the Finance Documents at this point in time have been paid or shall be paid on the first Utilization Date.

6.	Submission of the Preservation of Capital Statement.
7.	Evidence that Borrower has equity capital available to it of at least EUR 27,189,000 at execution of this Agreement and was applied to the construction of Production Facility FFO2.
8.
Confirmation of M + W Germany GmbH, as the Borrower’s general contractor for the construction of the Production Facility FFO2, particularly with respect to the existence of all of the regulatory Authorizations and Permits required for the construction of Production Facility FFO2.

9.
Evidence that the investment subsidies and grants budgeted in connection with construction of the FFO2 Production Facility and equaling EUR 22,500,000 (minus the value of the State aid of the Deficiency Guaranty) have been accepted or can be claimed by the Borrower in the case of a grant. Insofar as the investment subsidies have not yet been disbursed in full, evidence shall be furnished that the differential is available to the Borrower in the form of its own capital resources.

10.	Evidence that the Debt Service Reserve Account has been opened and credited with an amount of EUR 16,600,000 or is credited on the initial Utilization Date.

SCHEDULE 2
PART II
SECURITY AGREEMENTS PRIOR TO INITIAL UTILISATION
1.	GERMANY
a)
First-ranking registered land charges [Buchgrundschulden] immediately enforceable in rem and in personam (including the related declaration of the purpose for creating the security interest) in the full amount of the loan with respect to the Borrower’s real property located in the city of Frankfurt/Oder, along the street “Marie Curie Strasse”, folio no. 17248, plat 133, lot 1682, and registered on the Land Register of Frankfurt/Oder Municipal Court;

b)	Creation of security interests [Sicherungsübereignung] in all movable goods belonging to the FFO2 Production Facility.
c)	Account pledge agreement relating to the Debt Service Reserve Account
2.	USA
a)	Unconditional and irrevocable Guaranty (guaranty agreement) of First Solar Inc. in favor of the Security Agent pursuant to German law, in the amount of all sums owed under the Finance Documents.

SCHEDULE 3
UTILIZATION REQUEST AND SELECTION NOTICE
PART I
SPECIMEN OF A UTILIZATION REQUEST

To:	[ ] Facility Agent

From:	First Solar Manufacturing GmbH

Date:	[Date]
EUR 124,500,000 credit agreement dated 18 May 2011 by and between, inter alia, First Solar Manufacturing GmbH, as the Borrower, and Commerzbank Aktiengesellschaft, as the Arranger (hereinafter Credit Agreement)
1.	We refer to the Credit Agreement. This is a Utilization Request. All terms used in this Utilization Request have the same meaning as in the Credit Agreement unless given a different meaning herein.
2.	We wish to utilize a cash Loan on the following terms:
(i)	Utilization date: [ ]

(ii)	Amount: EUR [ ]

(iii)	Interest period: [ ]

(iv)	Purpose: [ ]
3.	Our payment instructions are: [ ].
4.
We hereby confirm that all conditions precedent to disbursement pursuant to subsection 4.1 (Required documents) of the Credit Agreement are met this day and, to our current knowledge, will be met on the date of Utilization.

5.	We hereby confirm that both today and on the date of Utilization there is no Element of Default nor will any Default arise due to the Utilization.
6.
We hereby confirm that [[Representations pursuant to section 18 (Representations)]/ [Repeating Representations1]] are correct on today’s date and, to our present knowledge, will be correct on the date of Utilization, with respect to such circumstances that exist on each such date.

7.	This Utilization Request is irrevocable.
First Solar Manufacturing GmbH

Executed by:

Name of signatories:

[1]	Limitation on repeating representations does not apply to utilizations on the First Utilization Date.

PART II
SPECIMENT OF SELECTION NOTICE

To:	[ ] as Facility Agent

From:	First Solar Manufacturing GmbH

Date:	[Date]
EUR 124,500,000 credit agreement dated 18 May 2011 by and between, inter alia, First Solar Manufacturing GmbH, as the Borrower, and Commerzbank Aktiengesellschaft, as the Arranger (hereinafter Credit Agreement)
1.
We refer to the Credit Agreement. This is an Selection Notice. All terms used in this Selection Notice have the same meaning as in the Credit Agreement, unless a different meaning is given to them herein.

2.	We refer to the Loan [ ], the Interest Period of which ends on [ ].
3.	The next Interest Period for the above-referenced Loan is intended to run for [Duration of interest period].
4.	We confirm that all of the Repeating Representations are correct as of the date of this Selection Notice.

5.	This Interest Period Notice is irrevocable.
First Solar Manufacturing GmbH

Executed by:

Name of signatories:

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the Existing Lender and
[The New Lender] (the New Lender)

Date:	[ ]
EUR 124,500,000 credit agreement dated 18 May 2011 by and between, inter alia, First Solar Manufacturing GmbH as the Borrower and Commerzbank Aktiengesellschaft as the Arranger (hereinafter Credit Agreement)
We refer to the Credit Agreement. This is a Transfer Certificate. All terms used in this Transfer Certificate have the same meaning as in the Credit Agreement, unless they are given a different meaning herein.
1.
The Existing Lender hereby transfers to the New Lender, who accepts the transfer, its rights and obligations under the Credit Agreement by way of novation [Vertragsübernahme], to the scope and extent shown in the Schedule.

2.	The proposed Transfer Date is [ ].
3.	The administrative information of the New Lender needed for purposes of the Credit Agreement are shown in the Schedule.
4.	The New Lender hereby ratifies all legal acts undertaken by the Security Agent under the Finance Documents for the New Lender prior to the date of this Transfer Certificate.
5.
The Existing Lender and the New Lender hereby agree that the Existing Lender shall bear no liability to the New Lender with respect to the legality, validity, reasonableness, correctness, completeness or performance:

(i)	of a Finance Document or any other document related thereto; or
(ii)	of written or oral details or information made or submitted in connection with any Finance Document, and that all statutory warranties have been disclaimed to the extent allowed by law.
6.	The New Lender hereby confirms to the Existing Lender and the other Finance Parties that it:
(i)
has conducted its own independent review of all of the risks in connection with the Finance Documents (including the financial situation and affairs of the Borrower, of the Guarantor and its Affiliates as well as the type and scope of any claim for recourse against a Party to this Credit Agreement) and in connection with its participation therein and shall continue to do so: and

(ii)	has not relied on information provided to it by the Existing Lender in connection with any Finance Documents.
7.	The Existing Lender and the New Lender hereby agree that the Existing Lender shall not be obliged under any Finance Document:
(i)	to accept any re-assignment to it of the rights or obligations transferred by this Transfer Certificate; or

(ii)	to accept any share of losses the New Lender incurs on the basis of non-performance of the Borrower’s obligations/of the Guarantor’s obligations under the Finance Documents or otherwise.
8.	The New Lender confirms that it is able to release the Agents[2] from the limitations of § 181 of the German Civil Code.
9.	The New Lender shall give all required notices in connection with the transfer of the rights and obligations, Loans and/or Commitments listed in the Schedule.
10.	This Transfer Certificate is governed by German law.
11.	The New Lender’s VAT identification number is [•][3].

[2]	Where applicable, the word “not” should be added here.

[3]	This transfer certificate must be prepared taking into account the consent requirements and constructive consent time periods of subsections 28.3 and 30.10 of the Credit Facility Agreement.

Annex to Schedule 4
Rights and obligations being transferred by way of novation [Vertragsübernahme]
[insert relevant details, including the relevant Commitments]
Administrative details of New Lender
[Insert details of Facility Office, address for communications and payment details]

[Existing Lender]	[New Lender]

Executed by:	Executed by:
The Facility Agent hereby confirms the Transfer Date as follows [DATE].
[Facility Agent]
Executed by:

SCHEDULE 5
PART I
FORM OF COMPLIANCE CERTIFICATE

To:	Commerzbank Aktiengesellschaft, Luxembourg branch as Facility Agent

25, Rue Edward Steichen
L-2040 Luxembourg
Attn: [ ]
Fax: +352 346868 3222

From:	First Solar Manufacturing GmbH

Date:	[Date]
EUR 124,500,000 credit agreement dated 18 May 2011 by and between, inter alia, First Solar Manufacturing GmbH, as the Borrower, and Commerzbank Aktiengesellschaft, as the Arranger (hereinafter Credit Agreement)
1.	We refer to the Credit Agreement. This is a Compliance Certificate.

2.	We confirm that on the [Reference Date] the figures and ratios were as follows:
a)	Minimum Liquidity: USD [ ]

b)	EBITDA: USD [ ]

c)	Gearing Ratio
- EBITDA: [     ]
- Net Financial Indebtedness: [     ]
- Ratio of Net Financial Indebtedness to EBITDA: [     ] to 1
3.	We attach the detailed calculations set forth below and a confirmation of First Solar Inc. reflecting the foregoing financials.
4.	We confirm that as of [Reference Date] no Default had occurred.
First Solar Manufacturing GmbH

Executed by:

Name of signatories:

SCHEDULE 5
PART II
FINANCIAL RATIOS
1. Minimum liquidity
The Minimum Liquidity of the Group (defined as “Liquidity Availability” in the US Credit Agreement) may not at any time fall below USD 400,000,000.
2. EBITDA requirement
On the relevant testing dates for the preceding 12-month-period in each case, the consolidated EBITDA (defined as “Consolidated EBITDA” in the US Credit Agreement) of the Guarantor and certain group companies (defined as “Restricted Subsidiaries” in the US Credit Agreement) may not fall below the value shown next to the respective period.

Period
following the Closing Date (as defined in the
US Credit Agreement)	EBITDA in USD

in years 1 through 3	400,000,000

in year 4	500,000,000

beginning year 5	600,000,000
3. Gearing ratio (Leverage)
The Gearing Ratio (defined as “Consolidated Leverage Ratio” in the US Credit Agreement) (Net Financial Debt (defined as “Consolidated Total Debt” in the US Credit Agreement) relative to consolidated EBITDA (defined as “Consolidated EBITDA” in the US Credit Agreement)) may not at any point in time fall below 1.75:1.00.
Definitions
The calculation of the Financial Ratios shall in detail be made in accordance with the provisions of the the US Credit Agreement in the version in force at the time this Agreement is signed. The respective English terms defined in the US Credit Agreement are added above in parenthesis.

SCHEDULE 6
GROUP ORGANIZATIONAL CHART
(to follow)

SCHEDULE 7
FEDERAL/STATE GUARANTOR DECISION
PART I
FEDERAL/STATE GUARANTOR DECISION
Decision
on the Application for Guaranty made by
First Solar Manufacturing GmbH
(Inter-ministerial meeting held on 2 November 2010 and 26 November 2010)
A. Borrower
First Solar Manufacturing GmbH, Marie-Curie-Straße 3, 15236 Frankfurt/Oder (FSM)
B. Lender
Syndicate under the management of Commerzbank AG Luxembourg Branch, 25, rue Edward Steichen, L-2540 Luxembourg.
C. Amount of loan
Investment credit: EUR 124,500,000
Unless this decision provides otherwise, the investment credit must be concluded on the basis of the model loan agreement in accordance with the “instructions (version 10 May 2010) known to the Borrower and the Lender, for the federal guaranty and the guaranty issued by the German Federal State of Brandenburg.
D. Terms and conditions of the loan

Disbursement:	100%

Interest rate:	EURIBOR plus margin equal to 135 basis points per annum

Interest period:	selectable, three or six months

Term:	8.5 years from the signing of the credit agreement (term expected to run through 31 August 2019)

Commitment period:	17 months from the signing of the credit agreement (utilization periods)

Commitment fee:	35% of the margin per annum on the amount, which is not utilised during the utilization periods and is not terminated

Repayment:	15 semi-annual instalments of EUR 8,300,000; beginning 18 months after the signing of the credit agreement (repayment period expected to commence on 31 August 2012)

Structuring fee:	EUR 311,250 (0.25% of the loan amount)

Arrangement fee:	EUR 124,500 (0.10% of the loan amount)

Participation fee:	EUR 809,250 (0.65% of the loan amount)

Agency/Security Fee:	EUR 30,000 per annum

Planned securitisation period:	no later than 6 months after the guarantor decision is issued.
If the credit agreement is not executed within the aforementioned period, then the guaranty commitment made by the Federal Government and the Federal State Government of Brandenburg will expire. Upon well-grounded application, the guarantors may, however, extend the deadline.
E. Guarantees of the Federal Government and the German Federal State of Brandenburg
Investment credit: EUR 124,500,000
A total of 70% of the deficiency existing after the realisation of security in accordance with the form instrument BUND/LÄNDER deficiency guarantee (without a right to ex ante satisfaction [Vorabbefriedigungsrecht]), pursuant to the “instructions” (version 10 May 2010) for the guaranty of the Federal Government and the German Federal State of Brandenburg.
The guarantees are furnished in the form of proportionate parallel guarantees equal to 42% from the Federal Government and 28% from the German Federal State of Brandenburg.
Notwithstanding the interest margin agreed to with the Borrowers, the guarantee coverage will include merely a margin of 1.0% per annum.
The participation fee agreed to between the Lender and the Borrower will generally be applied to reduce the deficiency in the event that the public deficiency guarantees issued by the Federal Government and the German Federal State of Brandenburg are utilised. The basis for calculating the deficiency will not be lowered, however, if the fee could have been collected in the form of a correspondingly higher margin over the entire term of the loan until the date of the deficiency.

F. Use of credit
Partial funding for financing the land purchase and the construction of four additional production lines at the Frankfurt/Oder location for the manufacture of solar modules, pursuant to the financial needs and financing plan appended to this decision model (hereinafter referred to as “Plant II”).
G. Security for the credit
1.	A first-ranking abstract land charge [Grundschuld] on the still un-surveyed tract of land at the grounds of Plant II, covering the full amount of the credit;
2.
Grant of a security interest [Raumsicherungsübereignung] in the FSM assets that were acquired in connection with the project, specifically the machinery/equipment/installations financed with this credit;

3.
Guaranty from the American holding company, First Solar Holdings Inc. (FSH Inc.). This guaranty shall be enforced before the guaranty of the German Federal Government and the Federal State of Brandenburg can be enforced, and it will not give rise to any recourse or indemnity claims against the German Federal Government and the Federal State of Brandenburg. In terms of priority, any such claims may be enforced only after the claims based on the Federal and Federal State’s guarantees;

4.	Pledge of the debt service reserve account (see point H.II c of this decision).
H. Miscellaneous
I. Terms and conditions/Conditions precedent to validity
Prior to initial disbursement of the guarantee-backed credits, the Lender must receive evidence or confirm that
a)	equity capital of at least EUR 27.189 million has been fully paid in and has been deployed in connection with the project,
b)	the investment subsidies, which amount to EUR 22.5 million and were planned in connection with this project, less the state-aid value of the guarantee, have been approved.
II. Conditions and other rules
a)	The Company’s equity capital must be preserved in the Company over the term of the guarantee-backed loans (Capital Preservation Covenant).

b)
FSM’s managing directors must ensure that no dividends are paid out if the annual debt service for the guarantee-backed loans cannot be paid out of FSM’s available cash flow and, on the basis of the Company’s planning (as updated from time to time), it likewise does not appear that proper servicing of the guarantee-backed loans for the subsequent year is assured.

c)
From the outset and at any time during the term of the guarantee-backed loans, FSM shall maintain minimum liquidity (in the form of a debt service reserve account which shall be pledged) in an amount equal to one annual repayment instalment, not exceeding, however, the outstanding loan amount.

d)
Prior to disbursement of the guarantee-backed loans, the Lender shall verify, or require evidence to be submitted to it showing, that the material permits required to implement the subject project are in place. (To the extent it is not yet possible to submit approvals, licenses and/or permits in this respect, the Company shall at least submit confirmation of the relevant competent authority showing that, based on the documents submitted to it and as of the current stage of processing, the authority has not made any findings that would prevent the approval/permit/license from being granted).

e)
The Lender shall verify that, over the term of the guarantee-backed loans, the existing recovery and recycling system shall remain in place in compliance with the directives set forth in the decision on BB 393 (B). In particular, the Company shall ensure that products placed on the market for or on behalf of First Solar Group will be assured of a return option and proper recycling or disposal option which is unconditional, free-of-charge and insolvency-proof. Annual confirmation from an independent auditor must be provided that the recycling system is being maintained in accordance with those requirements and that the amounts placed in insolvency-proof investments are appropriate.

f)
Goods and services transactions as between the Borrower and the other First Solar Group companies and as between the Borrower and companies lying within First Solar Inc.’s sphere of influence shall be on market terms; in connection with First Solar Manufacturing GmbH’s annual financial statements, its financial auditors shall comment thereon.

g)	In the event that the investment subsidies should not be available in a timely fashion, First Solar Manufacturing GmbH shall pre-finance the amount of any shortfalls by providing additional equity.

h)	Acceptance of this guarantee decision is deemed a repeat confirmation of the Borrowers’ previous written confirmation that they have taken note of the advice on facts relevant under state-aid law.

Berlin, 9 December 2010	For the Federal Ministry of Commerce and Technology	For the Federal Ministry of Finance

	/signed/ Dr. Armgard Wippler	/signed/ as agent Wellmann

Potsdam, 9/13 December 2010	For the Ministry of Finance and European Affairs of the German Federal State of Brandenburg	For the Ministry of Finance of the Federal State of Brandenburg

	/signed/ Steffen	/signed/ Dr. Menzel

Berlin, 9 December 2010	For PricewaterhouseCoopers AG	For PricewaterhouseCoopers AG

	/signed/ Koch	/signed/ Prokura Solveig Gute

Financial Needs/Financing Plan
Table 1: Financial Needs/Financing

Use of funds	TEUR	in %	Source of funds	TEUR	in %
Land parcel	850	0.5%	Equity capital	27,189	15.7%
Buildings and infrastructure	60,650	35.1%	Subsidies	21,311	12.3%
Technical equipment/machinery	111,500	64.5%	Debt capital (“Term Loan“)	124,500	72.0%
Total	173,000	100.0%	Total	173,000	100.0%

SCHEDULE 7
PART II
GENERAL TERMS AND CONDITIONS FOR THE ASSUMPTION OF GUARANTEES BY
THE GERMAN BUND
General terms and conditions for the assumption of guarantees by the government of the Federal Republic of Germany [Bund] and by German Federal State [Länder] guarantors
I. Conditions and Requirements
1.
Conditions and requirements, which the federal and state governments (Bund/Land) have prescribed in writing, shall be deemed to constitute material parts of the Guaranty; to the extent they relate to the credit relationship, they must be incorporated within the credit agreement.

II. Credit Agreement
2.
Amendments to the credit agreement approved by the Bund/Land on the basis of the model credit agreement in effect from time to time and on which the guaranty is based shall require the prior consent of Bund/Land.

3.
The Lender is authorized to grant deferrals of interest and principal payments appropriate in the circumstances, up to a maximum deferral of six months and the maximum interest and principal payment which is due and payable.

III. Assignment
4.
No change of creditor shall be effective without the prior consent of the guarantor, irrespective of the manner in which such change is brought about; in the event consent is granted, the creditor must continue to act as a fiduciary or trustee to administer the rights and obligations arising out of the credit/guarantee.

5.	The grant of an equitable sub-participation [wirtschaftliche Unterbeteiligung] shall be deemed the equivalent of an assignment.
IV. Obligations of the Lender
6.
When granting credit and executing credit transactions, the Lender shall exercise the degree of care of a reasonable merchant [die Sorgfalt eines ordentlichen Kaufmanns]. The fact that there is a guaranty from the Bund/Land may not give rise to a reduction in the level of care.

7.
Upon the occurrence of a deficiency, the Bund/Land shall be deemed released from the guaranty vis-à-vis the Lender if the Lender breaches any obligation incumbent on it under this guaranty. The foregoing shall not apply in the event of negligent breach [fahrlässige Verletzung], to the extent the deficiency was not caused by the breach.

Prior to this point in time, the Bund/Land may terminate the guaranty vis-à-vis the Lender with immediate effect if the Lender breaches any obligation incumbent on it under this guaranty and, despite demand made on the Lender, fails to perform that obligation within a reasonable, specified time.
8.	The Lender shall notify the Bund/Land without undue delay if
a)	the Borrower is in default for longer than three months in respect of a payment of agreed interest or principal of the guaranteed credit;
b)	the Lender ascertains that the Borrower has breached other material contractual credit obligations;

c)	the Lender ascertains that the Borrower’s statements with respect to its assets and income have subsequently been revealed to be incorrect or incomplete in material respects;
d)
the Lender learns that the Borrower is ceasing to make payments or that a petition has been filed for the commencement of insolvency proceedings on the Borrower’s assets or compulsory judicial enforcement [Zwangsvollstreckung] is being levied over significant portions of the Borrower’s assets;

e)	other circumstances come to the Lender’s knowledge that, in the Lender’s view, place repayment of the guaranteed credit at risk.
9.	The Lender shall exercise its contractual right of termination upon request of the Bund/Land. In this context, the Lender’s justified concerns shall be taken into account.
10.
The credit must be secured pursuant to the terms of the credit agreement. The security to be provided is intended to secure the total credit; it is not permitted to create separate security covering the Lender’s share of the risk. The Lender shall reserve the right to demand the provision of additional security by the Borrower in the event of deterioration of the security, in particular in the event of collateral depreciation and/or losses.

11.
As soon as and to the extent that the security created with respect to the credit and/or available further security comports with the investment guidelines generally followed by the Lender, the Lender shall inform the Bund/Land thereof; in that case, the Lender and the Bund/Land shall coordinate with respect to the extent to which the Bund/Land may be released from its guarantees based on the intrinsic value of such security.

12.
To the extent that, following payment by the Bund/Land under their guarantees, the rights, which arise under the security provided in exchange for the credit, fail to pass to Bund/Land by operation of law (subrogation), the Lender shall transfer those rights (pro rata) to the Bund/Land.

Where the Lender’s claims are satisfied by utilization of Bund/Land’s guarantees, the Lender shall act as a fiduciary for the account of Bund/Land to administer and make dispositions over such rights as pass to Bund/Land by operation of law or by assignment, with no right to separate compensation therefor, but with entitlement to reimbursement of expenses, exercising the care of a reasonable merchant.
V. Payment Delay
13.
In the event of a delay of the Borrower with respect to payments which are due, from the date of the delay, interest at such rate as may be asserted as a claim for compensatory damages against the Borrower shall be deemed included within and covered by the guaranty. The amount of the claim for compensatory damages shall be limited to the base interest rate from time to time in effect pursuant to § 1 German Discount Rate Transitional Act [Diskontsatz-Überleitungsgesetz], plus 3 percent per annum, except where a greater claim for compensation is proven in the event of loss. Nevertheless, in no event may the agreed standard interest rate approved by the Bund/Land be exceeded.

The guaranty is not deemed to cover other default damages, including acceleration (prepayment) fees, compounded interest, deferral interest, interest on commissions, penalty interest, overdraft interest, processing fees and auditing charges, and such claims may not be indirectly included in the deficiency calculation provided to the Bund/Land.

VI. Deficiency
14.
A deficiency will be deemed to have arisen on the guaranty-backed credit, if and to the extent the inability of the Borrower to make payments is proven by its cessation of payments, the commencement of insolvency proceedings, the provision of an affirmation in lieu of an oath [eidesstattliche Versicherung] pursuant to § 807 German Code of Civil Procedure [Zivilprozessordnung] or in some other manner, and significant proceeds from the realization of the loan collateral or realization of other assets of the Borrower are not anticipated or no longer anticipated. In addition, on the side of the German Federal Government, the deficiency must be the subject of a determination by the inter-ministerial guarantee committee [interministerieller Bürgschaftsausschuss] and on the side of the Länder by the relevant guarantee committees of the Land [Landesbürgschaftsausschüsse] or the respective inter-ministerial guarantee committee [interministerieller Bürgschaftsausschuss].

15.
Even if the conditions precedent of para. 14 have not been met, a deficiency in the amount of the entire, still outstanding or still uncollected loan receivable (inclusive of interest and other costs) shall be deemed to have arisen where, within twelve months following written demand for payment (made after such payment has fallen due), an amount of principal or interest which has fallen due has not been paid. However, the residual receivable under the credit must be due and payable for at least six months. The Lender shall continue to undertake efforts to collect the receivable or to collect on it by forced execution, exercising the care of a reasonable merchant, and shall, where appropriate, realize on the collateral and report to the Bund/Land with respect thereto. This obligation shall be deemed suspended for as long as the Bund/Land fails to issue reasonable instructions under the circumstances, which the Lender has requested for this purpose. In addition, the pursuit of compulsory measures of execution against the Borrower shall require the Bund/Land’s prior consent.

16.	The Lender shall prepare a preliminary accounting statement of the deficiency upon request of the Bund/Land.
17.	The Bund/Land shall be entitled
a)
to make partial payments against its tentatively payable guaranty obligation, and if, following the making of partial payments, the receipt of collateral proceeds results in an over-payment against the guarantor’s liability, then the amounts in question shall be refunded to the Bund/Land. Such amounts shall bear interest at a rate of 3% over the respective base interest rate under the German Civil Code from the date of the over-payment;

b)
to perform its guarantee obligations by making interest and principal payments on the due dates provided under the credit agreement for proper loan repayment instead of doing so in a single amount, subject to the proviso, however, that the Bund/Land’s first payment must be made upon determination of the deficiency pursuant to paras. 14 and 15 hereof.

VII. Audit Rights
18.
The Lender shall impose an obligation on the Borrower to submit at any time to an audit by the Bund/Land or its agent to investigate whether utilization of the guaranty may be required or the conditions precedent to such utilization are met or have been met. The Lender shall furthermore impose an obligation on the Borrower to provide such information to the Bund/Land as they shall request in connection with the guaranty.

19.
The foregoing rights of audit and information shall also apply with respect to the Lender, but only with respect to such documents as pertain to the guaranty-backed credit. The Lender shall impose an obligation on the Borrower to relieve it from any duty of non-disclosure vis-à-vis the aforementioned offices.

20.	The respective panel of auditors [Rechnungshöfe] shall be entitled to exercise rights of audit and information under their respective financial regulations.
VIII. Costs of Audit and Fees for Guarantee
21.
In the credit agreement, the Lender shall impose an obligation on the Borrower to pay guaranty fees to the Bund/Land pursuant to section B. of the “Notes”, with which Lender and Borrower are familiar, as well as to bear the costs of an audit under paras. 18 and 19.

IX. Agents of the Bund/ Länder
22.
PricewaterhouseCoopers AG, Wirtschaftsprüfungsgesellschaft, Berlin, has been engaged by the Bund and the German Federal States of Brandenburg, Mecklenburg-Vorpommern, Niedersachsen, Nordrhein-Westfalen, Sachsen, Sachsen-Anhalt and Thüringen to manage and administer the Federal/State guarantees and is authorized to deliver and to receive all such declarations on behalf of the Bund and the Länder as related thereto, to the extent they are not reserved to the Office Administering the Federal Debt / the offices administering the debt of those Länder [Bundes-/Landes-Schuldenverwaltung]. The other Federal States shall represent themselves or shall be represented by such mandataries as they shall appoint.

X. Place of Performance and Jurisdiction and Venue
23.	The place of performance is Berlin; jurisdiction and venue shall lie with the courts of Berlin.

SCHEDULE 7
PART III
ITEM B OF THE INSTRUCTIONS FOR APPLYING FOR FEDERAL LOAN
GUARANTIES IN CONNECTION WITH PARALLEL STATE GUARANTIES
B. COSTS FOR ISSUING THE GUARANTIES
In exchange for issuing a guaranty, an application fee (I), an issuance fee (II) and a guaranty fee (III) will be charged to the applicant/borrower pursuant to the following terms and conditions:
I. Application fee
In cases involving the application for a federal loan guaranty in connection with a state guaranty from the German Federal States of Brandenburg, Mecklenburg-Vorpommern, Saxony, Saxony-Anhalt, Thuringia or Berlin (“New Federal States”) pursuant to these instructions, a one-time application fee in the amount of 0.5 per cent of the guaranty under application (but not more than EURO 25,000.00) will be due and payable at the time the application is filed.
When applying for the federal loan guaranty in connection with a parallel state guaranty from one of the German Federal States not mentioned above (“Old Federal States”), an application fee in the amount of 0.5 per cent of the guaranty under application (but not more than EURO 25,000.00) will be due and payable for the federal loan guaranty application. At the same time, another application fee will be due and payable in an amount to be determined by the respective Federal State.
II. Issuance fee
The Borrower must pay an issuance fee [Aushändigungsentgelt] for the guaranties from the time that the Federal/State Guarantor Decision is handed down (commitment letter) until the time the guaranty instrument or deed [Bürgschaftsurkunde] is issued.
At the time that the Federal/State Guarantor Decision is handed down, an amount of 0.5% of the highest guaranty amount will be payable. On the immediately following 1 April and 1 October of each given year, 0.5% of the highest guaranty amount relating to the principal must be paid for each half-year period commencing on those dates.
III. Guaranty fee
The Borrower must pay a guaranty fee for the guaranties from the time that the guaranty instrument or deed is issued and for the period of the guaranty’s term. For parallel state guaranties, the guaranty fee will generally be 0.5% of the guaranty amount that exists or that has been approved as of those dates and such fee will be due on or before 1 April and 1 October of each year (half-year fee period), unless European rules require the imposition of higher fees. In certain groups of cases (inter alia, companies facing difficulties), the guarantor reserves the right to stipulate higher fees.
Different European rules could apply specifically with respect to guaranties that are granted on the basis of so-called “Befristeten Regelung Bürgschaften” (Guarantee scheme under Temporary Framework), “Bundesregelung Kleinbeihilfen” (Federal Framework — limited amounts of comparable aid) as well as the “De-Minimus-Regelung” (Framework of de minimis aid) as well as the General Block Exemption Regulation. The guaranty fees in those cases are based on the relevant EU Commission “safe-harbour premiums” that are stipulated in the relevant rules or frameworks or under the approved methods for calculating the value of aid in N 197/2007, N 541/2007 and N 762/2007. Regarding the documentation requirements, see Schedule V or the detailed information in the testing matrix [Prüfraster] (see p. 1).

From the date that the guaranty instrument or deed is issued and on the immediately following 1 April and 1 October of each given year, generally 0.5% (or one-half of the percentage fee applicable under the requirements of the government aid laws) of the guaranty sums that exist or have been approved as of those dates (highest liability amount for the principal as set forth in the guaranty instrument less any repayments of principal made, plus any owed and unpaid interest; for usable revolving guaranties/partial guaranty amounts, any temporary loan repayments will not be deemed repayments of principal) for each half-year commencing on those dates; and any issuance fee that had been previously paid will be credited against the guaranty fee which may still be owed in the same half-year fee period.
If, as part of the agreement, the guaranteed loan is divided and securitised into several tranches relating to different half-year fee periods, then upon a well-founded request, tranche-based fee arrangements may be established on a case-by-case basis. The Federal government and the relevant Federal State would thereupon reserve the right to charge a processing or administrative fee in accordance with the application fee rules, in the event that there are significant changes to a guaranty that had been previously approved but not yet securitized.
With respect to the guaranties issued by the Federal government and by the Federal States of North Rhine-Westphalia, Lower Saxony, Brandenburg, Mecklenburg Vorpommern, Saxony, Saxony Anhalt and Thuringia, the application fee as well as the administrative or processing fee for significant changes to a guaranty, which had been previously approved but not yet securitized, and the ongoing fees must be paid by wire transfer to PricewaterhouseCoopers AG, Düsseldorf, and specifically to its escrow account under the name “Federal Ministry of Finance”, account number 3 015 112, which is held at WestLB AG, Düsseldorf (bank routing code 300 500 00) and the transfer order must include the guaranty number. For guaranties issued by other Federal States, for which PricewaterhouseCoopers AG does not act as mandatary, the fees owed must be remitted to the relevant mandatary or to the accounts designated by the Federal States. Under the parallel state guaranties, the foregoing rules regarding the ongoing fees will apply uniformly to the guaranties issued by the Federal government and to the state guarantees of all Federal States5.

5	Exceptions apply to coastal Federal States in the sector of shipbuilding finance.

SCHEDULE 8 —MANDATORY COSTS
PROCEDURE FOR CALCULATING MANDATORY COSTS
1.
Mandatory Costs are charged in addition to interest in order to compensate the Lenders for the costs they incur by complying with (a) the requirements of the Bank of England and/or of the British “Financial Services Authority” (and/or any other office assuming the role of one of these authorities, either in whole or in part) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter), the Facility Agent shall calculate a percentage (the Additional Cost Rate) for each Lender pursuant to the provisions set forth hereinafter. The Facility Agent calculates the Mandatory Costs as a weighted average of the Additional Cost Rates of the Lenders (prorated by the percentage basis of each Lender’s participation in the Loan in question), expressed as an annual percentage rate.

3.
The Additional Cost Rate for a Lender, which disburses its loan via a Facility Office of a Participating Member State, is such percentage rate that the Lender communicates to the Facility Agent. In its communication to the Facility Agent, that Lender shall confirm that percentage rate (expressed as a percentage of that Lender’s participation in all of the Loans disbursed by that Facility Office) to be a reasonable assessment of the costs it incurs as a result of having to comply with the minimum reserve requirements of the European Central Bank in respect of loans from that Facility Office.

4.	The Facility Agent calculates the Additional Cost Rate for each Lender which provides Loans from a Facility Office in the United Kingdom as follows.
(a)	for loans disbursed in GBP:
(b)	for loans disbursed in currencies other than GBP:
It should be noted that:
A
is the percentage of the Eligible Liabilities (provided that they exceed a stipulated minimum) which that Lender must maintain on a temporary basis as a non-interest-bearing credit balance with the Bank of England in order to satisfy cash ratio requirements.

B
is the percentage interest rate (exclusive of Margin and Mandatory Costs and, where the loan is an amount which has not yet been paid, the additional interest rate referenced in paragraph a) of subsection 8.2 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage rate of the Eligible Liabilities, which that Lender must, in certain cases, maintain on a temporary basis as interest-bearing Special Deposits with the Bank of England.
D	is the annual percentage rate payable by the Bank of England to the Facility Agent on interest-bearing Special Deposits.
E
is intended to compensate the Lender for amounts payable under the Fee rules, which the Facility Agent calculates as the average of the most current fees submitted to it by the Reference Banks pursuant to paragraph 7 below and expresses in GBP per £1,000,000.

5.	In connection with this schedule, the following shall apply:
(a)	Eligible Liabilities and Special Deposits shall have the meanings attributed to each of these terms under the Bank of England Act 1998 / by the Bank of England;
(b)	Fees rules means the rules contained in the Financial Services Authority Fees Manual or any other statutes and rules which may be applicable and which govern fees for the receipt of deposits;
(c)
Fee Tariffs refer to the tariffs set forth in the Fees Rules under group “A.1 Deposit Acceptors” (it should be noted that minimum fees or fees set at zero are not taken into account, but any applicable discounts are);

(d)	Tariff Base has the meaning set forth in the Fees rules and is calculated in accordance with the rules set forth therein;
(e)
Participating Member State refers to a Member State of the European Community which is introducing or has introduced the euro as its statutory currency in accordance with the laws of the European Union with respect to economic and currency union.

6.
In applying the formulas set forth above, A, B, C and D are expressed as percentages (i.e., 5 percent is inserted as “5” in the formula and not as 0.05). If subtracting B-D gives rise to a negative difference, then 0 is inserted as the result. The results of the calculation are rounded to four decimal places.

7.
As soon as possible following publication by the Financial Service Authority, upon request of the Facility Agent, each Reference Bank shall communicate the rate payable to the Financial Services Authority by the relevant Reference Bank under the Fees rules for the relevant fiscal year. The rate shall be expressed in GBP per £1,000,000 of the Fee Basis of that Reference Bank.

8.
Each Lender shall provide all such details as the Facility Agent shall request for purposes of calculating the Additional Cost Rate. In particular, each Lender shall provide the following information no later than on the date on which it becomes a Lender:

(a)	the legal jurisdiction in which its Facility Office is located; and
(b)	all other details which the Facility Agent may reasonably request for this purpose.
Each Lender shall inform the Facility Agent immediately with respect to any changes of the details provided on the basis of this paragraph.
9.
The Facility Agent shall calculate the percentage rates of each Lender to be inserted as A and C in the formula and the fee rates of each Reference Bank for purposes of E, on the basis of the information provided to it pursuant to paras. 7 and 8, and on the assumption that, unless a Lender has informed the Facility Agent to the contrary, the Lender‘s obligations in respect of minimum reserve deposits and Special Deposits comport with those for a typical bank from its jurisdiction, the Facility Office of which is located within the same legal jurisdiction as the Facility Office of the Lender in question.

10.
The Facility Agent assumes no liability whatsoever for any over- or under-compensation to which any such calculation of the Additional Cost Rate for a Lender may give rise, and the Facility Agent is entitled to assume that the information provided by any Lender or any Reference Bank under paras. 3, 7 and 8 are correct in every respect.

11.
On the basis of the information supplied by each Lender and each Reference Bank pursuant to paras. 3, 7 and 8 hereof, the Facility Agent shall distribute the additional amounts it collects as a result of the Mandatory Costs incurred by the Lenders in accordance with the Additional Cost Rate for each Lender.

12.
The Facility Agent’s determinations in connection with this schedule with respect to any formula, Mandatory Costs, any Additional Cost Rate or any amount payable by a Lender shall, in the absence of manifest error, be deemed final and binding on all Parties to this Agreement.

13.
Following prior consultation with the Borrower and Lenders, the Facility Agent may from time to time make such adaptations or amendments to this schedule as are necessary to comply with any changes of statute or regulations or of the requirements of the Bank of England, the Financial Services Authority or the European Central Bank (or of any other office assuming all or some of the roles of the foregoing) and communicate the same to all of the Parties. All such determinations shall, in the absence of manifest error, be deemed final and binding on all of the Parties to this Agreement.

SCHEDULE 9
FORM OF GUARANTY

SIGNATURES
The Borrower
FIRST SOLAR MANUFACTURING GmbH

Executed by:	/s/ David Brady

Name of
signatories in
block letters:	David Brady

Address:	First Solar Manufacturing GmbH
Mr. Burghard von Westerholt
Marie-Curie-Strasse 3
15236 Frankfurt (Oder)

With copies sent to:	First Solar GmbH
Ms. Anja Lange
Rheinstr. 4B
55116 Mainz

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The Arranger:
COMMERZBANK AKTIENGESELLSCHAFT

Executed by:	/s/ Raoul Hessling	/s/ Tatiana Novikova

Name of
signatories in
block letters:	Raoul Hessling	Tatiana Novikova

Address:	Commerzbank Aktiengesellschaft
Kaiserplatz
60311 Frankfurt am Main

Tel. +49 6913642157
Fax. +49 69136629556
Email: Tatiana.Novikova@Commerzbank.com

- ii -

The Facility Agent
COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH

Executed by:	/s/ Marcus Goegler	/s/ Jőrn Tschentscher

Name of
signatories in
block letters:	Marcus Goegler Jőrn Tschentscher

Address:	Commerzbank Aktiengesellschaft, Luxembourg Branch
Agency Department
25, Rue Edward Streichen
L-2540 Luxembourg

Tel. + 352 477 911 3108/3110/3112
Fax. + 352 477 911-3905
Email: joern.tschentscher@commerzbank.com
agency@commerzbank.com
The Security Agent
COMMERZBANK AKTIENGESELLSCHAFT, LUXEMBOURG BRANCH

Executed by:	/s/ Marcus Goegler	/s/ Jőrn Tschentscher

Name of
signatories in
block letters:	Marcus Goegler	Jőrn Tschentscher

Address:	Commerzbank Aktiengesellschaft, Luxembourg Branch
Security Agencies Luxembourg
25, Rue Edward Steichen
L-2540 Luxembourg

Tel. +352 477 911 3108/3110/3112
Fax: +352 477 911-3905

Email: SecurityAgenciesLux@commerzbank.com

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The Original Lenders
COMMERZBANK AKTIENGESELLSCHAFT

Executed by:	/s/ Ruthenberg	/s/ Junior

Name of
signatories in
block letters:	Ruthenberg	Junior
The Lender hereby confirms that it is not able to release the Agents from the self-dealing limitations of § 181 of the German Civil Code.
SACHSEN BANK

Executed by:	/s/ B. Schneider	/s/ B. Obermayer

Name of
signatories in
block letters:	Beate Schneider	Barbara Obermayer

Address:	Sachsen Bank (dependent institution of Landesbank Baden-Württemberg)
Humboldtstraße 25
04105 Leipzig

Tel. +49 341220-38542 341 220-39111
Fax: +49 341220-38519 341 220-6639111

	Email: beate.schneider@sachsenbank.de	Barbara.obermayer@lbbw.de
The Lender hereby confirms that it is not able to release the Agents from the self-dealing limitations of § 181 of the German Civil Code.

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NORDDEUTSCHE LANDESBANK — GIROZENTRALE

Executed by:	/s/ Hellwig	/s/ Raab

Name of
signatories in
block letters:	Hellwig	Raab

Address:	Norddeutsche Landesbank — Girozentrale
Friedrichswall 10
30159 Hannover

Tel. +49
Fax: +49
Email:
The Lender hereby confirms that it is not able to release the Agents from the self-dealing limitations of § 181 of the German Civil Code.

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